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                                                                                                                   File No. 69-333









                                                    SECURITIES AND EXCHANGE COMMISSION

                                                          Washington, D.C. 20549





                                                               FORM U-3A-2





                                          STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION UNDER

                                          RULE U-3A-2 FROM THE PROVISIONS OF THE PUBLIC UTILITY

                                                       HOLDING COMPANY ACT OF 1935





                                             _______________________________________________



                                                  TO BE FILED ANNUALLY PRIOR TO MARCH 1

                                             _______________________________________________







                                                          CMS ENERGY CORPORATION

                                                            (Name of Company)





        hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:













        February 28, 2002

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        1.        Name, state of organization,  location and nature of business of claimant and every  subsidiary  thereof,  other than any exempt  wholesale  generator  (EWG) or foreign  utility  company (FUCO) in which  claimant  directly or indirectly holds an interest.

        Claimant has listed EWGs, identified by an asterisk (*) and FUCOs, identified by double asterisk (**) in order to maintain the continuity of the organizational chart.

        For the purpose of this filing CMS Energy will  address the  information  requested in section 1 under the headings of CMS
        Energy  Corporation,  CMS Enterprises  Company and Consumers Energy Company.  As CMS Energy discusses in detail below, CMS
        Energy  Corporation  is the parent  company for CMS  Enterprises  Company and  Consumers  Energy  Company.  All  ownership interests are 100% unless indicated parenthetically to the contrary.

        A.                                                    CMS ENERGY CORPORATION

        Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

        CMS Energy  Corporation ("CMS Energy") was duly  incorporated  under the laws of the state of Michigan in 1987. CMS Energy is a $13 billion (sales) energy company with subsidiaries engaged in electric utility operations,  gas utility operations, oil and gas  exploration and  production,  the  acquisition,  development  and operation of independent  power  production facilities, energy marketing and trading and the transportation, storage and marketing of natural gas.

        The name, state of organization and nature of business of CMS Energy's direct subsidiaries are described below:

        1.        CMS Enterprises Company

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS  Enterprises  Company  is a  Michigan  corporation  that  owns  subsidiaries  engaged  in  the  development, acquisition and management of energy-related businesses and projects worldwide.

        2.        Consumers Energy Company

                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  Consumers  Energy  Company  is a  Michigan  corporation  engaged  in  the  generation,  purchase,  transmission, distribution  and sale of electricity,  and in the purchase,  storage,  transmission,  distribution  and sale of natural gas in the lower peninsula of the state of Michigan.
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                                                        B. CMS ENTERPRISES COMPANY

        Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

        The name, state of organization and nature of business of each subsidiary and their subsidiaries are described below:

        1.        CMS Capital, L.L.C.

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS  Capital,  L.L.C.  is a Michigan  limited  liability  company  formed to assist in  securing  for CMS Energy
                  Corporation and its subsidiaries and affiliates.

                  1.1         CMS Capital Financial Services, Inc.

                              Address:    Fairlane    Plaza   South,    Suite   1100,    330   Town   Center   Drive,    Dearborn,
                              Michigan 48126

                             CMS Capital  Financial  Services,  Inc. is a Michigan  corporation  engaged in the business of making loans to homeowners and small businesses for energy-related goods or services.

                             1.1.1        First Utility Finance, Inc., a Michigan corporation.

                  1.2        EnerBank U.S.A.

                             Address:  1245 East Brickyard Road, Suite 100, Salt Lake City, Utah 84106

                             EnerBank U.S.A. is a Utah corporation  formed to be an Industrial Loan  Corporation  licensed in Utah and insured by the Federal Deposit Insurance Corporation.

        2.        CMS Comercializadora de Energia S.A. (98.52%)

                  Address:  Avenida Roque Saenz Pena 1116, 9th Floor, Buenos Aires, Argentina

                  CMS  Comercializadora  de Energia S.A. is an Argentine company engaged in gas and electric marketing  operations in Argentina.

        3.        *CMS Distributed Power, L.L.C.

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS Distributed Power,  L.L.C. is a Michigan limited liability company formed for the purpose of aggregating the output from multiple generators to have power available on demand.
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        4.        CMS Electric and Gas Company

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS Electric and Gas Company is a Michigan  corporation  involved in purchasing,  investing in and operating gas and electric distribution systems worldwide.

                  4.1        CMS Comercializadora de Energia Ltda (99.99%)

                             Address:  Praia de Botafogo, 440-16 andar, Rio de Janeiro, RJ-Brazil

                             CMS  Comercializadora  de  Energia  Ltda is a  Brazilian  corporation  formed  in Brazil  for  energy marketing services.

                  4.2        CMS Distribuidora, Ltda. (99.99%)

                             Address:  Av Rio Branco 85, 8th Floor, Rio de Janeiro, Brazil

                             CMS  Distribuidora,  Ltda. is a Brazilian  corporation  formed as controller  of the  investments  in
                             Brazil concerning distribution of energy.

                             4.1        CMS Participacoes Ltda., a Brazilian corporation (99.99%)
                                        4.1.1        **Companhia  Paulista de Energia  Eletrica  (CPEE),  a Brazilian  corporation
                                                     (93.86%)
                                                     4.1.1.1        Agropecuaria Turvinho Ltda., a Brazilian corporation (99%)
                                                     4.1.1.2        **Companhia  Sul  Paulista  de  Energia   Eletrica  (CSPE),  a
                                                                    Brazilian corporation (88.63%)
                                                                    4.1.1.2.1        **Companhia Jaguari de Energia S.A. (CJE), a
                                                                                     Brazilian corporation
                                                                                     4.2.1.1.2.1.1   **Companhia   Luz   e   Forca
                                                                                          decoco       S.A.        (CLFM),       a
                                                                                          Brazilian corporation
                                                                                     4.4.1.1.2.1.2        CPEE        Equipamentos
                                                                                     Eletricos e Servicos Ltda.  (CPEEE) (99.86%),
                                                                                     a Brazilian corporation
                                                     4.4.1.1.3      Paulista Lajeado (7%)

                  4.3        CMS Electric and Gas Moldova, L.L.C.

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, MI 48126

                             CMS Electric and Gas Moldova,  L.L.C is a Michigan limited  liability  company formed for the purpose of providing  organization,  administrative and consulting  services in Moldova on a non-profit basis under an agreement  executed with the United States Agency for  International  Development to provide advice and assistance for improvements in energy system operations in Moldova.
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                  4.4        CMS Empreendimentos Ltda (99.99%)

                             Address:  Praia de Botafogo 440 - 16 andar, 22250.040, Rio de Janeiro RJ, Brazil

                             CMS Empreendimentos Ltda is a Brazilian company established as the Rio de Janeiro Office in Brazil.

                  4.5        CMS Netherlands Funding Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS  Netherlands  Funding  Company  is a Michigan  corporation  formed as a holding  company  for CMS
                             Electric and Gas Company's international interests.

                             4.5.1        Notera Holding B.V., a Netherlands company

                  4.6        CMS Venezuela, S.A.

                             Address:  Calle Ppal Sector San  Lorenzo,  Edificio  Seneca - Pampatar - 6316,  Edo.  Nueva  Esparta,
                             Venezuela

                             CMS  Venezuela,  S.A. is a Venezuelan  company formed to operate  Sistema  Electrico del Estado Nueva
                             Esparta C.A. (SENECA).

                             4.6.1    Sistema Electrico del Estado Nueva Esparta C.A. (SENECA) (52.37%) a Venezuela   corporation.

                  4.7        ENELMAR, S.A. (100%)

                             Address:  Calle Ppal.  Sector San Lorenzo,  Edificio  Seneca - Pampatar - 6316,  Edo.  Nueva Esparta,
                             Venezuela

                             ENELMAR,  S.A. is a Venezuelan  company formed to hold CMS Electric and Gas Company's interest in the privatized electric system of the state of Nueva Esparta.

                             4.7.1        **Sistema  Electrico  del Estado Nueva  Esparta  C.A.  (SENECA)  (33.34%),  a Venezuelan
                                          corporation.

        5.        CMS Energy Asia Private Limited (Singapore)

                  Address:   80 Raffles Place #26-20, UOB Plaza 2, Singapore 04862

                  CMS Energy Asia Private Limited is a Singapore  corporation involved in the development of electrical generation and distribution opportunities,  gas transmission,  storage and distribution  opportunities,  electrical and gas marketing opportunities and oil and gas exploration and development opportunities in Asia and the Pacific Rim.
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                  5.1        Batam Energy (S) Pte. Ltd. (50%)

                             Address:  Shook Lin & Bok, 1 Robinson Road, #19-01 AIA Tower, Singapore 048542, Singapore

                             Batam  Energy(S)  Pte.  Ltd.  is  a  Singapore  corporation  formed  for  development,  construction, financing,  ownership  and  operation of an  approximately  650 MW  combined-cycle  power plant to be located  in  Batam,  Indonesia,  including  the 2 x 230 kV  submarine  cables  connecting  Batam  and
                             Singapore.  P.T. Batam Energi Indonesia Company is the Project Company.

                  5.2        CMS Energy India Pte Ltd (India) (99%)

                             Address: Units 203 & 204, Capital Towers, 180, Nungambakkam High Road,  Kodambakkan,  Chennai 600 034
                             India

                             CMS Energy India Private Limited is an Indian company formed to pursue  development  opportunities in
                             India.

        6.        CMS Energy South America Company (CESA)

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS Energy  South  America  Company is a Cayman  Islands  Company  formed to provide  for  consolidation  of the development expenses and activity in Argentina and Brazil.

                  6.1        CMS Enterprises Development Company S.A. (CEDC) (99.99%)

                             Address:  Edificio  Torre  Catalinas  Plaza,  Ing.  Enrique  Butty 220,  8 Piso (Av.  E. Madero Alt.
                             800/900) (1300) Buenos Aires, Argentina

                             CMS  Enterprises  Development  Company S.A. is an Argentine  company formed to handle the development work in Argentina.

        7.        CMS Energy Technology Company

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS Energy  Technology  Company is a  Michigan  corporation  formed  for the  purpose of  networked  distributed generation.

        8.        CMS Energy UK Limited

                  Address:  43-45 Portman Square, 4th Floor, London, England W1HOAB

                  CMS  Energy  UK  Limited  is an  United  Kingdom  limited  liability  company  involved  in the  development  of energy-related businesses and projects in Europe, Africa and the Middle East.

        9.        CMS Enterprises Development, L.L.C.

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS  Enterprises  Development,  L.L.C.  is a  Michigan  limited  liability  company  formed to invest in various projects, including but not limited to, a zirconium recovery project.
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        10.       CMS Enterprises Holding Company S.A. (99%)

                  Address:  Edificio Torre Catalinas Plaza,  Ing.  Enrique Butty 220, 8 Piso (Av. E. Madero Alt.  800/900) (1300)
                  Buenos Aires, Argentina

                  CMS Enterprises Holding Company S. A. is an Argentine holding corporation.

        11.       CMS Gas Transmission Company

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS Gas Transmission  Company is a Michigan  corporation  organized to engage in the  transmission,  storage and processing of natural gas.

                  11.1       Atlantic Methanol Capital Company (50%)

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Atlantic  Methanol  Capital  Company is a Cayman  Islands  company  formed to assist in the financing relating to the Equatorial Guinea methanol plant.

                             11.1.1       CMS Methanol Company, a Cayman Islands company

                  11.2       CMS Antrim Gas LLC

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Antrim Gas LLC is a  Michigan  limited  liability  company  formed for the  purpose of owning and operating the central carbon dioxide removal plant in Otsego County, Michigan.

                  11.3       CMS Bay Area Pipeline, LLC

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, MI 48126

                             A Michigan limited liability company involved in natural gas transportation.

                  11.4       CMS Field Services, Inc.

                             Address:  Boulder Towers, 1437 South Boulder, Suite 1250, Tulsa, Oklahoma 74119

                             CMS Field Services,  Inc. is a Michigan  corporation,  formerly known as CMS Continental Natural Gas,
                             Inc., involved in the transmission and distribution of natural gas.

                             11.4.1       Bighorn Gas Gathering, L.L.C. (50%), a Delaware limited liability company
                             11.4.2       Bradshaw Energy, L.L.C. (97.5%), an Oklahoma limited liability company
                             11.4.3       Choctaw Thrust Gas Gathering System (33.33%)
                             11.4.4       CMS Cherokee Gas Processing, L.L.C., an Oklahoma limited liability company
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                             11.4.5       CMS Field Services Holdings Company, Oklahoma corporation
                                          11.4.5.1          CMS Taurus Field Services, L.P. (1%)
                                          11.4.5.2          Bighorn Gas Gathering, L.L.C. (1%)
                             11.4.6       CMS Gas Processing, L.L.C., an Oklahoma limited liability company
                             11.4.7       CMS Gulf Coast Field Services, L.L.C., a Michigan limited liability company
                             11.4.8       CMS Hydrocarbon, L.L.C., an Oklahoma limited liability company
                             11.4.9       CMS Laverne Gas Processing, L.L.C., an Oklahoma limited liability company
                             11.4.10      CMS Natural Gas Gathering, L.L.C., an Oklahoma limited liability company
                             11.4.11      CMS Oklahoma Natural Gas Gathering, L.L.C., an Oklahoma limited liability company
                             11.4.12      CMS Pipeline Company, L.L.C., an Oklahoma limited liability company
                             11.4.13      CMS Taurus Holdings Company, L.L.C. an Oklahoma limited liability company
                                          11.4.13.1         CMS Taurus Field Services, L.P. (99%)
                             11.4.14      Fort Union Gas Gathering, L.L.C. (33.33%), a Delaware limited liability company
                             11.4.15      CBC/Leon Limited Partnership (89%), an Oklahoma limited partnership
                                          11.4.15.1        Bright Star Partnership (4.57%)
                             11.4.16      Leon Limited Partnership (50%), an Oklahoma limited partnership
                                          11.4.16.1        Bright Star Partnership (5.43%)

                  11.5       CMS Gas Argentina Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Gas Argentina  Company is a Cayman Islands company with an equity interest in  Transportadora  de
                             Gas del Norte S.A., an Argentine  company,  which provides natural gas  transmission  services to the northern and central parts of Argentina.

                             11.5.1       Transportadora de Gas del Norte S.A. (TGN) (29.4%)
                                          Transportadora de Gas del Norte S.A. is an Argentina corporation.

                  11.6       CMS Gas Offshore Investment Ltd.

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, MI 48126

                             CMS Gas Offshore Investment Ltd. is a Cayman Islands  corporation formed for financing,  procurement, rehabilitation,  upgrading,  extension,  ownership,  operation  and  maintenance  of  existing  power generation and sea water desalination project at the Taweelah complex in Abu Dhabi.

                  11.7       CMS Grands Lacs LLC

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Grands Lacs LLC is a Michigan  limited  liability  company  that owns and  operates  transmission lines in Michigan.
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                  11.8       CMS Jackson Pipeline Company

                             Address:  Fairlane Plaza South, Suite 1040, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Jackson Pipeline Company is a Michigan  corporation  involved as a 75% General Partner in Jackson
                             Pipeline Company, a Michigan general partnership.

                  11.9       CMS Marysville Gas Liquids Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Marysville Gas Liquids Company is a Michigan  corporation  that holds 100% interest in Marysville
                             Fractionation Partnership and 51% interest in St.Clair Underground Storage Partnership.

                  11.10      CMS Saginaw Bay Lateral Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Saginaw  Bay  Lateral  Company is a Michigan  corporation  formerly a 33% Limited  Partner in the
                             Saginaw Bay Lateral Limited Partnership, a Michigan limited partnership.

                  11.11      Nitrotec Corporation (50%)

                             Address:  1021 Main Street, Suite 2800, Houston, Texas 77002

                             Nitrotec  Corporation is a Delaware  corporation  formed to invest in plants that extract helium from natural gas.

                  11.12      Otsego EOR LLC (25%)

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Otsego EOR LLC is a Michigan limited  liability  company formed as an enhanced  oil-recovery  project consisting of three oil reservoirs and pipeline and compression  facilities located in Otsego County,
                             Michigan.

                  11.13      Panhandle Eastern Pipe Line Company

                             Address:  5444 Westheimer Court, Houston, TX 77056-5310

                             Panhandle Eastern Pipe Line Company is a Delaware  corporation formed for the transmission of natural gas.

                             11.13.1      CMS Panhandle Eastern Resources, LLC., a Delaware corporation
                             11.13.2      CMS Panhandle Storage Company, a Delaware corporation
                             11.13.3      CMS Pan Gas Storage Company, LLC a Delaware limited liability company
                             11.13.4      Trunkline Field Services Company, a Delaware corporation
                                          11.13.4.1        CMS Trunkline Gas Resources, Inc., a Delaware limited liability company
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                             11.13.5      CMS Panhandle Holdings, LLC, a Delaware limited liability company
                                          11.13.5.1        *CMS  Panhandle  Lake  Charles  Generation  Company,  LLC,  a  Delaware
                                                           limited liability
                                          11.13.5.2        CMS Trunkline LNG Company, LLC, a Delaware limited liability company
                                          11.13.5.3        Centennial  Pipeline,  L.L.C.  (33.33%),  a Delaware limited  liability company
                                          11.13.5.4        CMS Trunkline Gas Company, LLC, a Delaware limited liability company
                                                           11.13.5.5.1     CMS Trunkline Deepwater Pipeline Company, a Delaware
                                                                           limited liability company
                                                                               11.13.5.5.1.1       Sea Robin Pipeline Company
                                                                                                   (50%)
                                          11.13.5.5        Guardian Pipeline, L.L.C. (33.33%)

                  11.14      TriState Pipeline, L.L.C
                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             TriState  Pipeline,  L.L.C.  is a  Michigan  limited  liability  company  originally  formed  to hold interests in the TriState Pipeline.

                  11.15      Western Australia Gas Transmission Company I

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Western  Australia  Gas  Transmission  Company  I is a  Cayman  Islands  corporation  formed  to hold interests in a natural gas pipeline project in Australia and the Atacama Project in Chile.

                             11.15.1      CMS Gas Transmission del Sur Company, a Cayman Islands corporation
                                          11.15.1.1      Atacama Finance Co. (50%)
                                          11.15.1.2      CMS Atacama Company
                                          11.15.1.3      Compania  de  Inversiones  CMS  Energy-Chile  Limitada  (60%),  a Chilean
                                                         company
                                              11.15.1.3.1       Administradora Proyecto Atacama S.A. (50%)
                                              11.15.1.3.2       Gasoducto Atacama Compania Ltda (50%)
                                                   11.15.1.3.2.1       Gasoducto Taltal Limitada  (99%)
                                                   11.15.1.3.2.2       Progas S.A. (99.99%)
                                              11.15.1.3.3       Noroeste Pacifico Generacion de Energia Limitada (NOPEL) (50%)
                                                   11.15.1.3.3.1       CDEC-SING (14.29%)
                                                   11.15.1.3.3.2       Empresa de Transmision Electrica Transemel SA (40%)
                                          11.15.1.4      Energex Co. (30%)
                                          11.15.1.5      Gasoducto Cuenca Noroeste Limitada (30%)
                                              11.15.1.5.1       Gasoducto Cuenca Noroeste Limitada Argentine Branch
                                              11.15.1.5.2       Gasoducto Taltal Limitada (1%)
                             11.15.2      CMS Gas Transmission of Australia Holding Company, a Cayman Islands corporation
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                                          11.15.2.1      CMS Gas Transmission of Australia, a Cayman Islands corporation
                             11.15.3      CMS International Financial Services Company, a Cayman Islands corporation
                             11.15.4      CMS Luxembourg SARL, a Luxemburg corporation
                                          11.15.4.1      Valandrid B.V. a Netherlands corporation
                                              11.15.4.1.1       CMS Goldfields Gas Transmission Australia Pty. Ltd., a Australian
                                                                corporation
                                                   11.15.4.1.1.1       SCP Investments (No. 1) PTY. LTD (45%)
                                                       11.15.4.1.1.1.1       SCP Investments (No. 2) PTY. LTD
                                                            11.15.4.1.1.1.1.1       Southern Cross Pipelines Australia PTY. LTD.
                                                                11.15.4.1.1.1.1.1.1     Goldfields Gas Transmission Joint Venture
                                                                                        (66.664%)
                                                                    11.15.4.1.1.1.1.1.1.1.     Goldfields Gas Trans-mission PTY.
                                                                                               LTD
                                                       11.15.4.1.1.1.2       SCP Investments (No 3) PTY. LTD
                                                            11.15.4.1.1.1.2.1       Southern Cross Pipelines (NPL) Australia PTY.
                                                                                    LTD.
                                                                11.15.4.1.1.1.2.1.1       Goldfields Gas Transmission Joint
                                                                                          Venture (25.5%)
                                                                    11.15.4.1.1.1.2.1.1.1        Goldfields Gas Trans-mission
                                                                                                 PTY. LTD.
                                              11.15.4.1.2       CMS TriState Canada Unlimited Company (Inactive)

        12.       CMS Generation Co.

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  C    CMS Generation Co is a Michigan corporation engaged in the development of and investment in cogeneration and other independent power generation projects both domestic and foreign.

                  12.1       CMS Centrales Termicas S.A.  (99%)

                             Address:  Avenida Presidente Roque Saenz Pena 1116, 9th Floor, Buenos Aires, Argentina

                             CMS  Centrales  Termicas S.A. is an Argentine  company  formed to own an interest in a 540 MW natural gas/fuel oil-fired electric power plant near Mendoza, Argentina.

                  12.2       CMS Generation Altoona Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Generation Altoona Company is a Michigan corporation formed to develop,  construct,  own, operate and maintain a bituminous coal, bituminous coal waste or other solid fuel-burning facility.
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                  12.3       CMS Generation Chateaugay Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Generation  Chateaugay  Company is a Michigan  corporation  involved as a General  Partner in KES
                             Chateaugay, LP, a limited partnership.

                  12.4       CMS Generation Filer City, Inc.

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Generation  Filer City,  Inc. is a Michigan  corporation  involved as a 1% General Partner in the
                             T.E.S. Filer City Station Limited  Partnership,  a Michigan limited  partnership that is the owner of the 54 megawatt (net) wood chip and coal-fired electric generating station in Filer City, Michigan.

                  12.5       CMS Generation Filer City Operating Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Generation Filer City Operating  Company is a Michigan  corporation  formed to operate a coal and waste  wood-fueled  power  plant near Filer City,  Michigan  owned by the T.E.S.  Filer City  Station
                             Limited Partnership.

                  12.6       CMS Generation Genesee Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Generation  Genesee  Company is a Michigan  corporation  involved as a 1% General  Partner in the
                             Genesee Power Station Limited Partnership, a Delaware limited partnership,  which owns and operates a
                             35-megawatt (net) waste wood-fired electric generating facility located in Genesee County, Michigan.

                  12.7       CMS Generation Grayling Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS  Generation  Grayling  Company  is a Michigan  corporation  involved  as a 1% General  Partner in
                             Grayling  Generating  Station  Limited  Partnership,  a  Michigan  limited  partnership,  that owns a
                             36-megawatt (net) waste wood-fueled power plant in Grayling,  Michigan.  Grayling  Generating Station
                             Limited  Partnership  owns GGS  Holdings  Company,  a Michigan  corporation,  which is a .5%  General
                             Partner in AJD Forest Products  Limited  Partnership that operates a sawmill adjacent to the Grayling
                             Generating  Station  and also  supplies  waste  wood  fuel to  Grayling  Generating  Station  Limited
                             Partnership  is a 49.5%  Limited  Partner  in AJD Forest  Products  Limited  Partnership,  a Michigan
                             limited partnership.
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                  12.8       CMS Generation Grayling Holdings Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Generation Grayling Holdings Company is a Michigan  corporation involved as a 49% Limited Partner in  Grayling  Generating  Station  Limited  Partnership,  a Michigan  limited  partnership.  Grayling
                             Generating Station Limited Partnership owns GGS Holdings Company, a Michigan  corporation that owns a
                             .5%  General  Partner  interest  in AJD Forest  Products  Limited  Partnership,  a  Michigan  limited partnership.

                             12.8.1       Grayling Partners Land Development LLC (49%), a Michigan company.

                  12.9       CMS Generation Holdings Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Generation  Holdings Company is a Michigan  corporation  involved as a limited partner in various partnerships and in the following companies:

                             12.9.1       GPS Newco, L.L.C. (50%), a Kansas limited liability company
                             12.9.2       Moose River Properties (50%), a Delaware corporation

                  12.10      CMS Generation Honey Lake Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Generation Honey Lake Company is a Michigan  corporation with a General Partnership  interest and a Limited Partnership  interest in HL Power Company, a California limited partnership that uses waste wood and  geothermal  fluid to generate a 30-megawatt  (net)  electric  generating  station in Lassan
                             County,  California.  Also  involved  as General  Partner in Honey Lake  Energy I  LP, and Honey Lake
                             Energy II LP, both Michigan limited  partnerships formed to own limited  partnership  interests in HL
                             Power Company.

                  12.11      CMS Generation Investment Company I

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Generation  Investment  Company I is a Cayman Islands  company  involved as a holding company for
                             CMS  Generation  overseas  investments  that engage in the  construction,  ownership  or operation of various power projects in the Philippines,  India, Morocco, Thailand, United Arab Emirates, Ghana and
                             Australia.

                             12.11.1      *CMS Generation Cebu Limited Duration Company (99%), a Cayman Islands company
                                 12.11.1.1       Toledo Power Company (47.5%)
                                 12.11.1.2       Toledo Holdings Corp. (40%)
                             12.11.2      CMS Generation Cebu Operating Limited Duration Company (99%), a Cayman Islands company
                             12.11.3      CMS Generation Investment Company IV
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                                 12.11.3.1       CMS Generation Investment Company II, a Cayman Islands company
                                      12.11.3.1.1      CMS Generation Jorf Lasfar I LDC (65%), Cayman Islands company
                                      12.11.3.1.2      CMS Generation Jorf Lasfar II LDC (65%), Cayman Islands company
                                      12.11.3.1.3      *CMS  Generation  Cebu Limited  Duration  Company  (1%),  a Cayman  Islands
                                                       company
                                      12.11.3.1.4      *CMS  Generation  Cebu Operating  Limited  Duration  Company (1%), a Cayman
                                                       Islands company
                                 12.11.3.2       CMS Generation Jorf Lasfar III LDC (50%), a Cayman Islands company
                                 12.11.3.3       CMS Generation Luxembourg SARL, a Luxembourg company
                                      12.11.3.3.1      CMS Generation Netherlands B.V., a Netherlands company
                                          12.11.3.3.1.1       Jorf Lasfar Energiaktibolag, a Swedish corporation
                                                              12.11.3.3.1.1.1       *Jorf Lasfar Energy Company SCA
                                                                                    (25%), a Moroccan company
                                          12.11.3.3.1.2       Jorf Lasfar Power Energy Aktiebolag, a Swedish company
                                                              12.11.3.3.1.2.1       *Jorf Lasfar Energy Company SCA  (23%), a
                                                                                    Moroccan company
                             12.11.4      CMS Generation Investment Company V
                                 12.11.4.1       Gasoducto Cuenca Noroeste Ltda. (20%)
                             12.11.5      CMS Generation Investment Company VI
                                 12.11.5.1       CMS Takoradi Investment Company
                                      12.11.5.1.1      CMS Takoradi Investment Company II
                                          12.11.5.1.1.1       *Takoradi International Company (Ghana) (90%)
                             12.11.6      CMS Generation Investment Company VII
                                 12.11.6.1       CMS Generation Taweelah Limited
                                      11.11.6.1.1      **Emirates CMS Power Company (40%)
                                          11.11.6.1.1.1       Taweelah  Shared  Facilities   Company  LLC  (17%),  a  United  Arab
                                                              Emirates company
                                 12.11.6.2       CMS Jubail Investment Company I, a Cayman Islands company
                                      12.11.6.2.1      Jubail Energy Company (50%)
                                 12.11.6.3       Shuweihat General Partner Company (50%), a Cayman Islands company
                             12.11.7      CMS Generation Loy Yang Holdings 1 Ltd.
                                 12.11.7.1       **Horizon Energy Holdings Ltd.
                                      12.11.7.1.1      Loy Yang Power Projects Pty. Ltd. (49.6%)
                                      12.11.7.1.2      Loy Yang Power Management Pty Ltd (49.6%)
                                      12.11.7.1.3      **Loy Yang Power Partners (24.63%)
                             12.11.8      CMS Generation Loy Yang Holdings 2 Ltd.
                                 12.11.8.1       **CMS Generation Horizon Energy Holdings Ltd
                                      12.11.8.1.1      Loy Yang Power Projects Pty Ltd (49.6%)
                                      12.11.8.1.2      Loy Yang Power Management Pty. Ltd. (49.6%)
                                      12.11.8.1.3      *Loy Yang Power Partners (25%)
                             12.11.9      CMS Generation Pinamucan Limited Duration Company (99%)
                             12.11.10     CMS Generation Pinamucan Operating Limited Duration Company (99%)
                             12.11.11     ENELMAR, S.A. (40%) (Venezuela)
                             12.11.12     Energex Co. (20%) (Cayman Islands)
                             12.11.13     *National Power Supply Co. Ltd. (Thailand) (66.24%)
                             12.11.14     Servicios de Aguas de Chile CMS y Compania Limitada (99.99%)
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                  12.12      CMS Generation Lyonsdale Company

                             Address:  Fairlane Plaza South, Suite 1000, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS  Generation  Lyonsdale  Company is a Michigan  corporation  involved as a General  Partner in the
                             Lyonsdale Energy Limited  Partnership that owns and operates a 19 MW (net) waste wood-fired  electric generating facility in Lyonsdale, New York.

                  12.13      *CMS Generation Michigan Power L.L.C.

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Generation  Michigan  Power L.L.C.  is a Michigan  limited  liability  corporation  formed to own generating  units that are to be sited in Michigan  for the purpose of  generating  power during peak demand periods.

                  12.14      CMS Generation Mon Valley Company

                             Address:  Fairlane Plaza South, Suite 1000, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Generation Mon Valley Company is a Michigan  corporation  involved as General  Partner in the Mon
                             Valley Energy Limited  Partnership formed to develop,  construct,  finance and operate the Mon Valley
                             Project, an 80-megawatt (net) coal fired cogeneration plant in Pennsylvania.

                  12.15      CMS Generation Montreal Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS  Generation  Montreal  Company  is a  Michigan  corporation  that owns and  operates a waste wood recovery facility in the greater Montreal, Quebec, Canada area.

                  12.16      *CMS Generation Operating Company

                             Address:  Fairlane Plaza South, Suite 1000, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Generation  Operating Company is a Michigan corporation formed to be involved in the operation of various power plants including Grayling, Chateaugay, Exeter and Genesee.

                  12.17      CMS Generation Recycling Company

                             Address:  Fairlane Plaza South, Suite 1000, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS  Generation  Recycling  Company is a Michigan  corporation  involved as a member of  Mid-Michigan
                             Recycling,  LLC, a  Michigan  limited  liability  company,  formed to supply  waste wood fuel for the
                             Genesee Power Station Limited Partnership.
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                             12.17.1      Mid-Michigan Recycling, L.C. (50%)

                  12.18      CMS Generation SA (99.99%)

                             Address:  Edificio  Torre  Catalinas  Plaza,  Ing.  Enrique  Butty 220, 8 Piso,  (Av.  E. Madero Alt.
                             800/900), (1300) Buenos Aires, Argentina

                             CMS  Generation  SA is an Argentine  company  formed to carry out on its own account or that of third parties investments in energy-related businesses located primarily in South America.

                             12.18.1      *Hidroelectrica El Chocon S.A. (2.48%), an Argentine company
                             12.18.2      *Hidroinvest SA, an Argentine company (25%)
                                          12.18.2.1        *Hidroelectricidad El Chocon S.A. (59%) an Argentine company

                  12.19      CMS Generation San Nicolas Company (.1%)

                             Address:  Fairlane Plaza South, Suite 1000, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Generation San Nicolas Company is a Michigan  corporation formed to hold an equity interest in an
                             Argentine  company  that is the owner and  operator of a 650 MW power plant  located in San  Nicolas,
                             Argentina.

                             12.19.1      Inversora de San Nicolas, SA (.1%)
                                          12.19.1.1        *Centrales Termica San Nicolas S.A. (88%)

                  12.20      *CMS International Operating Company

                             Address:  Fairlane Plaza South, Suite 1000, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS  International  Operating  Company is a Cayman  Islands  corporation,  formed to own and  control project operating and maintenance companies.

                             12.20.1      CMS (India) Operations and Maintenance Company Private Limited (99%), an India Company
                             12.20.2      Jorf Lasfar Operations Handelsbolag (99%)
                                          12.20.2.1        *CMS Morocco Operating Co, SCA (99.7%)
                                          12.20.2.2        *Jorf Lasfar Energy Company SCA (2%), a Moroccan company

                  12.21      *Dearborn Generation Operating, L.L.C

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Dearborn Generation  Operating,  L.L.C. is a Michigan Limited Liability Company formed to operate the
                             Ford/Rouge project.
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                  12.22      Dearborn Industrial Energy, LLC

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Dearborn  Industrial  Energy,  LLC is a  Michigan  limited  liability  corporation  formed to own and operate the power project at the Ford/Rouge complex.

                             12.22.1      *Dearborn Industrial Generation, L.L.C.

                  12.23      Exeter Management Company (100%)

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Exeter Management  Company is a Connecticut  corporation  involved as a General Partner in the Exeter
                             Energy  Limited  Partnership  that owns and operates a  26-megawatt  (net)  tire-burning  facility in
                             Sterling, Connecticut.

                             12.23.1      *Exeter Energy Limited Partnership (2%)

                  12.24      CMS International Ventures, L.L.C. (33.33%)

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS  International  Ventures,  L.L.C is a Michigan  corporation  formed to facilitate  the continuing investment  in, and sale of, CMS Indian and Argentine  projects on a joint basis to be managed by CMS
                             Generation.

                  12.25      HYDRA-CO Enterprises, Inc.

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             HYDRA-CO  Enterprises,  Inc is a New York corporation  engaged in the ownership and/or operation,  by itself or with  others,  of one or more  cogeneration,  small hydro or  alternate  energy  production facilities  through  partnership  interests  and  ownership  of  domestic  corporations.  HYDRA-CO is involved in the  development,  ownership,  management  or operation  of  independent  power  projects located in seven states and in Jamaica.

                             12.25.1      CMS Generation Operating Company II, Inc.
                                          12.25.1.1        HCO-Jamaica, Inc.
                                                           12.25.1.1.1     *Private Power Operators Limited (50%)
                             12.25.2      CMS Generation Stratton Company
                             12.25.3      HCE-Appomattox, Inc.
                             12.25.4      HCE-Biopower, Inc.
                             12.25.5      HCE-Hudson, Inc.
                             12.25.6      HCE-Jamaica Development, Inc.
                             12.25.7      HCE-Rockfort Diesel, Inc.
                                          12.25.7.1      *Jamaica Private Power Company, Limited (41.18%)
                             12.25.8      HYDRA-CO Generation, Inc. (Inactive)
                             12.25.9      Jamaica Energy Team Limited (59.7%)
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                             12.25.10     New Bern Energy Recovery, Inc.

                  12.26      McCook Cogeneration Station, LLC (50%) (Inactive)

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             McCook Cogeneration  Station, LLC is a Michigan limited liability company formed to develop and own a
                             40-megawatt (net) waste wood fueled electric generating facility located in Cook County, Illinois.

                  12.27      McCook Waste Wood Recovery Facility, LLC (50% Member)

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             McCook Waste Wood Recovery  Facility,  LLC is a Michigan limited  liability company formed to develop and own a waste wood  recycling and processing  facility where waste wood will be received,  manually and  mechanically  separated and then recycled or processed for use at McCook  Cogeneration  Station,
                             LLC.

                  12.28      Metro East, LLC (50%) (Inactive)

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Metro East,  LLC is a Michigan  limited  liability  company  formed to develop and own a  60-megawatt
                             (net) waste wood and waste coal fueled electric generating facility located in Madison, Illinois.

                  12.29      Midland Cogeneration Venture Expansion, LLC (50%)

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Midland  Cogeneration Venture Expansion is a Delaware limited liability company formed to develop the
                             MCV Expansion including ordering and funding long-lead equipment.

                  12.30      Oxford Tire Recycling, Inc. (Inactive)

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Oxford Tire  Recycling,  Inc. is a Delaware  corporation  engaged in tire  collection,  shredding and storage, the sale of used and shredded tires, and related business activities.
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                  12.31      Oxford Tire Recycling of Massachusetts, Inc.

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Oxford  Tire  Recycling  of  Massachusetts,  Inc.  is a  Delaware  corporation  engaged in waste tire collection,  shredding  and  storage,  the sale of used and  shredded  tires,  and  related  business activities.

                  12.32      Oxford Tire Supply, Inc.

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Oxford Tire Supply,  Inc. is a Delaware  corporation engaged in trucking and hauling used scrap tires and sorting and grading tires for resale.

                  12.33      *Exeter Energy Limited Partnership (50%)

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Exeter Energy Limited  Partnership is a Connecticut limited partnership formed to hold an interest in
                             Exeter 26 MW tire-fueled cogeneration plant.

                  12.34      **Taweelah A2 Operating Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Taweelah A2 Operating  Company is a Michigan  corporation  formed to operate the Taweelah A2 electric generating units in Abu Dhabi, United Arab Emirates.

                  12.35      Oxford/CMS Development L.P. (48%)

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Oxford/CMS  Development  L.P. is a Michigan limited  partnership  formed to own a 48% limited partner interest in Exeter Energy Limited Partnership.

                             12.35.1      *Exeter Energy Limited Partnership (48%)

        13.       CMS Land Company

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS Land Company is a Michigan  corporation  formed to act as a repository for any unused real property formerly owned by Consumers Energy Company and hold the same for possible non-utility development.
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                  13.1       Bay Harbor Company, L.L.C. (50%)

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Bay Harbor  Company is a Michigan  limited  liability  company that is the owner and developer of Bay
                             Harbor, a real estate development.

                  13.2       Bay Harbor Village Company, L.L.C. (50%).

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             Bay Harbor  Village  Company is a Michigan  limited  liability  company  involved in the retail shop, restaurant and residential real estate aspects of the Bay Harbor Resort development.

        14.       CMS International Ventures, L.L.C. (66.67%)

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS International Ventures,  L.L.C. is a Michigan corporation formed to facilitate the continuing investment in, and sale of, CMS Indian and Argentine projects on a joint basis, managed by CMS Generation.

                  14.1       CMS Generation Investment Company III, a Cayman Islands company
                  14.1.1         CMS Energy Mauritius Limited
                           14.1.1.1     *GMR Vasavi Power Corporation Pvt Ltd. (49%)
                               14.1.1.2     TN LNG & Power Co. Pvt. Ltd. (India) (TIDCO) (26.67%)
                      14.1.2     CMS Generation Jegurupadu I Limited Duration Company (99%), a Cayman Islands company
                           14.1.2.1     Jegurupadu O&M Company Mauritius (50%)
                               14.1.2.1.1     *Jegurupadu Operating & Maintenance Company (60%)
                      14.1.3     CMS Generation Jegurupadu II Limited Duration Company (99%), a Cayman Islands company
                      14.1.4     CMS Generation Neyveli Ltd., a Mauritius company
                           14.1.4.1     ST CMS Electric Company Private Limited (50%), an Indian company
                      14.1.5     Jegurupadu CMS Generation Company Ltd.
                           14.1.5.1     *GVK Industries Ltd. (23.75%)
                  14.2       **CMS Operating, S.A. (99%)
                             14.2.1       *CMS Ensenada S.A. (99%)
                             14.2.2       Cuyana S.A. de Inversiones (99%)
                                 14.2.2.1     Centrales Termicas Mendoza, S.A. (92.6%)
                             14.2.3       Transportadora de Gas del Mercosur (Argentina) (TGM) (20%)

        15.       CMS Marketing, Services and Trading Company

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS Marketing,  Services and Trading Company is a Michigan corporation involved in providing gas, electric,  oil and coal marketing, risk management and energy management services.
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                  15.1             CMS Merchant Services, L.L.C.

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Merchant  Services,  L.L.C.  is a Michigan  limited  liability  company formed for the purpose of purchasing capacity under the FERC's capacity release regulations for monthly transactions.

                  15.2       CMS MS&T Michigan L.L.C.

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS MS&T Michigan L.L.C. is a Michigan limited  liability company formed for the purpose of taking an assignment of the Ford/Rouge  Electricity Sales Agreements from Dearborn Industrial Generation and to perform those contracts as well as any further contracts entered into by Ford/Rouge affiliates.

                  15.3       CMS Texon Company

                             Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                             CMS Texon  Company is a Michigan  corporation  involved  as a General  Partner in Texon,  LP, a Texas limited  partnership  engaged in transporting,  processing and marketing of crude oil and natural gas liquids and services related thereto.

                  15.4       CMS Viron Corporation

                             Address:  216 Northwest Platte Valley Drive, Riverside, Missouri 64150

                             CMS Viron  Corporation is a Missouri  corporation  formed to provide  services in the areas of energy usage analysis and the engineering and implementation of energy conservation measures.

                  15.5       Enline Energy Solutions, LLC (50%)

                             Address:  1021 Main Street, Suite 2600, Houston, TX 77002-6606

                             Enline  Energy  Solutions,   LLC  is  a  Texas  limited  liability  company  engaged  in  purchasing, transporting,  storing,  selling,  brokering and marketing  natural gas, oil, propane and electricity and energy-related consulting.

                  15.6       PremStar Energy Canada Ltd.(50%)

                             Address:  Suite 104, 330 Richmond Street, Chatham, Ontario Canada N7M 1P7

                             PremStar Energy Canada Ltd, is a Canadian corporation engaged in purchasing,  transporting,  storing, selling, brokering and marketing natural gas in North America and energy-related consulting.

                             15.6.1       ECNG Inc (88%)
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                             15.6.2       Energistics Group, Inc.
                             15.6.3       Premstar Metering Inc (70%)
                                          15.6.3.1       Canadian Meter Services Ltd

        16.       CMS MicroPower Systems, L.L.C.

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS  MicroPower  Systems,  L.L.C.  is a Michigan  limited  liability  company  formed for the purpose of leasing portable generation assets.

        17.       CMS North American Development, LLC

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS North  American  Development,  LLC is a Texas limited  liability  company  formed to provide human  resource services for CMS Enterprises employees currently working for America's Development.

        18.       CMS Oil and Gas Company (formerly known as CMS NOMECO Oil & Gas Co.)

                  Address:  1021 Main Street, Suite 2800, Houston, Texas 77002

                  CMS Oil and Gas Company is a Michigan  corporation  engaged in the exploration,  development,  acquisition,  and production  of oil and  natural gas in the U.S.  and in foreign  countries  through  partnership  interests  and ownership of domestic and foreign corporations.

                  18.1       CMS Oil and Gas (International) Company

                             Address:  1021 Main Street, Suite 2800, Houston, Texas 77002

                             CMS Oil  and Gas  (International)  Company  is a Texas  corporation,  formerly  known  as CMS  NOMECO
                             International,  Inc.,  engaged as a holding company that engages in the exploration and production of oil and natural gas in Africa.
                             18.1.1       CMS NOMECO Congo, Inc.
                             18.1.2       CMS NOMECO International Congo Holdings, Inc.
                             18.1.3       CMS Oil and Gas (Cameroon) Ltd., formerly known as CMS NOMECO Cameroon Ltd.
                             18.1.4       CMS Oil and Gas (Cote d'Ivoire) Ltd., formerly known as CMS NOMECO Cote d'Ivoire Ltd.
                             18.1.5       CMS Oil and Gas (Eritrea) Ltd.
                             18.1.6       CMS  Oil  and  Gas  International  (Tunisia)  Company,  formerly  known  as  CMS  NOMECO
                                          International Tunisia, Inc.
                             18.1.7       CMS Oil and Gas  (Services)  Company,  formerly  known as CMS Oil and Gas  International
                                          (Transportation) Company

                  18.2       CMS Oil and Gas (International) Ltd.

                             Address:  1021 Main Street, Suite 2800, Houston, Texas 77002

                             CMS Oil and Gas (International)  Ltd. is a Cayman Islands  corporation,  formerly known as CMS NOMECO
                             International  Ltd.  engaged as a holding company for Cayman Islands  subsidiaries  that  principally engage in the exploration and production of oil and natural gas in South America and West Africa.

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                             18.2.1       CMS Oil and Gas de Brazil Ltd.
                             18.2.2       CMS Oil and Gas (Congo) Ltd., formerly known as CMS NOMECO Congo Ltd.
                             18.2.3       CMS Oil and Gas (Venezuela) LDC, formerly known as CMS NOMECO Venezuela LDC
                             18.2.4       NOMECO Argentina LDC, formerly known as CMS Oil and Gas (Argentina) LDC

                  18.3       Explotaciones CMS Oil and Gas Company

                             Address:  World Trade Center, Torre B., Offc. 705, Calle 100, No. 8A-49, Bogota, Colombia

                             Explotaciones CMS Oil and Gas Company is a Delaware corporation,  formerly known as Explotaciones CMS
                             NOMECO Inc., engaged in the exploration and production of oil and natural gas in Colombia.

        19.       CMS Resource Development Company

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS Resource  Development  Company is a Michigan  corporation formed to pursue and develop various power sources outside the United States.

        20.       CMS Texas LLC

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS Texas LLC is a Texas limited liability company formed to assist CMS Enterprises in its business operations.

        21.       CMS Energy Trust I

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS Energy Trust I is a Delaware Trust established to issue Trust Preferred Securities.

        22.       CMS Energy Trust II

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS Energy Trust II is a Delaware Trust established to issue Trust Preferred Securities.

        23.       CMS Energy Trust III

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS Energy Trust III is a Delaware Trust established to issue Trust Preferred Securities.

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        24.       CMS Energy Trust IV

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS Energy Trust IV is a Delaware Trust established to issue Trust Preferred Securities.

        25.       CMS Energy Trust V

                  Address:  Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126

                  CMS Energy Trust V is a Delaware Trust established to issue Trust Preferred Securities.

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


                                                       C. CONSUMERS ENERGY COMPANY

       Address:  212 West Michigan Avenue, Jackson, Michigan 49201

       The consolidated  operations of Consumers Energy Company  ("Consumers") account for the largest share of CMS Energy's total assets and income and accounts for a substantial  portion of its revenues.  The name,  state of organization  and nature of business of Consumers' subsidiaries are described below:

       1.         CMS Engineering Co.

                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  CMS Engineering  Company is a Michigan  corporation engaged in offering design,  engineering,  project management and related  construction  services to natural gas utilities,  natural gas exploration and production  companies, and other energy businesses.

       2.         CMS Midland Holdings Company

                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  CMS  Midland  Holdings  Company is a Michigan  corporation  involved  as a limited  partner in the First  Midland
                  Limited  Partnership,  a Delaware limited  partnership,  which leases assets to the Midland  Cogeneration Venture
                  Limited Partnership, a Michigan limited partnership.

       3.         CMS Midland, Inc.

                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  CMS  Midland,  Inc.  is as Michigan  corporation  engaged as a 49%  General  Partner in the Midland  Cogeneration
                  Venture Limited Partnership, a Michigan limited partnership.

       4.         Consumers Campus Holdings, LLC

                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  Consumers  Campus Holding is a Michigan limited  liability  company formed for the purpose of being the lessee in the synthetic  lease  financing of the new Consumers  Energy  Company  office  building to be located in downtown
                  Jackson, Michigan.

       5.         Consumers EnergyGuard Services, Inc.

                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  Consumers EnergyGuard Services,  Inc. is a Michigan corporation formed for the purpose of marketing  EnergyGuard, a residential bill payment insurance product to Consumers' residential customers.
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       6.         Consumers Funding, LLC

                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  Consumers  Funding.  LLC is a Delaware limited  liability company formed for the purpose of acting as assignee of property transferred by Consumers and issuer of securitization bonds.

       7.         Consumers Nuclear Services, LLC

                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  Consumers  Nuclear  Services,  LLC is a Michigan limited  liability company formed for the purpose of holding the
                  20% member interest in Nuclear Management LLC.

                  7.1        Nuclear Management Company LLC (20%)

                             Address:  700 First Street, Hudson, Wisconsin 54016

                             Nuclear  Management  Company is a  Wisconsin  limited  liability  company  formed to achieve  enhanced reliability and continued safe operation,  to pursue overall  excellence in nuclear power  operations, as well as to identify efficiencies in the provision of operating services to nuclear facilities.

       8.         Consumers Receivables Funding, LLC

                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  Consumers  Receivables  Funding,  LLC is a Delaware  limited  liability  company  formed to buy certain  accounts receivables from Consumers Energy Company and sell them to a third party.

       9.         ES Services Company

                  Address:   212 West Michigan Avenue, Jackson, Michigan 49201

                  ES Services Company is a Michigan  corporation  formed for the purpose of offering design,  engineering,  project management and related services primarily to electric utilities and generation facilities.

       10.        MEC Development Corp.

                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  MEC Development Corp. is a Michigan  corporation that previously held assets transferred to and holder of certain bonds issued by the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

       11.        Michigan Electric Transmission Company

                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  Michigan  Electric  Transmission  Company is a Michigan  corporation  formed for the  purpose of owning  electric transmission facilities acquired from Consumers.
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       12.        Michigan Gas Storage Company

                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  Michigan  Gas Storage  Company is a Michigan  corporation  and a natural  gas  company  within the meaning of the
                  Natural Gas Act engaged in the interstate  transportation and storage of gas for a number of customers  including
                  Consumers.

       13.        Consumers Parnall Holdings, LLC


                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  Consumers Parnall Holdings, LLC is a Michigan limited liability corporation formed for the purpose of holding the interest of CEC Investments I, Inc. and related to the Parnall Road building pending a purchase of the title to the land by Consumers.

       14.        Consumers Power Company Financing I


                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  Consumers Power Company Financing I is a Delaware Trust established to issue Trust Preferred Securities.

       15.        Consumers Power Company Financing II


                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  Consumers Power Company Financing II is a Delaware Trust established to issue Trust Preferred Securities.

       16.        Consumers Power Company Financing III


                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  Consumers Power Company Financing III is a Delaware Trust established to issue Trust Preferred Securities.

       17.        Consumers Power Company Financing IV


                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  Consumers Power Company Financing IV is a Delaware Trust established to issue Trust Preferred Securities.
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       18.        Consumers Power Company Financing V


                  Address:  212 West Michigan Avenue, Jackson, Michigan 49201

                  Consumers Power Company Financing V is a Delaware Trust established to issue Trust Preferred Securities.

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             2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.
       ---------------------------------------------------------------------------------------------------------------------------

       Claimant has no directly owned properties used for such purposes. Claimant's subsidiary Consumers is a public utility.
       Its property and facilities used for the above-described purposes are located within the State of Michigan and are described below.

                                                           (1) Electric Properties

       Consumers' electric generation is supplied by the following plants:

                                                                                   2001                          2001
                                                                          Summer Net Demonstrated
                                                 Size and Year               Capability (kWhs)        Net Generation (Thousands
Name and Location (Michigan)                    Entering Service                                               of kWhs)
Coal Generation
     J H Campbell 1&2 - West Olive             2 Units, 1962-1967                        615,000                   3,654,739
     J H Campbell 3 - West Olive               1 Unit, 1980                              765,140(a)                5,612,688
     D E Karn - Essexville                     2 Units, 1959-1961                        515,000                   3,611,668
     B C Cobb - Muskegon                       2 Units, 1956-1957                        316,000                   2,029,002
     J R Whiting - Erie                        3 Units, 1952-1953                        326,000                   2,119,458
     J C Weadock - Essexville                  2 Units, 1955-1958                        310,000                   2,175,729

Total Coal Generation                                                                  2,847,140                  19,203,284

Oil/Gas Generation
     B C Cobb - Muskegon                       3 Units, 1999-2000                        183,000                      58,328
     D E Karn - Essexville                     2 Units, 1975-1977                      1,276,000                     928,427

Total Oil/Gas Generation                                                               1,459,000                     986,755

Hydroelectric
     Conventional Hydro Generation             13 Plants, 1907-1949                       73,540                     422,576
     Ludington Pumped Storage                  6 Units, 1973                             954,700(b)                 (553,135)(c)

Total Hydroelectric                                                                    1,028,240                    (130,559)
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Nuclear Generation
     Palisades - South Haven                   1 Unit, 1971                              760,000                   2,325,720

Total Nuclear Generation                                                                 760,000                   2,325,720


Gas/Oil Combustion Turbine
     Generation                                    8 Plants, 1966-1999                    346,800(d)                  14,711

Total Gas/Oil Combustion Turbine                                                          346,800                     14,711

Total owned generation                                                                  6,441,180                 22,399,911

Purchased and Interchange Power Capacity                                                1,644,180(e)

Total                                                                                   8,085,360

(a)      Represents  Consumers' share of the capacity of the J H Campbell 3, net of 6.69 percent  (ownership  interests of the
         Michigan Public Power Agency and Wolverine Power Supply Cooperative, Inc.).

(b)      Represents  Consumers'  share of the  capacity  of  Ludington.  Consumers  and  Detroit  Edison have 51 percent and 49 percent undivided ownership, respectively, in the plant.

(c)      Represents  Consumers' share of net pumped storage  generation.  This facility  electrically pumps water during off-peak hours for storage to later generate electricity during peak-demand hours.

(d)      Includes 1.8 MW of distributed generation.

(e)      Includes 1,240 MW of purchased contract capacity from the MCV Facility.

Electric subtransmission and distribution lines are located on or under public highways, streets, alleys or lands, except where they are located on or under easements or other rights. Consumers owns 340 miles of high voltage distribution radial lines. The subtransmission system consists of 4,152 structural miles of overhead lines and 16 subsurface miles of underground lines. The distribution system consists of 54,380 structural miles of overhead lines and 7,801 subsurface miles of underground lines.

Consumers owns substations having an aggregate transformer capacity of 28,868,000 kilovoltamperes.

On April 1, 2001,  Consumers  transferred its investment in electric  transmission  lines and substations to a wholly owned subsidiary, Michigan Electric Transmission Company (METC). The transmission system consists of 4,288 structural miles of overhead lines.

METC owns substations having an aggregate transformer capacity of 12,015,660 kilovoltamperes.

Consumers is interconnected  with certain Michigan and neighboring  utilities.  Consumers owns the land and rights-of-way and METC owns the non-land  assets that  connect with the electric  transmission  lines that deliver  electric  energy at or near the
Michigan  state border to:

Indiana  &  Michigan  Electric  Company  at  the  following  interconnection  points:  Palisades-Cook  No.  1,
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Palisades-Cook  No. 2, Argenta-Robinson  Park and Argenta-Twin  Branch;  and Northern Indiana Public Service Company at the
following  interconnection point: Barton Lake-Batavia.
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                                                              (2) Gas Properties

           Consumers' gas distribution and transmission system consists of 24,746 miles of distribution mains and 1,099 miles of transmission lines throughout Michigan's lower peninsula. It owns and operates six compressor stations with a total of
       113,680 installed horsepower. Consumers has 11 gas storage fields located across Michigan with an aggregate storage capacity of 221.3 bcf.

           Michigan Gas Storage's transmission system consists of 521 miles of pipelines within Michigan's lower peninsula. It owns and operates two compressor stations with a total of 53,500 installed horsepower. Michigan Gas Storage has three gas storage fields located in Osceola, Clare and Missaukee counties of Michigan with an aggregate storage capacity of 109.5 bcf.

       In  November  2001,  Michigan  Gas storage  filed an  application  with the  Federal  Energy  Regulatory  Commission  for a declaration of exemption  from  provisions of the National Gas Act. Upon approval of the  application,  it is intended that
       Michigan Gas Storage and its facilities would be merged into Consumers Energy Company.



       -----------------------------------------------------------------------------------------------------------------------
       3.                 The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:
       -----------------------------------------------------------------------------------------------------------------------


                                                             ELECTRIC ENERGY

       (a)                Number of kWh of electric energy sold  (at retail or wholesale).

                            SUBSIDIARY                                                                         kWh

       Consumers Energy Total                                                                            38,934,189,814
       CMS MS&T Total                                                                                    71,520,720,000




       (b)      Number of kWh of electric energy distributed at retail outside Michigan.

                            SUBSIDIARY                                                                         kWh
       Consumers Energy Total                                                                                   0
       CMS MS&T Total                                                                                      13,516,000

       Total Electric Energy Distributed Outside of the
       State of Michigan
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       (c)   Number of kWh of electric energy sold at wholesale outside Michigan or at Michigan's state line.

                             SUBSIDIARY                                                                    kWh
       Consumers Energy Total                                                                          1,922,071,000
       CMS MS&T Total                                                                                 71,321,770,000

       Total  Electric  Energy Sold at  Wholesale  Outside the
       State of Michigan or at Michigan's State Line.


       (d) Number of kWh of electric energy purchased outside Michigan or at Michigan's state line.

                                SUBSIDIARY                                                                       kWh
       Consumers Energy Total                                                                               6,932,983,000
       CMS MS&T Total                                                                                      71,269,545,000

       Total Electric Energy Purchased Outside of Michigan

                                                               NATURAL GAS
       CMS Energy information reports for natural gas, as it does not deal with or in manufactured gas.

       (a)        Number of Mcf of natural gas distributed at retail.

                             SUBSIDIARY                                                                          Mcf
       Consumers Energy Total                                                                                230,729,000
       CMS MS&T Total                                                                                        108,211,650

       Total Natural Gas Distributed at Retail

       (b)        Number of Mcf of natural gas distributed at retail outside Michigan.


                             SUBSIDIARY                                                                          Mcf
       Consumers Energy Total                                                                                     0
       CMS MS&T Total                                                                                        76,955,408

       Total Natural Gas Distributed at Retail
       Outside the State of Michigan
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       (c)         Number of Mcf of natural gas sold at wholesale outside Michigan or at Michigan's state line.


                             SUBSIDIARY                                                                          Mcf
       Consumers Energy Total                                                                                239,839,000
       CMS Marketing Total                                                                                   347,933,997

       Total Natural Gas Sold at Wholesale Outside Michigan or at Michigan's State Line.

       (d)          Number of Mcf of natural gas purchased outside Michigan.

                             SUBSIDIARY                                                                          Mcf
       Consumers Energy Total                                                                               6,932,983,000
       CMS MS&T Total                                                                                        420,175,900

       Total Natural Gas Purchased Outside of Michigan












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       4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

       (a)      Name, location,  business address and description of the facilities used by the EWG or foreign utility company for the generation,  transmission  and  distribution of electric energy for sale or for the  distribution at retail of natural or manufactured gas;

       (b)      Name of each system company that holds an interest in such EWG or foreign utility company;  and description of the interest held;

       (c)      Type and amount of the capital invested,  directly or indirectly,  by the holding company claiming exemption;  any direct or  indirect  guarantee  of the  security  of the EWG or foreign  utility  company by the  holding  company claiming  exemption;  and any debt or  other  financial  obligation  for  which  there is  recourse,  directly  or indirectly,  to the holding company  claiming  exemption or another system company,  other than the EWG or foreign utility company;

       (d)      Capitalization and earnings of the EWG or foreign utility company during the reporting period; and

       (e)      Identify any service,  sales or construction  contract(s)  between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).



                                                       CMS ENERGY'S EWGs AND FUCOs

       As of December 31, 2001, CMS Energy had interests in 23 EWGs and 11 FUCOs:


                                                      EXEMPT WHOLESALE GENERATORS:


       1.       Centrales Termicas Mendoza, S.A. ("CTM")

       (a)      Centrales  Termicas Mendoza, S.A.
                Edificio torre Catalinas Plaza
                Ing. Butty 220, 8th Floor
                Buenos Aires, Argentina

                Centrales Termicas Mendoza, S.A. an Argentine company, is an EWG and is the owner of a  540 MW  facility in Cuyana
                de Cuyo and a 15 MW generating unit in Cruz de Piedra, both   located in Mendoza.

       (b)      CMS Enterprises Company owns 66.67% of CMS International Ventures, L.L.C. which owns
                100% of CMS Operating, S.A., which owns 92.6% Cuyana S.A. de Inversiones.  Cuyana S.A. de Inversionesowns
                92.6% of CTM.

       (c)      As of December 31, 2001, CMS Generation has invested  approximately  $221 million in CTM through its  subsidiaries
                CMS Operating S.A. and Cuyana. de Inversiones S.A.
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       (d)
                  Capitalization                                                                                     (000s)
                                                                Shareholder's Equity                          $           122,944
                                                                Irrevocable Contributions                     $            86,948
                                                                Retained Earnings                             $            18,741
                  Total                                                                                       $           228,633
                  Net Income (Loss) for the period ended 12/31/01                                             $              (752)


       (e)      As of December 31, 2001, Centrales Termicas Mendoza, S.A., had a Contract of   Operation  with  CMS
       Operating S.A. This is a consulting contract in connection with the operation and maintenance of the eligible facility. In 2001, total fees earned from the contract were $1,127,195.

       2.       Centrales Termicas San Nicolas, S.A. ("CTSN")

       (a)      Centrales Termicas San Nicolas, S.A.
                Rivadavia S/N
                2900 San Nicolas
                Prov. Buenos Aires, Argentina

                CTSN, an Argentine company, is an EWG and is owner and operator of a 650 MW power  plant located   in   San
       Nicolas, Argentina, north of Buenos Aires, Argentina.  The five-unit plant      can be fueled by coal,  petroleum coke, oil
       or natural gas. CMS Generation Co. holds a 0.016%  indirect ownership interest in CTSN.

       (b)      CMS  Generation  Company has .1%  interest in CMS  Generation  San Nicolas  Company,  which has a .1%  interest in
               Inversora San Nicolas,  S.A.,  which owns 88% interest in CTSN. The remaining 12% interest is held by the Argentine government on behalf of the facility's employees. . See Exhibit B

               On July 7,  1995, AES Argentina,  Inc.  purchased a 99.9% ownership interest in CMS Generation San Nicolas Company, represented by 9,990 newly issued shares,  leaving CMS Generation Co. with a 0.016% indirect  ownership interest in
               CTSN.

       (c)     As of December 31,  2001, CMS Generation San Nicolas Company had invested  approximately  $4.2 million of equity in
               CTSN.  CMS Energy has been released from all guarantees related to CTSN.

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       (d)
                  Capitalization at 12/31/01
                  Bank Loans                                                                                         (000s)
                                                                Long Term Debt (Partners Loans)                           $   0.00
                                                                Shareholder's Equity                                      $   0.00
                                                                Total Capitalization                                      $   0.00
                  Net  Income  (Loss)  for  the  period  ended
                  12/31/01                                                                                                $   0.00

               As stated in  Claimant's  Form  U-3A-2  filed  February  29,  1996,  due to the  nominal  interest  (.016%) of CTSN indirectly  owned  by CMS  Generation  Co.,  capitalization  and  earnings  information  of  CTSN  continues  to be unavailable.

       (e)       N/A


       3.       CMS Distributed Power, L.L.C.

       (a)      CMS Distributed Power, L.L.C. ("CDP")
                Fairlane Plaza South
                330 Town Center Drive, Suite 300
                Dearborn, Michigan 48126

       CDP, a Michigan  limited  liability  company,  is an EWG and owns a 40 MW direct  generator  producing  facility located in
       Zilwaukee, Michigan and a 38 MW direct generator producing facility in Dearborn, Michigan.

       (b)     CMS Enterprises Company owns 100% of CDP. See Exhibit B.

       (c)     As of December 31, 2001 CMS Enterprises Company funded approximately $7.7 million of expenditures by CDP.
       (d)
                  Capitalization at 12/31/01
                  Bank Loans                                                                                         (000s)
                                                                    Long Term Debt (Partners Loans)            $           0
                                                                    Shareholder's Equity                       $           0
                                                                    Total Capitalization                       $       5,934
                  Net Income (Loss) for the period ended 12/31/01                                              $       5,934
                                                                                                               $      (2,776)

       (e)     During the year 2001,  CDP had a power  purchase  agreements  with CMS MS&T,  Dearborn  Industrial  Generation  and
               Seneca.  In 2001,  the total fees earned were $221,639 and $150,000,  respectively.  In 2001, the total fees earned from the agreement were $5,946,000.
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       4.       CMS Ensenada S.A. ("Ensenada")

       (a)     CMS Ensenada S.A.
               Edificio Torre Catalinas Plaza
               Ing. Butty 220 8th Floor
               (1101) Buenos Aires, Argentina

       Ensenada,  an Argentine company, is an EWG and is the owner of a 128 MW natural gas-fired power plant, located on the grounds of YPF S.A.'s La Plata oil refinery, located in the province of Buenos Aires, Argentina.

       (b)     CMS Operating S.A. owns 99% of CMS Ensenada S.A. See Exhibit B..

       (c)     As of December 31, 2001, CMS Operating S.A. had invested approximately $39.13 million of equity in Ensenada.

       (d)
                Capitalization at
                12/31/01                                                                                                (000)
                                                                               Shareholder's                   $            12
                                                                               Equity
                                                                               Irrevocable Contributions       $        39,118
                                                                               OPIC Loan (LT)                  $        52,174
                                                                               Retained Earnings               $         2,942
                             Total Capitalization                                                              $        94,246
                Net Income (Loss) for the period ended 12/31/01                                                $         3,459

       (e)     As of December 31, 2001, CMS Ensenada S.A. maintains a 7 year Operating and Maintenance Agreement with CMS Operating
               S.A. to operate and maintain the La Plata  cogeneration  plant.  This  agreement took effect in 1997. In 2001, total fees earned were $500,000.

       5.       CMS Generation Cebu Limited Duration Company ("Cebu")

       (a)      CMS Generation Cebu Limited Duration Company
                c/o Maples and Calder
                P.O. Box 309, Grand Cayman
                Cayman Islands, British West Indies

       Cebu, a Cayman Islands  company,  is an EWG and has indirect 47.5% ownership interests in two power plants totaling 134.5 MW generating  capacity  located  in  Toledo  City,  Cebu,  Philippines, in the  central island  group of the  Republic  of the
       Philippines.  The plants can be fueled by coal, oil or diesel fuel.

       (b)     CMS Generation  Investment Company I and CMS Generation  Investment Company II own 99% and 1%, respectively, of Cebu.
               See Exhibit B.

       (c)     As of December 31, 2001, CMS Generation  Investment Company I and CMS Generation Investment  Company II had invested approximately $14.8 million of equity in Cebu.

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


       (d)
       Capitalization at 12/31/01                                                                                   (000s)
                                                  Shareholder's Equity                                      $             14,510
                                                  Cumulative Translations Adjustment                        $             (7,330)
             Net Income (Loss) for the period ended 12/31/01                                                $                971

       (e)     N/A


       6.      CMS Generation Cebu Operating Limited Duration Company ("Cebu Operating")

       (a)     CMS Generation Cebu Operating Limited Duration Company
               c/o Maples and Calder
               P.O. Box 309, Grand Cayman
               Cayman Islands, British West Indies

       Cebu Operating,  a Cayman Islands  company,  is an EWG and is the operator of two power plants totaling 134.5 MW generating capacity,  located in Toledo City, Cebu, Philippines,  in the central island group of the Republic of the Philippines.  The plants are owned by Toledo Power Company.

       (b)     CMS Generation Investment Company I and CMS Generation  Investment Company II, own 99% and 1%, respectively, of Cebu
               Operating. See Exhibit B.


       (c)     As of December 31, 2001, CMS Generation  Investment  Company I and CMS Generation Investment Company II had invested approximately $394 million of equity in Cebu Operating.

       (d)
                Capitalization at 12/31/01                                                                             (000s)
                                                         Shareholder's Equity                                   $             420
                                                         Cumulative Translation Adjustment                      $            (151)
                  Net Income (Loss) for the period ended 12/31/01                                               $            (449)

       (e)     As of December 31,  2001, Toledo Power Company, owned 47.5% by Cebu Operating, has an operating agreement, effective
               January 1, 1996, with Cebu Operating. In 2001, the total fees earned from the agreement were $336,244.

       7.       CMS Generation Michigan Power LLC

       (a)      CMS Generation Michigan Power LLC
                Fairlane Plaza South
                330 Town Center Drive
                Dearborn, Michigan 48126

       CMS Generation  Michigan Power LLC, a United States company,  is an EWG and owns a 68 MW natural gas-fired  peaking facility located in Comstock, Michigan and a 132 MW natural gas-fired peaking facility located in Gaylord, Michigan.

       (b)      CMS Generation Co. owns 100% of CMS Generation Michigan Power LLC. See Exhibit B.

       (c)      As of December 31, 2001,  CMS  Generation  Co. had invested  approximately  $72 million of equity in CMS  Generation
                Michigan Power LLC.

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
       (d)
                  Capitalization at 12/31/01                                                                           (000s)
                                                            Shareholder's Equity                                $         72,305
                  Net Income (Loss) for the period ended 12/31/01                                               $          8,251

       (e)       As of December 31, 2001, CMS Generation  Michigan Power,  LLC had an Operating and  Maintenance Agreement with CMS
                 Generation Co.  In 2001, the total fees earned from the agreement were $206,020.


       8.       CMS Generation Operating Company

       (a)      CMS Generation Operating Company
                Fairlane Plaza South
                330 Town Center Drive
                Dearborn, Michigan 48126

       CMS  Generation  Operating  Company,  a United  States  company,  is an EWG and is the operator of a 68 MW natural gas-fired peaking facility located in Comstock, Michigan and a 132 MW natural gas-fired peaking facility located in Gaylord, Michigan.

       (b)      CMS Generation Co. owns 100% of CMS Generation Operating Co.  See Exhibit B.

       (c)       As of December 31, 2001,  CMS Generation Co. had invested  approximately  $2.5 million in CMS Generation Operating
                 Company.

       (d)
                Capitalization at 12/31/01                                                                              (000s)
                                                                           Shareholder's Equity                   $        2,500
                  Net Income (Loss) for the period ended 12/31/01                                                 $        2,146

       (e)      N/A

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

       9.       CMS International Operating Company

       (a)      CMS International Operating Company
                c/o Maples and Calder
                Ugland House
                P.O. Box 309, South Church Street
                George Town, Cayman Islands, British West Indies

       CMS  International  Operating  Company,  a Cayman Islands  company, is an EWG and is the operator of a 220 MW combined cycle thermal power plant under  construction  located at the Takoradi Power Plant Complex near Takoradi at Aboadze in the Western
       Region of the Republic of Ghana.

       (b)      CMS Generation Co. owns 100% of CMS International Operating Company.  See Exhibit B.

       (c)      As of December 31, 2001, CMS Generation Co. had invested  approximately $8.3 million in CMS International Operating
                Company.

       (d)
                  Capitalization at 12/31/01                                                                            (000s)
                                                                  Shareholder's Equity                            $      11,926
                                                                  Cumulative Translation Adjustment               $      (1,197)
                  Net Income (Loss) for the period ended 12/31/01                                                 $       3,176

       (e)      N/A


       10.      CMS Morocco Operating Co., SCA ("CMS Morocco")

       (a)      CMS Morocco Operating Company SCA
                BP 99 Sidi Bouzid
                El Jadida
                Morocco

       CMS Morocco,  a Moroccan  company,  is an EWG that operates two 330 MW electric  generating plants and two additional 348 MW electric generating plants at the port of Jorf Lasfar on the Atlantic coast of Morocco.

       (b) Jorf Lasfar Operations  Handelsbolag,  CMS Generation Investment Company I, CMS International Operating Company, and CMS
                 Generation  Jorf  Lasfar III Limited  Duration  Company  own 99.7%,  0.1%,  0.1%,  and 0.1%,  respectively, of CMS
                 Morocco.  See Exhibit B.

       (c) As of November 30, 2001, Jorf Lasfar  Operations  Handelsbolag,  CMS Generation Investment  Company I, CMS International
                 Operating  Company,  and CMS Generation Jorf Lasfar III Limited Duration Company, had invested  approximately $8.3 million of equity in CMS Morocco.

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


        (d)
                  Capitalization at 11/30/01                                                                            (000s)
                                                                    Shareholder's Equity                               $ 8,054
                  Net Income (Loss) for the period ended 11/30/01                                                 $      2,324

       (e)       As of December 31, 2001,  Jorf Lasfar Energy Company had an Operating and  Maintenance  Agreement with CMS Morocco, effective September 7, 1997.  In 2001, total fees earned this Operating and Maintenance Agreement were $3,642,781.

       11.      Dearborn Generation Operating, L.L.C. ("Dearborn Generation Operating")

       (a)      Dearborn Generation Operating
                Fairlane Plaza South
                3330 Town Center
                Dearborn, Michigan 48126

       Dearborn  Generation  Operating,  a United  States  company,  is an EWG and is the  operator of a 155 MW natural gas-fired facility and an approximately 550 MW natural gas-fired facility under construction located in Dearborn, Michigan.

       (b)      CMS Generation Co. owns 100% of Dearborn Generation Operating. See Exhibit B.

       (c)      As of December 31, 2001, CMS Generation Co. had invested $3.5 million in Dearborn Generation Operating.

       (d)
                Capitalization at 12/31/01                                                                           (000s)
                                                                       Shareholder's Equity                       $        5,340
                Net Income (Loss) for the period ended 12/31/01                                                   $        2,761

       (e)      As of December 31, 2001, Dearborn Generation  Operating had an operating and maintenance  agreement with Dearborn
                Industrial Generation.  In 2001 the total operating and management fees were $874,665.

       12.      Dearborn Industrial Generation, L.L.C. ("Dearborn Industrial Generation")

       (a)      Dearborn Industrial Generation, L.L.C.
                Fairlane Plaza South
                330 Town Center Drive
                Dearborn, Michigan 48126

       Dearborn Industrial Generation, a United States company, is an EWG and is the owner of a 155 MW natural gas-fired facility and an approximately 550 MW natural gas-fired facility under construction located in Dearborn, Michigan.

       (b)     Dearborn Industrial Energy L.L.C. owns 100% of Dearborn Industrial Generation. See Exhibit B.

       (c)     As of December 31, 2001, CMS Generation Co. had invested $129 million in Dearborn Industrial Generation.

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

       (d)
               Capitalization at 12/31/01                                                                           (000s)
                                                                                 Shareholder's Equity             $  (106,481)
               Net Income (Loss) for the period ended 12/31/00                                                    $  (242,261)

       (e)      N/A

       13.      *Exeter Energy Limited Partnership

       (a)      Exeter Energy Limited Partnership
                Fairlane Plaza South
                330 Town Center Drive
                Dearborn, Michigan 48126

       Exeter Energy Limited  Partnership,  a United States company, is an EWG and owns a 26 MW waste tires-fired facility located in Sterling, Connecticut.

       (b)       CMS Generation Co., Exeter Management Company and Oxford/CMS Development L.P. own 50%, 2% and 48%,  respectively, of Exeter Energy Limited Partnership. See Exhibit B.

       (c)       As of December 31, 2001,  CMS Generation  Co. has invested  approximately  $15 Million of equity in Exeter Energy
                 Limited Partnership.

       (d)
                  Capitalization at 12/31/01                                                                           (000s)
                                                                    Partners' Capital                             $       21,036

                  Net Income (Loss) for the period ended 12/31/01                                                 $       35,967

       (e)       As of December 31, 2001,  Exeter Energy Limited  Partnership had an Operating and Maintenance  Agreement with CMS
                 Generation Co. In 2001, the total fees earned from the agreement were $375,002.

       14.      GMR Vasavi Power Corporation Pvt. Ltd. ("GMR Vasavi")

       (a)      GMR Vasavi Power Corporation Pvt. Ltd.
                25/1, SKIP House
                Ground Floor
                Museum Road
                Bangalore 560 025, India

       GMR Vasavi,  an Indian  company,  is an EWG and owns a 200 MW  diesel-fired  power plant located in Basin Bridge in Chennai
       (f.k.a. Madras), Tamil Nadu, India.

       (b)       CMS Energy Maurtius Limited, a wholly owned subsidiary of CMS International Venture LLC, owns 49% of GMR Vasavi.
                 See Exhibit B.

       (c)       As of December 31, 2001, CMS Energy Maurtius Limited had invested $29.1 million in GMR Vasavi.

       (d)
                 Capitalization at 12/31/01                                                                           (000s)
                                                                    Shareholder's Equity                          $       73,168
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
                                                                    Secured Loans                                 $      110,359
                 Net Income (Loss) for the period ended 12/31/01                                                  $        8,248

       (e)       As of December 31, 2001, there was a construction/management  agreement between CMS Generation Co. and GMR Vasavi of which total operating and management fees earned were $425,004.

       15.      GVK Industries Limited ("GVK")

       (a)      GVK Industries Limited
                Road No. 1
                Banjara Hills, Hyderabad
                India

       GVK, an Indian company, is an EWG and is owner of a 235 MW electric generating plant located in Jegurupadu,  Andra Pradesh,
       India.

       (b)       Jegurupadu CMS Generation Company Limited, owns 23.75% of GVK.  See Exhibit B.

       (c)       As of December 31,  2001, Jegurupadu CMS  Generation Company Limited had  invested  $33.6 million of equity in GVK
                 Industries, directly and indirectly through Classic Investment I and Classic Investment II.

       (d)
                 Capitalization at 12/31/01                                                                          (000s)
                                                                        Shareholder's Equity                     $       104,689
                                                                        LT Liabilities                           $        90,831
                  Net Income (Loss) for the period ended 12/31/01                                                $        11,584

       (e)       As of December  31,  2001,  GVK  Industries  had a restated  10 year  Operation  and  Maintenance  Agreement  with
                 Jegurupadu  Operating,  which became  effective on the  commercial  operation  date of the steam  turbine unit. In
                 2001, total fees earned from the agreement were $423,696.


       16.      Hidroelectrica El Chocon, S.A. ("Hidroelectrica")

       (a)      Hidroelectrica El Chocon, S.A.
                Avenida Espana
                3301 Capital Federal, Argentina

       Hidroelectrica,  an Argentine  company,  is an EWG and holds a thirty-year  concession to operate two  hydroelectric  power plants located 26 kilometers apart on the Limay River in Western Argentina.  These plants have a total generating  capacity of 1,320 MW.

       (b)       CMS  Generation  S.A.  owns  2.48%  of  Hidroelectrica.   Hidroinvest,  S.A.  owns  59%  of  Hidroelectrica.  CMS
                 Generation, S.A. owns 25% of Hidroinvest, S.A.  See Exhibit B.

       (c)       As of December 31, 2001, CMS Generation, S.A. had invested approximately $14 million of equity in Hydroelectrica El
                 Chocon, S.A.
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

        (d)
                   Capitalization at 12/31/01                                                                        (000s)
                                                                       Bank Loans                             $           186,178
                                                                       Shareholder's Equity                   $           376,412
                  Total Capitalization                                                                        $           562,590
                  Net Income (Loss) for the period ended 12/31/01                                             $            16,948

       (e)        N/A


       17.      Jamaica Private Power Company Limited ("Jamaica Private Power")

       (a)      Jamaica Private Power Company Limited
                100 Windward Road,
                Kingston 2,
                Jamaica, W.I.

       Jamaica Private Power, a Jamaican company,  is an EWG and is the owner of a 65 MW electric generating facility in Rockfort,
       Kingston, Jamaica.

       (b)      HCE-Rockfort Diesel owns 41.18 % of Jamaica Private Power. See Exhibit B.

       (c)       As of December 31, 2001, HCE Rockfort Diesel had invested approximately $21.1 million in Jamaica Private Power.

       (d)
                  Capitalization at 12/31/01                                                                         (000s)
                                                                    Shareholder's Equity                      $            45,017
                                                                    Long-Term Debt                            $            68,910
                  Net Income (Loss) for the period ended 12/31/01                                             $               397


       (e)       As of December 31, 2001,  Jamaica  Private Power had an operating  agreement with Private Power.  In 2001,  total fees earned from the agreement were $196,595.

       18.      Jegurupadu Operating and Maintenance Company ("Jegurupadu Operating")

       (a)      Jegurupadu Operating and Maintenance Company
                F-40, N.D.S.E., Part I
                New Delhi 110 149
                India

       Jegurupadu  Operating,  a Mauritius company, is an EWG and is the operator of a 235 MW electric generating plant located in
       Jegurupadu, Andra Pradesh, India. The plant is owned by GVK Industries Limited.

       (b) Jegurupadu O&M Company Mauritius, owns 60% of Jegurupadu Operating. See Exhibit B.

       (c) As of December  31,  2001,  Jegurupadu  O&M Company had invested  approximately  $5.1  million of equity in  Jegurupadu
           Operating Maintenance Company, India.

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

       (d)
                  Capitalization at 12/31/01                                                                           (000s)
                                                                           Shareholders' Equity                   $         1,706
                  Net Income (Loss) for the period ended 12/31/01                                                 $           515

       (e)       As of December  31,  2001,  GVK  Industries  had a restated 10 year  Operation  and  Maintenance  Agreement  with
                 Jegurupadu  Operating,  which became  effective on the  commercial  operation  date of the steam turbine unit. In
                 2001, total fees earned from the agreement were $423,696.


       19.      Jorf Lasfar Energy Company SCA ("Jorf Lasfar")

       (a)      Jorf Lasfar Energy Company SCA
                BP 99 Sidi Bouzid
                El Jadida
                Morocco

       Jorf Lasfar, a Moroccan  company,  is an EWG that operates through a subcontractor,  CMS Morocco Operating Company SCA, two existing 330 MW electric generating plants and will construct and operate through a different  subcontractor two additional
       348 MW electric generating plants located at the port of Jorf Lasfar on the Atlantic coast of Morocco.

       (b)       Jorf Lasfar Energiaktiebolag, Jorf Lasfar Power Energy Aktiebolag, and Jorf Lasfar Handelsbolag HB, own 25%, 23%
                 and 2%, respectively, of Jorf Lasfar. See Exhibit B

       (c)       As of December 31, 2001, CMS Investment Company IV had invested approximately $135 million of equity in Jorf
                 Lasfar.
       (d)
                 Capitalization at 11/30/01                                                                          (000s)
                                                                       Shareholder's Equity                     $        536,932
                                                                       Long Term Loans                          $        572,660
                  Net Income (Loss) for the period ended 11/30/01                                               $        145,076

       (e)       As of December 31, 2001,  Jorf Lasfar had an Operating and Maintenance  Agreement with CMS Morocco,  which became effective September 4, 1997. In 2001, total fees earned under the agreement were $3,642,781.


       20.      National Power Supply Co. Ltd. ("National Power Supply")

       (a)      National Power Supply Co. Ltd
                Fairlane Plaza South
                330 Town Center Drive
                Dearborn, Michigan 48126

       National Power Supply, a Thailand  company,  is an EWG and is the owner and operator of two approximately 150 MW coal-fired cogeneration  units  under  construction  with  biomass  fuel  capability  in the Tha  Thuom  area,  Pranchiburi  province, approximately 140 kilometers east of Bangkok, Thailand.

       (b)       CMS Generation Co. owns 100% of CMS Generation Investment Company I, which owns 66.24% of National Power Supply.
                 See Exhibit B.

       (c)       As of December 31, 2001,  CMS Generation  Investment  Company I had invested  approximately

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
                 $23.5 million of equity in National Power Supply.

       (d)
                 Capitalization at 12/31/01                                                                            (000s)
                                                                           Shareholder's Equity                 $          95,706
                                                                           Long-Term Loans                      $         185,294
                 Net Income (Loss) for the period ended 12/31/01                                                 $         22,292


       (e)      As of December 31, 2001,  CMS  Generation Co. had an Operation and  Maintenance  Personnel  Agreement with National
                Power Supply.  In 2001, no fees were earned under this agreement.

       21. CMS Panhandle Lake Charles Generation Company, LLC

       (a)      CMS Panhandle Lake Charles Generation Company, LLC
                5444 Westheimer Road
                Houston, Texas 77056

       CMS Panhandle Lake Charles Generation  Company,  LLC, a Delaware limited liability company, is an EWG and is the owner of a
       50% undivided  interest in an electric  generating  facility with a nominal  capacity of 21 MW (15 MW of which is available through the currently operable generator) located near Lake Charles,  Louisiana.  The facility is operated by Trunkline LNG
       Company, LLC.

       (b)       CMS Panhandle Holdings, LLC owns 100% of CMS Panhandle Lake Charles.  See Exhibit B.

       (c)       As of December 31, 2001,  Trunkline Field Services Company had invested  approximately $4 million of equity in of
                 CMS Panhandle Lake Charles.

       (d)
                  Capitalization at 12/31/01                                                                           (000s)
                                                                                 Shareholder's Equity             $       3,572
                  Net Income (Loss) for the period ended 12/31/01                                                 $         (25)

       (e)      N/A

       22.      Private Power Operators Limited ("Private Power")

       (a)      Private Power Operators Limited
                100 Windward Road
                Kingston 2,
                Jamaica, W.I.

       Private  Power,  a Jamaican  company,  is an EWG and is the operator of a 65 MW electric  generating  facility in Rockfort,
       Kingston, Jamaica.

       (b)      HCO-Jamaica, Inc. owns 50% of Private Power.  See Exhibit B.

       (c)      As of December 31, 2001, HCO Jamaica, Inc. invested approximately $5,000 of equity in Private Power.

       (d)
                Capitalization at 12/31/01                                                                           (000s)
                                                                                 Shareholder's Equity             $        10
                Net Income (Loss) for the period ended 12/31/01                                                   $        (0)

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

       (e)      N/A.


       23.      Takoradi International Company

       (a)       Takoradi International Company
                 c/o Maples and Calder
                 Ugland House
                 P.O. Box 309, South Church Street
                 George Town, Cayman Islands, British West Indies

       Takoradi  International  Company,  a Cayman Islands company,  is an EWG and is the owner of a 330 MW combined cycle thermal power plant under  construction  located at the Takoradi Power Plant Complex near Takoradi at Aboadze in the Western Region of the Republic of Ghana.

       (b)      CMS Takoradi Investment Company II owns 90% of Takoradi International Company. See Exhibit B.

       (c)      As of December 31, 2001, CMS Generation Investment Company VI had invested  approximately $113 million in Takoradi
                International Company.

       (d)
                  Capitalization at 12/31/01                                                                          (000s)
                                                                             Shareholder's Equity               $        125,269
                  Net Income (Loss) for the period ended 12/31/01                                               $         22,161

       (e)      As of December 31, 2001,  there were two operating and management fee  agreements:  (i) one between CMS Generation
                Co. and Takoradi  International  Company; and (ii) the other between CMS Generation Co. and Volta River Authority.
                In 2001, total operating and management fees earned were $854,166.

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

                                                       FOREIGN UTILITY COMPANIES

       1.       CMS Generation Horizon Energy Holdings Limited ("CMSG")

       (a)      CMS Generation Horizon Energy Holdings Limited
                P.O. Box 309
                Ugland House, South Church Street
                Grand Cayman, Cayman Islands, British West Indies

       CMSG, a Cayman Islands  company,  is a foreign utility company and is part-owner and operator of a 2,000 MW power station and associated lignite mine located at Loy Yang, Victoria, Australia.

       (b) CMS Generation Loy Yang Holdings 2 Ltd., a wholly owned subsidiary of CMS Generation  Investment Company I, owns 100%
                 of CMSG. See Exhibit B.

       (c) As of December  31,  2001,  CMS  Generation  Investment  Company I had  invested  approximately  $106  million in CMS
                 Generation Loy Yang Holdings 2 Ltd. and advanced approximately $158 million to CMSG.

        (d)
                  Capitalization at 12/31/01                                                                        (000s)
                                                                      Shareholder's Equity                    $     (160,614)
                                                                      Cumulative Translation Adjustment
                                                                                                              $      (84,134)
                  Net Income (Loss) for the period ended 12/31/01                                             $           10

       (e)       As of December 31, 2001, CMSG had an Industry  Expertise Fee agreement with Loy Yang Power  Partners.  In 2001, no fees were earned from the agreement.

       2.       CMS Operating S.A.

       (a)       CMS Operating S.A.
                 Edificio torre Catalinas Plaza
                 Ing. Butty 220, 8th Floor
                 Buenos Aires, Argentina

       CMS Operating S.A, an Argentina  company,  has ownership  interest of 99% in and is the operator of Ensenada,  an EWG. As of December 31, 2001,  Centrales  Termicas Mendoza S.A., located in Mendoza,  Argentina,  has a operation and maintenance contract, a consulting contract, with CMS Operating S.A.  Refer to EWG section item 1, part (e).

       (b)       CMS International Ventures, LLC owns 100%  of CMS Operating S.A.

       (c)       As of December 31, 2001, CMS  International  Venture LLC had invested  approximately  $314 million of equity in
                 CMS Operating S.A.

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


       (d)
                  Capitalization at 12/31/01                                                                        (000s)
                                                                      Common Stock                            $        35,785
                                                                      Irrevocable Contributions               $       263,071
                                                                      Retained Earnings                       $        14,930
                  Total                                                                                       $       313,786
                  Net Income (Loss) for the period ended 12/31/01                                             $         3,316

       (e)      N/A


       3.       Companhia Jaguari De Energia ("Jaguari")

       (a)      Companhia Jaguari De Energia
                Rua Padre Garcia Velho
                73-6(degree) andar - conj. 61
                Pinheiros
                CEP 05421-030
                Sao Paulo, SP, Brazil

       Jaguari, a Brazilian company, is a foreign utility company that owns and operates an electricity  distribution concession located  in the  state of Sao  Paulo.  Jaguari  is a  non-traded  utility  company  controlled  by CPEE.  Jaguari  serves approximately 24,000 customers.

       (b)      Jaguari is 100% owned by Sul Paulista. See CPEE below and Exhibit B.

       (c)      As of December 31, 2001, Sul Paulista has invested $9 million in Jaguari.

       (d)
                Capitalization at 12/31/01                                                                        (000s)
                                                                        Shareholder's Equity                  $          29,253
                Net Income (Loss) for the period ended 12/31/01                                               $           5,092

       (e)      N/A

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
4.  Companhia Luz E Forca De Mococa ("Mococa")

(a)      Companhia Luz E Forda De Mococa
         Rua Padre Garcia Velho
         73-5(degree) andar - conj. 51
         Pinheiros
         CEP 05421-030
         Sao Paulo, SP, Brazil

Mococa, a Brazilian  company,  is a foreign utility company that owns and operates an electricity  distribution  concession located in the state of Sao Paulo and the State of Minas Gerais,  Brazil. Mococa is a non-traded utility company controlled by CPEE. Mococa serves approximately 33,000 customers.

(b)      Mococa is 100% owned by Jaguari .  See CPEE below and Exhibit B.

(c)      As of December 31, 2001, Jaguari has invested $8.9 million in Mococa.

(d)
          Capitalization at 12/31/01                                                                            (000s)
                                                                Shareholder's Equity                              $   8,892
          Net Income (Loss) for the period ended 12/31/01                                                         $   1,259

(e)      N/A


5.        Companhia Paulista De Energia Electrica ("CPEE")

(a)      Companhia Paulista De Energia Electrica
         Rua Padre Garcia Velho
         73-7(degree) andar - conj. 73
         CEP 05421-030
         Sao Paulo, SP, Brazil

CPEE, a Brazilian company,  is a foreign utility company that owns and operates an electricity  distribution  concession in the state of Sao Paulo,  Brazil and also has a controlling  interest in 3 other non-traded  utility  companies that own and operate electricity  distribution  concessions located in the state of Sao Paulo and in the state of Minas Gerais. CPEE and its controlled  companies serve  approximately  155,000  customers.  CPEE also owns a 7 percent  interest in Investco S.A., which owns an 850 MW hydroelectric plant, which started commercial operations in December 2001.

(b)      CMS  Participacoes  Ltda. owns 93.86% of CPEE.  See Exhibit B.

(c)      As of December 31, 2001, CMS Participacoes Ltda. has invested $92 million in CPEE.

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


       (d)
                  Capitalization at 12/31/01                                                                          (000s)
                                                                        Shareholder's Equity                             $  53,008
                  Net Income (Loss) for the period ended 12/31/01                                                        $   8,523

       (e)      N/A


       6.        Companhia Sul Paulista De Energia Eletrica ("Sul Paulista")

       (a)      Companhia Sul Paulista De Energia
                Rua Padre Garcia Velho
                73-7(degree) andar - conj. 71
                Pinheiros
                CEP 05421-030
                Sao Paulo, SP, Brazil

       Sul  Paulista,  a Brazilian  company,  is a foreign  utility  company  that owns and operates an  electricity  distribution concession  located in the state of Sao Paulo.  Sul  Paulista is a  non-traded  utility  company  controlled  by CPEE.  Sul
       Paulista serves approximately 56,000 customers.

       (b)      Sul Paulista is 88.63% owned by CPEE.  See CPEE above and Exhibit B.

       (c)      As of December 31, 2001, CPEE has invested $45 million in Paulista.

       (d)
                  Capitalization at 12/31/01                                                                          (000s)
                                                                 Shareholder's Equity                                    $  50,813
                  Net Income (Loss) for the period ended
                  12/31/01                                                                                               $   9,724

       (e)      N/A

       7.       Emirates CMS Power Company

       (a)       P.O. Box 47688
                 United Arab Emirates
                 Al Mansoor Tower,
                 7th Floor, Suite 701
                 Abu Dhabi

       Emirates  CMS Power  Company,  an U.A.E.  Abu Dhabi  Emirate,  is a foreign  utility  company  that owns a  generation  and desalination facility in Taweelah, Abu Dhabi.

       (b)       CMS Generation Taweelah Limited owns 40% of Emirates CMS Power Company.
       (c)        As of November 30, 2001, CMS Generation Taweelah Limited had invested $80 million in equity of Emirates CMS
                 Power Company.

       (d)
                  Capitalization at 11/30/01                                                                          (000s)
                                                                          Term Loan                             $             0

                                                                         Shareholder Loan                       $        74,114
                                                                         Retained Earnings                      $        22,867

                                                                         Shareholder's Equity                   $       112,599
                  Total Capitalization                                                                          $       209,580
                  Net Income (Loss) for the period ended 11/30/01                                               $        19,123

       (e)   N/A


       8.       Horizon Energy Holdings Ltd. ("Horizon Energy")

       (a)      Horizon Energy Holdings Limited
                P.O. Box 309
                Ugland House, South Church Street
                Grand Cayman, Cayman Islands, British West Indies

       Horizon Energy, a Cayman Islands  company,  is a foreign utility company and is part-owner and operator of a 2,000 MW power station and associated lignite mine located at Loy Yang, Victoria, Australia.

       (b)      CMS Generation Loy Yang Holdings 1 Ltd., a wholly owned subsidiary of CMS Generation Investment Company I, owns 100%
                of Horizon Energy. See Exhibit B.

       (c)      As of December  31,  2001,  CMS  Generation  Investment Company I had invested  approximately $106.8 million in CMS
                Generation Loy Yang Holdings 1 Ltd. and advanced approximately $157 million to Horizon Energy.

       (d)
                Capitalization at 12/31/01                                                                            (000s)
                                                                       Shareholder's Equity                     $     (157,820)
                                                                       Cumulative Translation                   $      (83,556)
                                                                       Intercompany Note Payable                $      156,968
                Net Income (Loss) for the period ended 12/31/01                                                 $            0


       (e)      N/A.

       9.       Loy Yang Power Partners

       (a)      Bartons Line
                Taralgon, Victoria, Australia
                3844

       Loy Yang Power  Partners is a foreign  utility  company  and is the  operator  of a 2,000 MW power  station and  associated lignite mine located at Loy Yang, Victoria, Australia.

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

       (b)      CMS Generation Horizon Energy Holdings Limited ("CMSG") owns 25% and Horizon
                Energy Holdings, Ltd. owns 24.63% of Loy Yang Power Partners. See Exhibit B.

       (c)      As of December 31, 2001, CMS Generation Horizon Energy Holdings Limited had invested approximately  $315 million of equity in Loy Yang Power Partnership.

       (d)
                Capitalization at 12/31/01                                                                         (000s)
                                                                           Shareholder's Equity                 $       651,777
                                                                           Long-Term Loans                      $     1,751,462
                Net Income (Loss) for the period ended 12/31/01                                                 $        10,620

       (e)      As of December 31, 2001, CMS Generation Horizon Energy Holdings Limited had an Operating and Maintenance
                Agreement with Loy Yang Power Partnership, effective September4, 1997. In  2001,  no  fees  earned from the agreement.


       10.      Sistema Electrico del Estado Nueva Esparta C.A. ("SENECA")

       (a)       Sistema Electrico del Estado Nueva Esparta C.A.
                 San Lorenzo
                 Pampatar, Nueva Esparta (6312)
                 Venezuela

       SENECA,  a Venezuelan  company,  is a foreign utility company and is the owner of 200 MW of diesel-fired  power  generation units located on Margarita  Island,  Venezuela.  SENECA also owns and operates an electric  distribution  system located on
       Margarita Island, Venezuela, serving approximately 102,000 customers.

       (b)      CMS  Electric and Gas Company  owns 100% of ENELMAR.  ENELMAR owns 33.34% of SENECA.  CMS Electric and Gas Company
                owns 100% of CMS Venezuela.  CMS Venezuela owns 52.37% of SENECA.   See Exhibit B.

       (c)      As of December 31, 2001, ENELMAR had invested $23.7 million in SENECA.  As of  December  31, 2001,  CMS  Venezuela
                had invested $54.8 million in SENECA.

       (d)      Capitalization at 12/31/01                                                                           (000s)
                                                                           Shareholder's Equity                   $   164,764
                Net Income (Loss) for the period ended 12/31/01                                                   $    (3,398)


       (e)      N/A

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


       11.      Taweelah A2 Operating Company ("Taweelah")

       (a)      c/o CMS Generation Co.
                330 Town Center Drive
                Suite 1000
                Dearborn, Michigan 48126

       Taweelah is a foreign utility company that operates a 710.3 MW generation and desalination facility in Taweelah,
       Abu Dhabi.

        (b)      CMS Energy owns an interest in Taweelah through intervening subsidiaries CMS Enterprises Company and CMS
                 Generation Co.

       (c)       As of December 31, 2001, CMS Generation Co. had invested approximately $828 thousand of equity in Taweelah.

       (d)
                 Capitalization at 12/31/01                                                                      (000s)
                                                                          Shareholder's Capital               $              551
                                                                          Retained Earnings                   $              227
                                                                          Shareholder's Equity                $              828
                 Net Income (Loss) for the period ended 12/31/01                                              $              250

        (e)      As of December 31, 2001, there was an operating and management agreement between Taweelah and Emirate CMS
                 Power  Company of which total fees earned were $381,489.


       The  above-named  Claimant has caused this statement to be duly executed on its behalf by its authorized  officer on this
       26th day of February, 2002.

                                                                     CMS ENERGY CORPORATION
                                                                     A Michigan corporation

       [CORPORATE SEAL]                            By: /s/Rodger A. Kershner
                                                      Rodger A. Kershner
                                                      Senior Vice President,
                                                      General Counsel and Secretary

       ATTEST:

         /s/Michael D. VanHemert
        Michael D. VanHemert
        Deputy General Counsel and
        Assistant Secretary


       Name, title, and address of officer to whom notices and correspondence concerning this Statement should be addressed:

                                                   Rodger A. Kershner
                                                   Senior Vice President,
                                                   General Counsel and Secretary
                                                   CMS Energy Corporation
                                                   Fairlane Plaza South
                                                   Suite 1100
                                                   330 Town Center Drive
                                                   Dearborn, Michigan 48126








     February 28, 2002



                                                            EXHIBIT A


A consolidating statement of income and surplus of CMS Energy and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of CMS Energy and its subsidiary companies as of the close of such calendar year is attached.


                                                     CMS ENERGY CORPORATION
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                             (In Millions, except Per Share Amounts)


                                                                    Consumers      CMS
                                                                    Energy         Enterprises    Inter-            CMS Energy
                                                      CMS Energy    Company        Company        Company           Corporation
                                                      Corp. (1)     Consol.        Consol.        Eliminations      Consol.
Operating Revenue
  Electric utility                                            $ -         $2,633            $ -              $ (2)        $2,631
  Gas utility                                                   -          1,338              -                 -          1,338
  Independent power production                                  -             41            347                 -            388
  Oil and gas exploration
    and production                                              -              -            212                 -            212
  Natural gas transmission                                      -              -          1,078               (25)         1,053
  Marketing, services and trading                               -              -          7,486              (153)         7,333
  Other                                                         4              2             18                (2)            22
                                                           ------         ------         ------            ------         ------
    Total operating revenue                                     4          4,014          9,141              (182)        12,977
                                                           ------         ------         ------            ------         ------
Operating Expenses
  Fuel for electric generation                                  -            330             28                (3)           355
  Purchased power -
    related parties                                             -            543              -                (4)           539
  Purchased and interchange
    power                                                       -            476          3,966                 4          4,446
  Cost of gas sold                                              -            830          3,610              (173)         4,267
  Other operation expense                                     (23)           761          1,313                (6)         2,045
  Maintenance                                                   -            203             60                 -            263
  Depreciation, depletion
    and amortization                                            2            339            189                 -            530
  General taxes                                                 -            187             44                 -            231
                                                           ------         ------         ------            ------         ------
    Total operating expenses                                  (21)         3,669          9,210              (182)        12,676
                                                           ------         ------         ------            ------         ------
Pretax Operating Income (Loss)                                 25            345            (69)                -            301
                                                           ------         ------         ------            ------         ------
Other Income (Deductions)
  Dividends and interest
    from affiliates                                            78              6              3               (87)             -
  Accretion expense                                           (27)           (10)             -                 -            (37)
  Gain (loss) on asset sales                                   (1)             -             12                 -             11
  Other, net                                                 (293)             5              8               295             15
                                                           ------         ------         ------            ------         ------
    Total other income
      (deductions)                                           (243)             1             23               208            (11)
                                                           ------         ------         ------            ------         ------
Fixed Charges
  Interest on long-term debt                                  323            151             99                 -            573
  Other interest                                               66             41             27               (76)            58
  Capitalized interest                                         (5)            (6)           (27)                -            (38)
  Preferred dividends                                           -              2              2                (2)             2
  Preferred securities distributions                           55             41              -                 -             96
                                                           ------         ------         ------            ------         ------
    Net fixed charges                                         439            229            101               (78)           691
                                                           ------         ------         ------            ------         ------
Income (Loss) from Continuing Operations
  before Income Taxes and Minority Interests                 (657)           117           (147)              286           (401)

Income Taxes (Benefits)                                      (126)            49              4                 -            (73)

Minority Interests                                              -              -              3                 -              3
                                                           ------         ------         ------            ------         ------
Income (Loss) from Continuing Operations                     (531)            68           (154)              286           (331)

Discontinued Operations                                        (6)             -           (179)                -           (185)
                                                           ------         ------         ------            ------         ------
Consolidated Net Income (Loss) before Effect
  of Accounting Change, Extraordinary Item and
  Common Stock Dividends                                     (537)            68           (333)              286           (516)

Cumulative Effect of Accounting Change                          -            (11)             -                 -            (11)

Extraordinary Item                                              -              -            (18)                -            (18)
                                                           ------         ------         ------            ------         ------

Consolidated Net Income (Loss) before
  Common Stock Dividends                                     (537)            57           (351)              286           (545)

Dividends on Common Stock                                     197            190              -              (197)           190
                                                           ------         ------         ------            ------         ------
Consolidated Net Income (Loss) after
  Common Stock Dividends                                   $ (734)        $ (133)        $ (351)             $483         $ (735)
                                                           ======         ======         ======            ======         ======

Average Number of CMS Energy Common Shares
Outstanding 130,758

Basic Earnings per CMS Energy Average       Common                                                                        $(4.17)
Share

Diluted Earnings per CMS Energy Average     Common                                                                        $(4.17)
Share


(1) Represents CMS Energy Corporation, CMS Energy Trust I, CMS Energy Trust II and CMS Energy Trust III consolidated with
8Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.



                                                    CONSUMERS ENERGY COMPANY
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)

                                          Consumers    Michigan        Consumers    CMS         CMS        Inter-      Consumers
                                          Energy       Electric        Funding LLC  Midland     Midland    company     Energy
                                          Company (2)  Transmission                 Holdings    Inc.       Elimina-tionCompany
                                                       Company                      Company                            Consol.
Operating Revenue
  Electric                                    $2,649            $ 82          $ -          $ -        $ -         $(98)     $2,633
  Gas                                          1,358               -            -            -          -          (20)      1,338
  Other                                            5               -            -           14         24            -          43
                                              ------          ------       ------       ------     ------       ------      ------
    Total operating revenue                    4,012              82            -           14         24         (118)      4,014
                                              ------          ------       ------       ------     ------       ------      ------
Operating Expenses
  Fuel for electric generation                   330               -            -            -          -            -         330
  Purchased power-related parties                604               -            -            -          -          (61)        543
  Purchased and interchange power                476               -            -            -          -            -         476
  Cost of gas sold                               850               -            -            -          -          (20)        830
  Other operation expense                        762              27            -            -          -          (28)        761
  Maintenance                                    202              10            -            -          -           (9)        203
  Depreciation, depletion
    and amortization                             329               8            -            -          2           -          339
  General taxes                                  183               4            -            -          -           -          187
                                              ------          ------       ------       ------     ------      ------       ------
    Total operating expenses                   3,736              49            -            -          2         (118)      3,669
                                              ------          ------       ------       ------     ------      ------       ------
Pretax Operating Income                          276              33            -           14         22           -          345
                                              ------          ------       ------       ------     ------      ------       ------
Other Income (Deductions)
  Dividends and interest
    from affiliates                               49               1            3            -          1         (48)           6
  Accretion expense                              (10)              -            -            -          -           -          (10)
  Other, net                                      56               -            -            -          -         (51)           5
                                              ------          ------       ------       ------     ------      ------       ------
Total other income (deductions)                   95               1            3            -          1         (99)           1
                                              ------          ------       ------       ------     ------      ------       ------
Interest Charges
  Interest on long-term debt                     148               -            3            -          -           -          151
  Other interest                                  88               -            -            -          -         (47)          41
  Capitalized interest                            (6)              -            -            -          -           -           (6)
                                              ------          ------       ------       ------     ------      ------       ------
    Net interest charges                         230               -            3            -          -         (47)         186
                                              ------          ------       ------       ------     ------      ------       ------
Income (Loss) before Income Taxes                141              34            -           14         23         (52)         160

Income Taxes                                      26              12            -            3          8           -           49
                                              ------          ------       ------       ------     ------      ------       ------
Net Income (Loss) before Accounting
  Change                                         115              22            -           11         15         (52)         111

Cumulative Effect of Accounting
  Change                                         (11)              -            -            -          -           -          (11)
                                              ------          ------       ------       ------     ------      ------       ------
Net Income (Loss)                                104              22            -           11         15         (52)         100

Preferred Stock Dividends                          2               -            -            -          -           -            2

Preferred Securities Distribution                 41               -            -            -          -           -           41
                                              ------          ------       ------       ------     ------      ------       ------
Net Income (Loss) Available
  to Common Stockholder                           61              22            -           11         15         (52)          57

Dividends on Common Stock                        191               -            -            -          -          (1)         190
                                              ------          ------       ------       ------     ------      ------       ------
Net Income (Loss) after Common
  Dividends                                   $ (130)           $ 22          $ -         $ 11       $ 15        $(51)      $ (133)
                                              ======          ======       ======       ======     ======      ======       ======

(2)  Represents Consumers Energy Company, Consumers Power Company Financing I, Consumers Energy Company Financing II, Consumers
Energy Company Financing III, Consumers Energy Company Financing IV, Consumers Nuclear Services, Consumers Parnell Holdings LLC,
Michigan Electric Transmission Company, Consumers Funding LLC, ES Services Company and Consumers EnergyGuard Services, Inc.
consolidated with Michigan Gas Storage Company, CMS Midland Holdings Company, CMS Midland, Inc. and CMS Engineering Co. included on the equity method of accounting.


                                                        CMS ENTERPRISES COMPANY
                                                 Consolidating Statement of Income
                                                For the Year Ended December 31, 2001
                                                           (In Millions)



                                                               CMS Oil     CMS                     CMS                     CMS Gas
                                                CMS            and Gas     Generation   CMS        Micropower   CMS MS&T   Trans.
                                                Enterprises    Co.         Co. Consol.  Capital    Systems LLC  Consol.    Co.
                                                Company (3)    Consol.                  LLC                                Consol.
Operating Revenue
  Oil and gas exploration
    and production                             $ -         $244          $ -          $ -           $ -          $ -        $ -
  Independent power production                   -            -          278            -             -            -          -
  Natural gas transmission                       -            -            -            -             -            -      1,422
  Marketing, services and trading                -            -            -            -             -        7,628          -
  Other                                          3            -            -           11             1            -          -
                                            ------       ------       ------       ------        ------       ------     ------
    Total operating revenue                      3          244          278           11             1        7,628      1,422
                                            ------       ------       ------       ------        ------       ------     ------
Operating Expenses
  Fuel for electric generation                   -            -           57            -             -            -          -
  Purchased and interchange power                -            -            -            -             -        3,945          -
  Cost of gas sold                               -            -            -            -             -        3,443        652
  Other operation expense                       24          160          498            4             4          163        437
  Maintenance                                    -            4            9            -             -            -         38
  Depreciation, depletion
    and amortization                             1           48           16            -             1            5        100
  General taxes                                  3            7            2            -             -            2         30
                                            ------       ------       ------       ------        ------       ------     ------
    Total operating expenses                    28          219          582            4             5        7,558      1,257
                                            ------       ------       ------       ------        ------       ------     ------
Pretax Operating Income (Loss)                 (25)          25         (304)           7            (4)          70        165
                                            ------       ------       ------       ------        ------       ------     ------
Other Income (Deductions)
  Dividends and interest
    from affiliates                              3            2            1           32             -            1         10
  Gain (loss) on asset sales                     -            -            -            -             -            -          1
  Other, net                                  (336)           -           (1)           -             -            2          2
                                            ------       ------       ------       ------        ------       ------     ------
    Total other income (deductions)           (333)           2            -           32             -            3         13
                                            ------       ------       ------       ------        ------       ------     ------
Fixed Charges
  Interest on long-term debt                     -            7            -            -             -            -         87
  Other interest                                 2            8           23           30             -            3         10
  Capitalized interest                           -            -          (22)           -             -            -         (5)
  Preferred dividends                            2            -            -            -             -            -          -
                                            ------       ------       ------       ------        ------       ------     ------
    Net fixed charges                            4           15            1           30             -            3         92
                                            ------       ------       ------       ------        ------       ------     ------
Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                   (362)          12         (305)           9            (4)          70         86

Income Taxes (Benefits)                        (10)          64         (115)           3            (1)          27         36

Minority Interests                               -            -            2            -             -            -         (3)
                                            ------       ------       ------       ------        ------       ------     ------
Income (Loss) from Continuing Operations      (352)         (52)        (192)           6            (3)          43         53

Discontinued Operations                          -            -          (31)           -             -            -          -
                                            ------       ------       ------       ------        ------       ------     ------
Net Income (Loss) before
  Extraordinary Item                          (352)         (52)        (223)           6            (3)          43         53

Extraordinary Item                               -            -            -            -             -            -        (18)
                                            ------       ------       ------       ------        ------       ------     ------
Net Income (Loss)                           $ (352)        $(52)      $ (223)         $ 6          $ (3)        $ 43       $ 35
                                            ======       ======       ======       ======        ======       ======     ======

                                                   (Continued on Following Page)

                                                     CMS ENTERPRISES COMPANY
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)

                                                                                                                   CMS
                                                                                                                   Enterprises
                                                CMS Electric    CMS Oper. S.A.     CMS Distri.    Intercompany     Company
                                                & Gas Company   Consol.            Power LLC      Eliminations     Consol.
Operating Revenue
  Oil and gas exploration
    and production                                      $ -            $ -             $ -            $(32)            $212
  Independent power production                            -            125               -             (56)             347
  Natural gas transmission                                -              -               -            (344)           1,078
  Marketing, services and trading                         -              -               -            (142)           7,486
  Other                                                   -              -               1               2               18
                                                     ------         ------          ------          ------           ------
    Total operating revenue                               -            125               1            (572)           9,141
                                                     ------         ------          ------          ------           ------
Operating Expenses
  Fuel for electric generation                            -             60               -             (89)              28
  Purchased and interchange power                         -             21               -               -            3,966
  Cost of gas sold                                        -              -               -            (485)           3,610
  Other operation expense                                 2             19               4              (2)           1,313
  Maintenance                                             -              9               -               -               60
  Depreciation, depletion
    and amortization                                      -             17               1               -              189
  General taxes                                           -              -               -               -               44
                                                     ------         ------          ------          ------           ------
    Total operating expenses                              2            126               5            (576)           9,210
                                                     ------         ------          ------          ------           ------
Pretax Operating Income (Loss)                           (2)            (1)             (4)              4              (69)
                                                     ------         ------          ------          ------           ------
Other Income (Deductions)
  Dividends and interest
    from affiliates                                       1              2               -             (49)               3
  Gain (loss) on asset sales                             11              -               -               -               12
  Other, net                                              5             (1)              -             337                8
                                                     ------         ------          ------          ------           ------
  Total other income (deductions)                        17              1               -             288               23
                                                     ------         ------          ------          ------           ------
Fixed Charges
  Interest on long-term debt                              -              5               -               -               99
  Other interest                                          -              -               -             (49)              27
  Capitalized interest                                    -              -               -               -              (27)
  Preferred dividends                                     -              -               -               -                2
                                                     ------         ------          ------          ------           ------
    Net fixed charges                                     -              5               -             (49)             101
                                                     ------         ------          ------          ------           ------
Income (Loss) from Continuing Operations
  before Income Taxes and Minority
  Interests                                              15             (5)             (4)            341             (147)

Income Taxes (Benefits)                                   5             (4)             (1)              -                4

Minority Interests                                        -              -               -               4                3
                                                     ------         ------          ------          ------           ------
Income (Loss) from Continuing Operations                 10             (1)             (3)            337             (154)

Discontinued Operations                                (148)             -               -               -             (179)
                                                     ------         ------          ------          ------           ------
Net Income (Loss) before
  Extraordinary Item                                   (138)            (1)             (3)            337             (333)

Extraordinary Item                                        -              -               -               -              (18)
                                                     ------         ------          ------          ------           ------
Net Income (Loss)                                     $(138)          $ (1)           $ (3)          $ 337           $ (351)
                                                     ======         ======          ======          ======           ======

(3)      Represents  CMS Enterprises  Company, CMS Resource Development Company, CMS Comercializadora de Energia S.A., CMS Energy
         South  America  Company and CMS Energy UK Limited  consolidated  with CMS Oil and Gas Company,  CMS Generation  Company,
         CMS Land Company,  CMS Operating S.A., CMS MicroPower  Systems LLC, CMS Distributed Power LLC,  CMS Marketing,  Services
         and Trading  Company,  CMS Gas  Transmission  Company,  CMS Electric and Gas Company and CMS Capital LLC included on the equity method of accounting.

                                                     CMS OIL AND GAS COMPANY
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)



                                                                                                                      Explotaciones
                                         CMS Oil                 CMS Oil & Gas                                        CMS Oil
                                         & Gas      CMS Oil &    Inter-national  CMS O&G      CMS Oil &    CMS Oil &  & Gas Co.
                                         Company    Gas Alba     Co. Consol.     Venezuela    Gas Congo    Gas E.G.
                                         (4)        LDC                          LDC          Ltd.         LDC
Operating Revenue
  Oil and gas exploration
    and production                           $ 83          $ 4          $ 59          $ 22          $ 5            $ 3        $ 14
  Other                                         -            -             -             -            -              -           -
                                           ------       ------        ------        ------       ------         ------      ------
    Total operating revenue                    83            4            59            22            5              3          14
                                           ------       ------        ------        ------       ------         ------      ------
Operating Expenses
  Other operation expense                      77            1            41             7            1              1          21
  Maintenance                                   -            -             2             1            1              -           -
  Depreciation, depletion
    and amortization                           20            1            12             8            1              -           4
  General taxes                                 7            -             -             -            -              -           -
                                           ------       ------        ------        ------       ------         ------      ------
    Total operating expenses                  104            2            55            16            3              1          25
                                           ------       ------        ------        ------       ------         ------      ------
Pretax Operating Income (Loss)                (21)           2             4             6            2              2         (11)
                                           ------       ------        ------        ------       ------         ------      ------
Other Income (Deductions)
  Interest from affiliates                      -            -             -             -            -              -           -
  Gain (loss) on asset sales                    -            -             -             -            -              -           -
  Other, net                                   31            -             -             -            -              -           -
                                           ------       ------        ------        ------       ------         ------      ------
    Total other income
        (deductions)                           31            -             -             -            -              -           -
                                           ------       ------        ------        ------       ------         ------      ------
Fixed Charges
  Interest on long-term debt                    7            -             -             -            -              -           -
  Other interest                                7            -             -             -            -              -           -
  Capitalized interest                          -            -             -             -            -              -           -
                                           ------       ------        ------        ------       ------         ------      ------
    Net fixed charges                          14            -             -             -            -              -           -
                                           ------       ------        ------        ------       ------         ------      ------
Income (Loss) before Income Taxes              (4)           2             4             6            2              2         (11)

Income Taxes (Benefit)                         48            -             8             2            -              -          (4)
                                           ------       ------        ------        ------       ------         ------      ------
Net Income (Loss)                            $(52)         $ 2          $ (4)          $ 4          $ 2            $ 2        $ (7)
                                           ======       ======        ======        ======       ======         ======      ======




                                                  (Continued on Following Page)

                                                     CMS OIL AND GAS COMPANY
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)



                                                                           Inter-company
                                              CMS Oil &      CMS Oil &     Eliminations    CMS Oil &
                                              Gas E.G. Ltd.  Gas Int'l                     Gas Company
                                                             Ltd.                          Consol.
Operating Revenue
  Oil and gas exploration
    and production                                 $ 54               $ -            $ -          $244
  Other                                               -                 -              -             -
                                                 ------            ------         ------        ------
    Total operating revenue                          54                 -              -           244
                                                 ------            ------         ------        ------
Operating Expenses
  Other operation expense                            11                 -              -           160
  Maintenance                                         -                 -              -             4
  Depreciation, depletion
    and amortization                                  2                 -              -            48
  General taxes                                       -                 -              -             7
                                                 ------            ------         ------        ------
    Total operating expenses                         13                 -              -           219
                                                 ------            ------         ------        ------
Pretax Operating Income (Loss)                       41                 -              -            25
                                                 ------            ------         ------        ------
Other Income (Deductions)
  Interest from affiliates                            -                 2              -             2
  Gain (loss) on asset sales                          -                 -              -             -
  Other, net                                          -                 1            (32)            -
                                                 ------            ------         ------        ------
    Total other income
      (deductions)                                    -                 3            (32)            2
                                                 ------            ------         ------        ------
Fixed Charges
  Interest on long-term debt                          -                 -              -             7
  Other interest                                      1                 -              1             8
  Capitalized interest                                -                 -              -             -
                                                 ------            ------         ------        ------
    Net fixed charges                                 1                 -              1            15
                                                 ------            ------         ------        ------
Income (Loss) before Income Taxes                    40                 3            (32)           12

Income Taxes (Benefit)                               10                 -             -             64
                                                 ------            ------        ------         ------
Net Income (Loss)                                  $ 30               $ 3          $ (32)        $ (52)
                                                 ======            ======         ======        ======













(4)       Represents CMS Oil and Gas Company consolidated with CMS Oil and Gas International Company included on the equity method of accounting.




                                              CMS OIL AND GAS INTERNATIONAL COMPANY
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)



                                                                                      CMS Oil & Gas   Inter-company  CMS Oil &
                                                     CMS Oil & Gas    CMS NOMECO      Int'l           Eliminations  Gas Inter.,
                                                     Int'l Co. (5)    Int'l Congo     Tunisia, Inc.                  Consol.
                                                                      Hld., Inc.
Operating Revenue
  Oil and gas exploration
    and production                                              $ -            $ 32            $ 27            $ -          $ 59
  Other                                                           -               -               -              -             -
                                                             ------          ------          ------         ------        ------
    Total operating revenue                                       -              32              27              -            59
                                                             ------          ------          ------         ------        ------
Operating Expenses
  Other operation expense                                         2              36               3              -            41
  Maintenance                                                     -               2               -              -             2
  Depreciation, depletion
    and amortization                                              -               8               4              -            12
  General taxes                                                   -               -               -              -             -
                                                             ------          ------          ------         ------        ------
    Total operating expenses                                      2              46               7              -            55
                                                             ------          ------          ------         ------        ------
Pretax Operating Income (Loss)                                   (2)            (14)             20              -             4
                                                             ------          ------          ------         ------        ------
Other Income (Deductions)                                        (4)             18               -            (14)            -
                                                             ------          ------          ------         ------        ------
Fixed Charges
  Interest on long-term debt                                      -               -               -              -             -
  Other interest                                                  -               -               -              -             -
                                                             ------          ------          ------         ------        ------
    Net fixed charges                                             -               -               -              -             -
                                                             ------          ------          ------         ------        ------
Income (Loss) before Income Taxes                                (6)              4              20            (14)            4

Income Taxes (Benefit)                                           (1)             (5)             14              -             8
                                                             ------          ------          ------         ------        ------
Net Income (Loss)                                              $ (5)            $ 9             $ 6           $(14)         $ (4)
                                                             ======          ======          ======         ======        ======








(5)      Represents CMS Oil and Gas International Company, CMS Oil and Gas Cameroon Ltd. and CMS Oil and Gas Eritrea Ltd.
         consolidated.

                                                     CMS GENERATION COMPANY
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)



                                         CMS                    CMSG                         CMSG
                                         Generation Exeter      Filer       HYDRA-CO         Grayling     CMSG         Oxford
                                         Co. (6)    Energy LP   City Inc.   Enterprises,     Holdings     Operating    CMS Dev.
                                                                            Inc.             Company      Company      LP
Operating Revenue
  Independent power production               $ 2         $ 13         $ 4            $ 4           $ 1          $ 1           $ -
  Other                                        -            -           -              -             -            -             -
                                          ------       ------      ------         ------        ------       ------        ------
    Total operating revenue                    2           13           4              4             1            1             -
                                          ------       ------      ------         ------        ------       ------        ------
Operating Expenses
  Fuel for electric generation                 -            -           -              -             -            -             -
  Purchased and interchange
    power                                      -            -           -              -             -            -             -
  Other operation expense                     80            6           1              1             -            -             -
  Maintenance                                  1            -           -              -             -            -             -
  Depreciation, depletion
    and amortization                           5            1           -              -             -            -             -
  General taxes                                -            1           -              -             -            -             -
                                          ------       ------      ------         ------        ------       ------        ------
    Total operating expenses                  86            8           1              1             -            -             -
                                          ------       ------      ------         ------        ------       ------        ------
Pretax Operating Income (Loss)               (84)           5           3              3             1            1             -
                                          ------       ------      ------         ------        ------       ------        ------
Other Income (Deductions)
  Interest from affiliates                    11            -           -              1             -            -             -
  Gain (loss) on asset sales                   -            -           -              -             -            -             -
  Other, net                                (263)           -           -              -             1            2            17
                                          ------       ------      ------         ------        ------       ------        ------
    Total other income
      (deductions)                          (252)           -           -              1             1            2            17
                                          ------       ------      ------         ------        ------       ------        ------
Fixed Charges
  Interest on long-term debt                   -            -           -              -             -            -             -
  Other interest                               3            -           -              1             -            -             -
  Capitalized interest                       (11)           -           -              -             -            -             -
                                          ------       ------      ------         ------        ------       ------        ------
    Net fixed charges                         (8)           -           -              1             -            -             -
                                          ------       ------      ------         ------        ------       ------        ------
Income (Loss) from Continuing
  Operations before Income Taxes
  and Minority Interests                    (328)           5           3              3             2            3            17

Income Taxes (Benefit)                      (107)           -           1              1             1            1             -

Minority Interests                             -            -           -              -             -            -             -
                                          ------       ------      ------         ------        ------       ------        ------
Income (Loss) from Continuing
  Operations                                (221)           5           2              2             1            2            17

Discontinued Operations                       (2)           -           -              -             -            -             -
                                          ------       ------      ------         ------        ------       ------        ------
Net Income (Loss)                         $ (223)         $ 5         $ 2            $ 2           $ 1          $ 2          $ 17
                                          ======       ======      ======         ======        ======       ======        ======








                                                  (Continued on Following Page)




                                                      CMS GENERATION COMPANY
                                                Consolidating Statement of Income
                                               For the Year Ended December 31, 2001
                                                          (In Millions)
                                                  (Continued from Previous Page)



                                                                                  Mid-Michigan CMSG Inv.
                                           CMSG Honey   CMS            CMSG       Recycling    Co. I       CMS Int'l    CMSG
                                           Lake         Generation     Inv. Co.   LLC          Consol.     Operating    Michigan
                                           Company      S.A.           III                                 Co.          Power LLC
Operating Revenue
  Independent power production                   $ -            $ -         $ 3          $ -        $176          $ 5         $ 14
  Other                                            -              -           -            -           -            -            -
                                              ------         ------      ------       ------      ------       ------       ------
    Total operating revenue                        -              -           3            -         176            5           14
                                              ------         ------      ------       ------      ------       ------       ------
Operating Expenses
  Fuel for electric generation                     -              -           -            -          35            -            1
  Purchased and interchange
    power                                          -              -           -            -           -            -            -
  Other operation expense                         30             24           -            -          93            -            1
  Maintenance                                      -              -           -            -           5            -            -
  Depreciation, depletion
    and amortization                               -              -           -            5           2            -            3
  General taxes                                    -              -           -            -           -            -            1
                                              ------         ------      ------       ------      ------       ------       ------
    Total operating expenses                      30              24          -            5         135            -            6
                                              ------         ------      ------       ------      ------       ------       ------
Pretax Operating Income (Loss)                   (30)           (24)          3           (5)         41            5            8
                                              ------         ------      ------       ------      ------       ------       ------
Other Income (Deductions)
  Interest from affiliates                         -              -           -            -           -            -            -
  Gain (loss) on asset sales                       -              -           -            -           -            -            -
  Other, net                                       -              -           -            -          (4)           -            -
                                              ------         ------      ------       ------      ------       ------       ------
    Total other income
      (deductions)                                 -              -           -            -          (4)           -            -
                                              ------         ------      ------       ------      ------       ------       ------
Fixed Charges
  Interest on long-term debt                       -              -           -            -           -            -            -
  Other interest                                   -              -           -            -          11            -            -
  Capitalized interest                             -              -           -            -           -            -            -
                                              ------         ------      ------       ------      ------       ------       ------
    Net fixed charges                              -              -           -            -          11            -            -
                                              ------         ------      ------       ------      ------       ------       ------
Income (Loss) from Continuing
  Operations before Income Taxes
  and Minority Interests                         (30)           (24)          3           (5)         26            5            8

Income Taxes (Benefit)                           (12)             -          (3)           -           1            2            -

Minority Interests                                 -              -           -            -           2            -            -
                                              ------         ------      ------       ------      ------       ------       ------
Income (Loss) from Continuing
  Operations                                     (18)           (24)          6           (5)         23            3            8

Discontinued Operations                            -              -           -            -         (29)           -            -
                                              ------         ------      ------       ------      ------       ------       ------
Net Income (Loss)                              $ (18)         $ (24)        $ 6         $ (5)       $ (6)         $ 3          $ 8
                                              ======         ======      ======       ======      ======       ======       ======






                                                  (Continued on Following Page)



                                                     CMS GENERATION COMPANY
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)



                                                                                                       Inter-company CMS
                                                              Dearborn             Dearborn            Eliminations  Generation
                                                              Industrial           Generation                        Company
                                                              Generation LLC       Operating LLC                     Consol.
Operating Revenue
  Independent power production                                              $ 49                 $ 6          $ -           $278
  Other                                                                        -                   -            -              -
                                                                          ------              ------       ------         ------
    Total operating revenue                                                   49                   6            -            278
                                                                          ------              ------       ------         ------
Operating Expenses
  Fuel for electric generation                                                21                   -            -             57
  Purchased and interchange power                                              -                   -            -              -
  Other operation expense                                                    259                   3            -            498
  Maintenance                                                                  3                   -            -              9
  Depreciation, depletion and amortization                                     -                   -            -             16
  General taxes                                                                -                   -            -              2
                                                                          ------              ------       ------         ------
    Total operating expenses                                                 283                   3            -            582
                                                                          ------              ------       ------         ------
Pretax Operating Income (Loss)                                              (234)                  3            -           (304)
                                                                          ------              ------       ------         ------
Other Income (Deductions)
  Interest from affiliates                                                     -                   -          (11)             1
  Gain (loss) on asset sales                                                   -                   -            -              -
  Other, net                                                                   -                   -          246             (1)
                                                                          ------              ------       ------         ------
    Total other income (deductions)                                            -                   -          235              -
                                                                          ------              ------       ------         ------
Fixed Charges
  Interest on long-term debt                                                   -                   -            -              -
  Other interest                                                              19                   -          (11)            23
  Capitalized interest                                                       (11)                  -            -            (22)
                                                                          ------              ------       ------         ------
    Net fixed charges                                                          8                   -          (11)             1
                                                                          ------              ------       ------         ------
Income (Loss) from Continuing Operations before
  Income Taxes and Minority Interests                                       (242)                  3          246           (305)

Income Taxes (Benefit)                                                         -                   -            -           (115)

Minority Interests                                                             -                   -            -              2
                                                                          ------              ------       ------         ------
Income (Loss) from Continuing Operations                                    (242)                  3          246           (192)

Discontinued Operations                                                        -                   -            -            (31)
                                                                          ------              ------       ------         ------
Net Income (Loss)                                                         $ (242)                $ 3         $246         $ (223)
                                                                          ======              ======       ======         ======










(6)       Represents CMS Generation  Company,  CMSG Filer City Operating  Company,  CMSG Grayling Company,  CMSG Genesee Company,
          CMSG Recycling  Company,  CMSG Lyonsdale  Company,  CMSG Chateaugay  Company,  CMSG Mon Valley  Company,  CMSG Holdings
          Company,  CMSG Altoona Company,  CMS Centrales  Termicas S.A.,  Taweelah A2 Operating Company and CMSG Montreal Company
          consolidated with CMSG Investment Company I included on the equity method of accounting.

                                               CMS GENERATION INVESTMENT COMPANY I
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)



                                                         CMSG                                                        CMSG Invest
                                             CMSG Inv.   Jeguru-padu CMSG         CMSG       CMSG        CMSG        Co. VI
                                             Co. I (8)   I/II LDC    Taweelah     Cebu LDC   Pinamucan   Invest      (Takoradi)
                                                                     LDC                     LDC         Co. IV
Operating Revenue
  Independent power production                   $ 11           $ 2          $ 4        $ 1        $ -        $ 79           $ 75
  Other                                             -             -            -          -          -           -              -
                                               ------        ------       ------     ------     ------      ------         ------
    Total operating revenue                        11             2            4          1          -          79             75
                                               ------        ------       ------     ------     ------      ------         ------
Operating Expenses
  Fuel for electric generation                      -             -            -          -          -           -             35
  Other operation expense                          82             -            -          1         (2)          -             12
  Maintenance                                       -             -            -          -          -           -              5
  Depreciation, depletion
    and amortization                                1             1            -          -          -           -              -
  General taxes                                     -             -            -          -          -           -              -
                                               ------        ------       ------     ------     ------      ------         ------
    Total operating expenses                       83             1            -          1         (2)          -             52
                                               ------        ------       ------     ------     ------      ------         ------
Pretax Operating Income (Loss)                     (72)           1            4          -          2          79             23
                                               ------        ------       ------     ------     ------      ------         ------
Other Income (Deductions)
  Interest from affiliates                          -             -            -          -          -           -              -
  Other, net                                       96             -            -          1          -          (5)             -
                                               ------        ------       ------     ------     ------      ------         ------
    Total other income
      (deductions)                                 96             -            -          1          -          (5)             -
                                               ------        ------       ------     ------     ------      ------         ------
Fixed Charges
  Interest on long-term debt                        -             -            -          -          -           -              -
  Other interest                                    1             -            -          -          -          10              -
  Capitalized interest                              -             -            -          -          -           -              -
                                               ------        ------       ------     ------     ------      ------         ------
    Net fixed charges                               1             -            -          -          -          10              -
                                               ------        ------       ------     ------     ------      ------         ------
Income (Loss) from Continuing
  Operations before Income Taxes
  and Minority Interests                           23             1            4          1          2          64             23

Income Taxes (Benefit)                              -             -            -          -          -           -              1

Minority Interests                                  -             -            -          -          -           -              2
                                               ------        ------       ------     ------     ------      ------         ------
Income (Loss) from Continuing
  Operations                                       23             1            4          1          2          64             20

Discontinued Operations                            (29)           -            -          -          -           -              -
                                               ------        ------       ------     ------     ------      ------         ------
Net Income (Loss)                                 $ (6)         $ 1          $ 4        $ 1        $ 2        $ 64           $ 20
                                               ======        ======       ======     ======     ======      ======         ======





                                                  (Continued on Following Page)




                                               CMS GENERATION INVESTMENT COMPANY I
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)



                                                            Inter-company CMSG
                                                            Eliminations  Investment
                                              Monetize                    Co. I
                                              Limited                     Consol.
Operating Revenue
  Independent power production                         $ 4          $ -         $176
  Other                                                  -            -            -
                                                    ------       ------       ------
    Total operating revenue                              4            -          176
                                                    ------       ------       ------
Operating Expenses
  Fuel for electric generation                           -            -           35
  Other operation expense                                -            -           93
  Maintenance                                            -            -            5
  Depreciation, depletion
    and amortization                                     -            -            2
  General taxes                                          -            -            -
                                                    ------       ------       ------
    Total operating expenses                             -            -          135
                                                    ------       ------       ------
Pretax Operating Income (Loss)                           4            -           41
                                                    ------       ------       ------
Other Income (Deductions)
  Interest from affiliates                               -            -            -
  Other, net                                             -          (96)          (4)
                                                    ------       ------       ------
    Total other income
      (deductions)                                       -          (96)          (4)
                                                    ------       ------       ------
Fixed Charges
  Interest on long-term debt                             -            -            -
  Other interest                                         -            -           11
  Capitalized Interest                                   -            -            -
                                                    ------       ------       ------
    Net fixed charges                                    -            -           11
                                                    ------       ------       ------
Income (Loss) from Continuing
  Operations before Income Taxes
  and Minority Interests                                 4          (96)          26

Income Taxes (Benefit)                                   -            -            1

Minority Interests                                       -            -            2
                                                    ------       ------       ------
Income (Loss) from Continuing
  Operations                                             4          (96)          23

Discontinued Operations                                  -            -          (29)
                                                    ------       ------       ------
Net Income (Loss)                                      $ 4         $(96)        $ (6)
                                                    ======       ======       ======









(8)      Represents CMSG Investment Company I, CMSG Investment Company II, CMSG Loy Yang Holdings 1 Ltd. and CMSG Loy Yang
         Holdings 2 Ltd. consolidated.




                                                  CMS GAS TRANSMISSION COMPANY
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)



                                           CMS Gas
                                           Transmission          CMS                          CMS         Panhandle
                                           Company    CMS        Marysville      CMS Gas      Jackson     Eastern
                                           (9)        Antrim     Liquids         Argentina    Pipeline    Pipe Line    CMS Grand
                                                      Gas LLC    Company         Company      Co.         Consol.      Lacs LLC
Operating Revenue
  Natural gas transmission                     $ (3)       $ 12           $ 11          $ 12         $ 2        $513          $ 5
  Other                                           -           -              -             -           -           -            -
                                             ------      ------         ------        ------      ------      ------       ------
Total operating revenue                          (3)         12             11            12           2         513            5
                                             ------      ------         ------        ------      ------      ------       ------
Operating Expenses
  Cost of gas sold                                -           -              -             -           -           -            -
  Other operation expense                        36           2             18             -           -         209            -
  Maintenance                                     2           -              1             -           -          28            -
  Depreciation, depletion
    and amortization                              1           3              1             1           -          69            2
  General taxes                                  (1)          1              -             -           -          27            1
                                             ------      ------         ------        ------      ------      ------       ------
    Total operating expenses                     38           6             20             1           -         333            3
                                             ------      ------         ------        ------      ------      ------       ------
Pretax Operating Income (Loss)                  (41)          6             (9)           11           2         180            2
                                             ------      ------         ------        ------      ------      ------       ------
Other Income (Deductions)
  Interest from affiliates                        -           -              -             -           -           9            -
  Gain (loss) on asset sales                      -           -              -             -           -           -            -
  Other, net                                     77           -              -             -           -           1            -
                                             ------      ------         ------        ------      ------      ------       ------
    Total other income
      (deductions)                               77           -              -             -           -          10            -
                                             ------      ------         ------        ------      ------      ------       ------
Fixed Charges
  Interest on long-term debt                      -           2              -             -           1          84            -
  Other interest                                 (1)          -              -             -           -           2            -
  Capitalized interest                           (2)          -              -             -           -          (3)           -
                                             ------      ------         ------        ------      ------      ------       ------
    Net fixed charges                            (3)          2              -             -           1          83            -
                                             ------      ------         ------        ------      ------      ------       ------
Income (Loss) before Income
  Taxes and Minority Interests                   39           4             (9)           11           1         107            2

Income Taxes (Benefit)                          (11)          1             (3)            -           -          43            1

Minority Interests                                -           -              -             -           -           -            -
                                             ------      ------         ------        ------      ------      ------       ------
Net Income (Loss) before
  Extraordinary Item                             50           3             (6)           11           1          64            1

Extraordinary Item                              (16)          -              -             -           -          (2)           -
                                             ------      ------         ------        ------      ------      ------       ------
Net Income (Loss)                              $ 34         $ 3           $ (6)         $ 11         $ 1        $ 62          $ 1
                                             ======      ======         ======        ======      ======      ======       ======












                                                  (Continued on Following Page)




                                                  CMS GAS TRANSMISSION COMPANY
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)



                                                                                                            CMS Gas
                                            CMS Bay       Western                                Inter-CompaTrans-mission
                                            Area          Australia    CMS Field     Tristate    Elimina-tioCompany
                                            Pipeline LLC  Gas Trans.   Svcs., Inc.   Pipeline               Consol.
                                                          Co. I        Consol.       LLC
Operating Revenue
  Natural gas transmission                           $ 4         $ 8           $858        $ -         $ -      $1,422
  Other                                                -           -              -          -           -           -
                                                  ------      ------         ------     ------      ------      ------
    Total operating revenue                            4           8            858          -           -       1,422
                                                  ------      ------         ------     ------      ------      ------
Operating Expenses
  Cost of gas sold                                     -           2            650          -           -         652
  Other operation expense                              1           2            163          6           -         437
  Maintenance                                          -           -              7          -           -          38
  Depreciation, depletion
    and amortization                                   1           2             20          -           -         100
  General taxes                                        -           -              2          -           -          30
                                                  ------      ------         ------     ------      ------      ------
    Total operating expenses                           2           6            842          6           -       1,257
                                                  ------      ------         ------     ------      ------      ------
Pretax Operating Income (Loss)                         2           2             16         (6)          -         165
                                                  ------      ------         ------     ------      ------      ------
Other Income (Deductions)
  Interest from affiliates                             -           -              1          -           -          10
  Gain (loss) on asset sales                           -           -              1          -           -           1
  Other, net                                           -           1              -          -         (77)          2
                                                  ------      ------         ------     ------      ------      ------
    Total other income
      (deductions)                                     -           1              2          -         (77)         13
                                                  ------      ------         ------     ------      ------      ------
Fixed Charges
  Interest on long-term debt                           -           -              -          -           -          87
  Other interest                                       -           4              5          -           -          10
  Capitalized interest                                 -           -              -          -           -          (5)
                                                  ------      ------         ------     ------      ------      ------
    Net fixed charges                                  -           4              5          -           -          92
                                                  ------      ------         ------     ------      ------      ------
Income (Loss) before Income Taxes and
  Minority Interests                                   2          (1)            13         (6)        (77)         86

Income Taxes (Benefit)                                 1           -              4          -           -          36

Minority Interests                                     -          (4)             1          -           -          (3)
                                                  ------      ------         ------     ------      ------      ------
Net Income (Loss) before
  Extraordinary Item                                   1           3              8         (6)        (77)         53

Extraordinary Item                                     -           -              -          -           -         (18)
                                                  ------      ------         ------     ------      ------      ------
Net Income (Loss)                                    $ 1         $ 3            $ 8       $ (6)       $(77)       $ 35
                                                  ======      ======         ======     ======      ======      ======










(9)      Represents CMS Gas  Transmission  Company,  CMS Saginaw Bay Lateral Company,  CMSGT Australia  Holdings  Company,  CMSGT
         Australia Trust Ltd. and CMS Gas Transmission del Sur Company  consolidated with CMS Field Services,  Inc. and Panhandle
         Eastern Pipe Line Company included on the equity method of accounting.


                                               PANHANDLE EASTERN PIPE LINE COMPANY
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)



                                                                                                                      Panhandle
                                                   Panhandle                                              Inter-CompanEastern
                                                   Eastern Pipe      Trunkline    Trunkline    Pan Gas    Elimina-tionPipe Line
                                                   Line Company      Gas Company  LNG Company  Storage                Co. Consol.
                                                   (10)                                        Company
Operating Revenue
  Natural gas transmission                                    $271         $167          $ 75       $ 43       $(43)        $513
  Other                                                          -            -             -          -          -            -
                                                            ------       ------        ------     ------     ------       ------
    Total operating revenue                                    271          167            75         43        (43)         513
                                                            ------       ------        ------     ------     ------       ------
Operating Expenses
  Cost of gas sold                                               -            -             -          -          -            -
  Other operation expense                                      152           86            11          3        (43)         209
  Maintenance                                                   11           13             3          1          -           28
  Depreciation, depletion
    and amortization                                            40           22             1          6          -           69
  General taxes                                                 14            9             1          3          -           27
                                                            ------       ------        ------     ------     ------       ------
    Total operating expenses                                   217          130            16         13        (43)         333
                                                            ------       ------        ------     ------     ------       ------
Pretax Operating Income (Loss)                                  54           37            59         30          -          180
                                                            ------       ------        ------     ------     ------       ------
Other Income (Deductions)
  Interest from affiliates                                      25            -             -          -        (16)           9
  Other, net                                                    67            1             -          -        (67)           1
                                                            ------       ------        ------     ------     ------       ------
    Total other income
      (deductions)                                              92            1             -          -        (83)          10
                                                            ------       ------        ------     ------     ------       ------
Fixed Charges
  Interest on long-term debt                                    84            -             -          -          -           84
  Other interest                                                 2           16             -          -        (16)           2
  Capitalized interest                                          (1)          (2)            -          -          -           (3)
                                                            ------       ------        ------     ------     ------       ------
    Net fixed charges                                           85           14             -          -        (16)          83
                                                            ------       ------        ------     ------     ------       ------
Income (Loss) before Income Taxes and
  Minority Interests                                            61           24            59         30        (67)         107

Income Taxes (Benefit)                                          (3)          10            24         12          -           43

Minority Interests                                               -            -             -          -          -            -
                                                            ------       ------        ------     ------     ------       ------

Net Income (Loss) before Extraordinary Item                     64           14            35         18        (67)          64

Extraordinary Item                                              (2)           -             -          -          -           (2)
                                                            ------       ------        ------     ------     ------       ------
Net Income (Loss)                                             $ 62         $ 14          $ 35       $ 18       $(67)        $ 62
                                                            ======       ======        ======     ======     ======       ======








(10)      Represents Panhandle Eastern Pipe Line Company, Sea Robin Pipeline Company, CMS Panhandle Eastern Resources,  Inc., CMS
          Panhandle  Storage Company,  CMS Trunkline Field Services  Company,  Guardian  Pipeline LLC and CMS Trunkline  Pipeline
          Holdings, Inc. consolidated.




                                                     CMS FIELD SERVICES INC.
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)



                                                  CMS/Taurus                 Bighorn Gas   CMS Nat.     CMS Cherokee
                                     CMS Field    Holdings     CMS Gas       Gathering     Gas          Gas            Bradshaw
                                     Services     Company,     Processing,   LLC           Gathering    Processing     Energy LLC
                                     Inc. (11)    Inc.         LLC                         LLC          LLC
Operating Revenue
  Natural gas transmission                 $596          $ 28         $140           $ 10         $ 4            $ 39         $ 3
  Other                                       -             -            -              -           -               -           -
                                         ------        ------       ------         ------      ------          ------      ------
    Total operating revenue                 596            28          140             10           4              39           3
                                         ------        ------       ------         ------      ------          ------      ------
Operating Expenses
  Cost of gas sold                          442            18          137              -           -              29           -
  Other operation expense                   147             3            2              2           2               4           1
  Maintenance                                 1             1            2              2           -               -           -
  Depreciation, depletion
    and amortization                          1             3            3              3           4               3           -
  General taxes                               -             1            -              1           -               -           -
                                         ------        ------       ------         ------      ------          ------      ------
    Total operating
      expenses                              591            26          144              8           6              36           1
                                         ------        ------       ------         ------      ------          ------      ------
Pretax Operating Income
  (Loss)                                      5             2           (4)             2          (2)              3           2
                                         ------        ------       ------         ------      ------          ------      ------
Other Income (Deductions)
  Interest from affiliates                    1             -            -              -           -               -           -
  Gain (loss) on asset sales                  1             -            -              -           -               -           -
  Other, net                                  -             -            -              -           -               -           -
                                         ------        ------       ------         ------      ------          ------      ------
    Total other income
      (deductions)                            2             -            -              -           -               -           -
                                         ------        ------       ------         ------      ------          ------      ------
Fixed Charges
  Interest on long-term
    debt                                      -             -            -              -           -               -           -
  Other interest                              5             -            -              -           -               -           -
  Capitalized interest                        -             -            -              -           -               -           -
                                         ------        ------       ------         ------      ------          ------      ------
    Net fixed charges                         5             -            -              -           -               -           -
                                         ------        ------       ------         ------      ------          ------      ------
Income (Loss) before Income
  Taxes and Minority Interests                2             2           (4)             2          (2)              3           2

Income Taxes                                  4             -            -              -           -               -           -

Minority Interests                            -             -            -              -           -               -           -
                                         ------        ------       ------         ------      ------          ------      ------
Net Income (Loss)                          $ (2)          $ 2         $ (4)           $ 2        $ (2)            $ 3         $ 2
                                         ======        ======       ======         ======      ======          ======      ======









                                                  (Continued on Following Page)




                                                     CMS FIELD SERVICES INC.
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)



                                                                                                        Inter-CompanyCMS Field
                                                                                         CMS Pipeline   Elimina-tionsServices,
                                                                            CMS Gulf     Company                     Inc. Consol.
                                                                            Coast LLC
Operating Revenue
  Natural gas transmission                                                         $ 36            $ 2         $ -           $858
  Other                                                                               -              -           -              -
                                                                                 ------         ------      ------         ------
    Total operating revenue                                                          36              2           -            858
                                                                                 ------         ------      ------         ------
Operating Expenses
  Cost of gas sold                                                                   24              -           -            650
  Other operation expense                                                             2              -           -            163
  Maintenance                                                                         -              1           -              7
  Depreciation, depletion and amortization                                            3              -           -             20
  General taxes                                                                       -              -           -              2
                                                                                 ------         ------      ------         ------
    Total operating expenses                                                         29              1           -            842
                                                                                 ------         ------      ------         ------
Pretax Operating Income (Loss)                                                        7              1           -             16
                                                                                 ------         ------      ------         ------
Other Income (Deductions)
  Interest from affiliates                                                            -              -           -              1
  Gain (loss) on asset sales                                                          -              -           -              1
  Other, net                                                                          -              -           -              -
                                                                                 ------         ------      ------         ------
    Total other income (deductions)                                                   -              -           -              2
                                                                                 ------         ------      ------         ------
Fixed Charges
  Interest on long-term debt                                                          -              -           -              -
  Other interest                                                                      -              -           -              5
  Capitalized interest                                                                -              -           -              -
                                                                                 ------         ------      ------         ------
    Net fixed charges                                                                 -              -           -              5
                                                                                 ------         ------      ------         ------
Income (Loss) before Income Taxes and Minority Interests                              7              1           -             13

Income Taxes                                                                          -              -           -              4

Minority Interests                                                                    -              -           1              1
                                                                                 ------         ------      ------         ------
Net Income (Loss)                                                                   $ 7            $ 1        $ (1)           $ 8
                                                                                 ======         ======      ======         ======













(11)     Represents CMS Field Services, Inc., CMS Laverne Gas Processing LLC, CMS Oklahoma Natural Gas Gathering LLC and CMS
         Hydrocarbons LLC consolidated.




                                                       CMS OPERATING S.A.
                                                Consolidating Statement of Income
                                              For the Year Ended December 31, 2001
                                                          (In Millions)



                                                                            Centrales                   Inter-CompanyCMS
                                                               CMS          Termicas       CMS          Elimina-tionsOperating
                                                               Operating    Mendoza S.A.   Ensenada                  S.A. Consol.
                                                               S.A. (12)                   S.A.
Operating Revenue
  Independent power production                                        $ -           $ 77          $ 48         $ -          $125
  Other                                                                 -              -             -           -             -
                                                                   ------         ------        ------      ------        ------
    Total operating revenue                                             -             77            48           -           125
                                                                   ------         ------        ------      ------        ------
Operating Expenses
  Fuel for electric generation                                          -             33            27           -            60
  Purchased and interchange power                                       -             18             3           -            21
  Other operation expense                                               5             10             4           -            19
  Maintenance                                                           -              7             2           -             9
  Depreciation, depletion and amortization                              1             11             5           -            17
  General taxes                                                         -              -             -           -             -
                                                                   ------         ------        ------      ------        ------
    Total operating expenses                                            6             79            41           -           126
                                                                   ------         ------        ------      ------        ------
Pretax Operating Income (Loss)                                         (6)            (2)            7           -            (1)
                                                                   ------         ------        ------      ------        ------
Other Income (Deductions)                                               -              3             1          (3)            1
                                                                   ------         ------        ------      ------        ------
Fixed Charges
  Interest on long-term debt                                            -              -             5           -             5
  Other interest                                                        -              -             -           -             -
  Capitalized Interest                                                  -              -             -           -             -
                                                                   ------         ------        ------      ------        ------
    Net fixed charges                                                   -              -             5           -             5
                                                                   ------         ------        ------      ------        ------
Income (Loss) before Income Taxes
  and Minority Interests                                               (6)             1             3          (3)           (5)

Income Taxes (Benefit)                                                 (5)             1             -           -            (4)

Minority Interests                                                      -              -             -           -             -
                                                                   ------         ------        ------      ------        ------
Net Income (Loss)                                                    $ (1)           $ -           $ 3         $(3)         $ (1)
                                                                   ======         ======        ======      ======        ======










(12)    Represents CMS Operating S.A. and Cuyana S.A. de Inversiones consolidated.


                                                     CMS ENERGY CORPORATION
                                               Consolidating Balance Sheet Assets
                                                        December 31, 2001
                                                          (In Millions)



                                                                          Consumers     CMS             Inter-company
                                                                          Energy        Enterprises     Elimina-tionCMS Energy
                                                             CMS Energy   Company       Company                     Corporation
                                                             Corp. (1)    Consol.       Consol.                     Consol.
Plant and Property (At Cost)
  Electric                                                          $ -        $7,661              $ -        $ -         $ 7,661
  Gas                                                                 -         2,593                -          -           2,593
  Natural gas transmission                                            -             -            2,271          -           2,271
  Oil and gas properties                                              -             -              849          -             849
  Independent power production                                        -             -              916          -             916
  International energy dist.                                          -             -              228          -             228
  Other                                                              40            23               50          -             113
                                                                 ------        ------           ------     ------          ------
                                                                     40        10,277            4,314          -          14,631
  Less accumulated depreciation,
    depletion and amortization                                       13         5,934              886          -           6,833
                                                                 ------        ------           ------     ------          ------
                                                                     27         4,343            3,428          -           7,798
  Construction work-in-progress                                       -           464              100          -             564
                                                                 ------        ------           ------     ------          ------
                                                                     27         4,807            3,528          -           8,362
                                                                 ------        ------           ------     ------          ------
Investments
  Associated companies                                            6,678            57               47     (6,782)              -
  Independent power production                                        -             -              718          -             718
  Natural gas transmission                                            -             -              501          -             501
  First Midland Limited Partnership                                   -           253                -          -             253
  Midland Cogeneration Venture                                        -           300                -          -             300
  Other                                                              33             2               88          -             123
                                                                 ------        ------           ------     ------          ------
                                                                  6,711           612            1,354     (6,782)          1,895
                                                                 ------        ------           ------     ------          ------
Current Assets
  Cash and temporary cash investments                                10            16              163          -             189
  Accounts/notes receivable                                         117           (97)           1,352       (247)          1,125
  Accrued revenues                                                    -           239                -          -             239
  Inventories to average cost
    Gas in underground storage                                        -           569               18          -             587
    Materials and supplies                                            -            69              105          -             174
    Generating plant fuel stock                                       -            52                -          -              52
  Prepayments and other                                             (11)          177              161          -             327
                                                                 ------        ------           ------     ------          ------
                                                                    116         1,025            1,799       (247)          2,693
                                                                 ------        ------           ------     ------          ------
Non-current Assets
  Goodwill, net                                                       -             -              811          -             811
  Securitization costs                                                -           717                -          -             717
  Nuclear decommissioning trust funds                                 -           581                -          -             581
  Notes receivable-related parties                                  959             -              510     (1,292)            177
  Notes receivable                                                    -             -              134          -             134
  Postretirement benefits                                             -           209                -          -             209
  Abandoned Midland project                                           -            12                -          -              12
  Other                                                             157           343              293        (46)            747
                                                                 ------        ------           ------     ------          ------
                                                                  1,116         1,862            1,748     (1,338)          3,388
                                                                 ------        ------           ------     ------          ------
Total Assets                                                     $7,970        $8,306           $8,429    $(8,367)        $16,338
                                                                 ======        ======           ======     ======          ======






(1)     Represents CMS Energy Corporation with CMS Energy Trust I, CMS Energy Trust II, CMS Energy Trust III, Consumers Energy
        Company and CMS Enterprises Company included on the equity method of accounting.



                                                     CMS ENERGY CORPORATION
                                       Consolidating Balance Sheet Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)



                                                                         Consumers      CMS             Inter-companCMS Energy
                                                                         Energy         Enterprises     Elimina-tionCorporation
                                                          CMS Energy     Company        Company                     Consol.
                                                          Corp. (1)      Consol.        Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                                   $ 1            $841            $ -       $(841)           $ 1
    Other paid-in-capital                                        3,477             632          6,139      (6,979)         3,269
    Currency translation                                          (295)              -           (293)        293           (295)
    Revaluation capital                                            (30)              4             (4)          -            (30)
    Retained earnings                                           (1,055)            373         (1,255)        882         (1,055)
                                                                ------          ------         ------      ------         ------
                                                                 2,098           1,850          4,587      (6,645)         1,890
  Preferred stock                                                  125              44              -        (125)            44
  Company-obligated mandatorily
    redeemable preferred
    securities of Consumer's subsidiaries                            -             520              -           -            520
  Company-obligated convertible
    Trust Preferred Securities of subsidiaries                     694               -              -           -            694
  Long-term debt                                                 4,716           2,472          1,398      (1,291)         7,295
  Non-current capital leases                                         -              56              4           -             60
                                                                ------          ------         ------      ------         ------
                                                                 7,633           4,942          5,989      (8,061)        10,503
                                                                ------          ------         ------      ------         ------
Minority Interests                                                   -               -             86           -             86
                                                                ------          ------         ------      ------         ------
Current Liabilities
  Current portion of long-term debt                                227             244            124           -            595
  Current capital leases                                             -              13              1           -             14
  Notes payable                                                      -             416             69         (69)           416
  Accounts payable                                                   3             291            804          (9)         1,089
  Accounts payable - related parties                                 4              80             46         (68)            62
  Accrued interest                                                 101              47             32         (17)           163
  Accrued taxes                                                      2             219            (15)        (81)           125
  Deferred income taxes                                              -              12             39           -             51
  Other                                                             20             213            278           -            511
                                                                ------          ------         ------      ------         ------
                                                                   357           1,535          1,378        (244)         3,026
                                                                ------          ------         ------      ------         ------
Non-current Liabilities
  Deferred income taxes                                            (44)            747            116         (46)           773
  Postretirement benefits                                           23             279             31           -            333
  Deferred investment tax credit                                     -             102              -           -            102
  Regulatory liabilities for
    income taxes, net                                                -             276              -           -            276
  Power loss contract reserves                                       -             169            185           -            354
  Gas supply contract obligations                                    -               -            287           -            287
  Other                                                              1             256            357         (16)           598
                                                                ------          ------         ------      ------         ------
                                                                   (20)          1,829            976         (62)         2,723
                                                                ------          ------         ------      ------         ------
Total Stockholders' Equity and Liabilities                      $7,970          $8,306         $8,429     $(8,367)       $16,338
                                                                ======          ======         ======      ======        =======







(1)     Represents CMS Energy Corporation with CMS Energy Trust I, CMS Energy Trust II, CMS Energy Trust III, Consumers Energy
        Company and CMS Enterprises Company included on the equity method of accounting.



                                                    CONSUMERS ENERGY COMPANY
                                               Consolidating Balance Sheet Assets
                                                        December 31, 2001
                                                          (In Millions)



                                            Consumers     Michigan                 CMS                    Inter-CompanConsumers
                                            Energy        Electric    Consumers    Midland     CMS        Elimina-tionEnergy
                                            Company (2)   Trans.      Funding LLC  Holdings    Midland                Company
                                                          Company                  Company     Inc.                   Consol.
Plant and Property (At Cost)
  Electric                                       $7,211         $450          $ -         $ -        $ -        $ -       $7,661
  Gas                                             2,593            -            -           -          -          -        2,593
  Other                                              23            -            -           -          -          -           23
                                                 ------       ------       ------      ------     ------     ------       ------
                                                  9,827          450            -           -          -          -       10,277
Less accumulated depreciation,
  depletion and amortization                      5,715          219            -           -          -          -        5,934
                                                 ------       ------       ------      ------     ------     ------       ------
                                                  4,112          231            -           -          -          -        4,343
  Construction work-in-progress                     435           29            -           -          -          -          464
                                                 ------       ------       ------      ------     ------     ------       ------
                                                  4,547          260            -           -          -          -        4,807
                                                 ------       ------       ------      ------     ------     ------       ------
Investments
  Associated companies                              744            -            -           -          -       (687)          57
  First Midland Limited
    Partnership                                       -            -            -         253          -          -          253
  Midland Cogeneration
    Venture                                           -            -            -           -        300          -          300
  Other                                               2            -            -           -          -          -            2
                                                 ------       ------       ------      ------     ------     ------       ------
                                                    746            -            -         253        300       (687)         612
                                                 ------       ------       ------      ------     ------     ------       ------
Current Assets
  Cash and temporary cash
    investments                                      10            -            4           -          2          -           16
  Accounts/notes receivable                         (75)          44           17           -         10        (93)         (97)
  Accrued revenues                                  239            -            -           -          -          -          239
  Inventories to average cost
    Gas in underground storage                      569            -            -           -          -          -          569
    Materials and supplies                           63            6            -           -          -          -           69
    Generating plant fuel stock                      52            -            -           -          -          -           52
  Prepayments and other                             167           10            -           -          -          -          177
                                                 ------       ------       ------      ------     ------     ------       ------
                                                  1,025           60           21           -         12        (93)       1,025
                                                 ------       ------       ------      ------     ------     ------       ------
Non-current Assets
  Securitization costs                              717            -            -           -          -          -          717
  Nuclear decommissioning
    trust funds                                     581            -            -           -          -          -          581
  Postretirement benefits                           209            -            -           -          -          -          209
  Abandoned Midland project                          12            -            -           -          -          -           12
  Notes receivable - related party                  536            -          453           -          -       (989)           -
  Other                                             343            -            -           -          -          -          343
                                                 ------       ------       ------      ------     ------     ------       ------
                                                  2,398            -          453           -          -       (989)       1,862
                                                 ------       ------       ------      ------     ------     ------       ------
Total Assets                                     $8,716         $320        $ 474        $253       $312    $(1,769)      $8,306
                                                 ======       ======       ======      ======     ======     ======       ======



(2)      Represents  Consumers  Energy  Company,  Consumers  Power Company  Financing I, Consumers  Energy Company  Financing II,
         Consumers Energy Company Financing III,  Consumers Energy Company  Financing IV, Consumers  Nuclear Services,  Consumers
         Parnell Holdings LLC, Michigan Gas Storage Company, ES Services Company,  CMS Engineering Company, Consumers EnergyGuard
         Services,  Inc. and MEC Development  Corporation  consolidated with Michigan Electric  Transmission  Company,  Consumers
         Funding LLC, CMS Midland Holdings Company, CMS Midland, Inc. and Huron Hydrocarbons,  Inc. included on the equity method of accounting.




                                                    CONSUMERS ENERGY COMPANY
                                       Consolidating Balance Sheet Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)



                                              Consumers    Michigan                 CMS                    Inter-CompanConsumers
                                              Energy       Trans.      Consumers    Midland     CMS        Elimina-tionEnergy
                                              Company (2)  Electric    Funding LLC  Holdings    Midland                Company
                                                           Company                  Company     Inc.                   Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                     $872         $ -          $ -         $ -       $ -        $(31)        $841
    Other paid-in-capital                             640         198            2          54       168        (430)         632
    Revaluation capital                                 5           -            -           -        (8)          7            4
    Retained earnings                                 412          22            -          35       137        (233)         373
                                                   ------      ------       ------      ------    ------      ------       ------
                                                    1,929         220            2          89       297        (687)       1,850
  Preferred stock                                      44           -            -           -         -           -           44
  Company-obligated mandatorily
    redeemable preferred
    securities of subsidiaries                        520                                                                     520
  Long-term debt                                    3,008           -          453           -         -        (989)       2,472
  Non-current capital leases                           56           -            -           -         -           -           56
                                                   ------      ------       ------      ------    ------      ------       ------
                                                    5,557         220          455          89       297      (1,676)       4,942
                                                   ------      ------       ------      ------    ------      ------       ------
Current Liabilities
  Current portion of long-term
    debt                                              228           -           16           -         -           -          244
  Current capital leases                               13           -            -           -         -           -           13
  Notes payable                                       442           -            -           -         -         (26)         416
  Accounts payable                                    298           -            -           -         -          (7)         291
  Accounts payable - related
    parties                                           122          18            -           -         -         (60)          80
  Accrued interest                                     47           -            -           -         -           -           47
  Accrued taxes                                       212          11            -           4        (8)          -          219
  Deferred income taxes                                12           -            -           -         -           -           12
  Other                                               210           -            3           -         -           -          213
                                                   ------      ------       ------      ------    ------      ------       ------
                                                    1,584          29           19           4        (8)        (93)       1,535
                                                   ------      ------       ------      ------    ------      ------       ------
Non-current Liabilities
  Deferred income taxes                               537          42            -         146        22           -          747
  Postretirement benefits                             279           -            -           -         -           -          279
  Deferred investment tax credit                       87           -            -          14         1           -          102
  Regulatory liabilities for
    income taxes, net                                 276           -            -           -         -           -          276
  Power loss contract reserves                        169           -            -           -         -           -          169
  Other                                               227          29            -           -         -           -          256
                                                   ------      ------       ------      ------    ------      ------       ------
                                                    1,575          71            -         160        23           -        1,829
                                                   ------      ------       ------      ------    ------      ------       ------
Total Stockholders' Equity
  and Liabilities                                  $8,716        $320         $474        $253      $312     $(1,769)      $8,306
                                                   ======      ======       ======      ======    ======      ======       ======





(2)      Represents  Consumers  Energy  Company,  Consumers  Power Company  Financing I, Consumers  Energy Company  Financing II,
         Consumers Energy Company Financing III,  Consumers Energy Company  Financing IV, Consumers  Nuclear Services,  Consumers
         Parnell Holdings LLC, Michigan Gas Storage Company, ES Services Company,  CMS Engineering Company, Consumers EnergyGuard
         Services,  Inc. and MEC Development  Corporation  consolidated with Michigan Electric  Transmission  Company,  Consumers
         Funding LLC, CMS Midland Holdings Company, CMS Midland, Inc. and Huron Hydrocarbons,  Inc. included on the equity method of accounting.




                                                     CMS ENTERPRISES COMPANY
                                               Consolidating Balance Sheet Assets
                                                        December 31, 2001
                                                          (In Millions)



                                                 CMS
                                                 Enterprise CMS Oil                                                     CMS Gas
                                                 Company    and Gas    CMS            CMS         CMS Land   CMS MS&T   Trans.
                                                 (3)        Co.        Generation     Resource    Company    Company    Company
                                                            Consol.    Co. Consol.    Dev. Co.                          Consol.
Plant and Property (At Cost)
  Oil and gas properties                               $ -       $849            $ -         $ -        $ -        $ -        $ -
  Natural gas transmission                               -          -              -           -          -          -      2,272
  Independent power production                           -          -            597           -          -          -          -
  International energy distribution                      -          -              -           -          -          -          -
  Other                                                  3          -              -           -         15         22          -
                                                    ------     ------         ------      ------     ------     ------     ------
                                                         3        849            597           -         15         22      2,272
  Less accumulated depreciation,
    depletion and amortization                           2        257             50           -          -          8        273
                                                    ------     ------         ------      ------     ------     ------     ------
                                                         1        592            547           -         15         14      1,999
  Construction work-in-progress                          -          -              -           -          -          3         34
                                                    ------     ------         ------      ------     ------     ------     ------
                                                         1        592            547           -         15         17      2,033
                                                    ------     ------         ------      ------     ------     ------     ------
Investments
  Associated companies                               4,581          -              -           -          -          -          -
  Independent power production                           -          -            718           -          -          -          -
  Natural gas transmission                               -          -              -           -          -          -        553
  Other                                                 34          -              -           -         10         29          -
                                                    ------     ------         ------      ------     ------     ------     ------
                                                     4,615          -            718           -         10         29        553
                                                    ------     ------         ------      ------     ------     ------     ------
Current Assets
  Cash and temporary cash
    investments                                          -         42             34           -          -         19          8
  Accounts/notes receivable                             14        158            188          10          -        798        418
  Gas in underground storage                             -          -              -           -          -         16          2
  Materials and supplies                                 -         14              8           -          -          -         66
  Prepayments and other                                  1          2              9           2          -         81         58
                                                    ------     ------         ------      ------     ------     ------     ------
                                                        15        216            239          12          -        914        552
                                                    ------     ------         ------      ------     ------     ------     ------
Non-current Assets
  Goodwill, net                                          -          -             12           -          -         14        745
  Notes receivable                                       -          5            107           -          -          -         19
  Notes receivable-related parties                       -          -              5           -          -        333        338
  Other                                                 13         14            152           2          -          2         73
                                                    ------     ------         ------      ------     ------     ------     ------
                                                        13         19            276           2          -        349      1,175
                                                    ------     ------         ------      ------     ------     ------     ------
Total Assets                                        $4,644       $827         $1,780        $ 14       $ 25     $1,309     $4,313
                                                    ======     ======         ======      ======     ======     ======     ======










                                                  (Continued on Following Page)




                                                     CMS ENTERPRISES COMPANY
                                               Consolidating Balance Sheet Assets
                                                        December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)



                                                                                           CMS
                                                      CMS                    CMS           Micro-Power  Inter-companCMS
                                                      Electric    CMS        Operating     Systems/     Elimina-tionEnterprises
                                                      & Gas       Capital    S.A. Co.      CMS Dist.                Company
                                                      Company     LLC        Consol.       Power LLC                Consol.
Plant and Property (At Cost)
  Oil and gas properties                                     $ -       $ -            $ -          $ -        $ -            $849
  Natural gas transmission                                     -         -              -            -         (1)          2,271
  Independent power production                                 -         -            319            -          -             916
  International energy distribution                          228         -              -            -          -             228
  Other                                                        -         1              -            9          -              50
                                                          ------    ------         ------       ------     ------          ------
                                                             228         1            319            9         (1)          4,314
  Less accumulated depreciation,
    depletion and amortization                               226         -             67            3          -             886
                                                          ------    ------         ------       ------     ------          ------
                                                               2         1            252            6         (1)          3,428
  Construction work-in-progress                               25         -              1           37          -             100
                                                          ------    ------         ------       ------     ------          ------
                                                              27         1            253           43         (1)          3,528
                                                          ------    ------         ------       ------     ------          ------
Investments
  Associated companies                                         -         -              -            -     (4,534)             47
  Independent power production                                 -         -              -            -          -             718
  Natural gas transmission                                     -         -              8            -        (60)            501
  Other                                                       15         -              -            -          -              88
                                                          ------    ------         ------       ------     ------          ------
                                                              15         -              8            -     (4,594)          1,354
                                                          ------    ------         ------       ------     ------          ------
Current Assets
  Cash and temporary cash
    investments                                               29        (2)            33            -          -             163
  Accounts/notes receivable                                  102       636             60            1     (1,033)          1,352
  Gas in underground storage                                   -         -              -            -          -              18
  Materials and supplies                                       8         -              9            -          -             105
  Prepayments and other                                       14         1              -            -         (7)            161
                                                          ------    ------         ------       ------     ------          ------
                                                             153       635            102            1     (1,040)          1,799
                                                          ------    ------         ------       ------     ------          ------
Non-current Assets
  Goodwill, net                                               40         -              -            -          -             811
  Notes receivable                                             -         -              3            -          -             134
  Notes receivable-related parties                             -       175             21            -       (362)            510
  Other                                                        7         1             29            -          -             293
                                                          ------    ------         ------       ------     ------          ------
                                                              47       176             53            -       (362)          1,748
                                                          ------    ------         ------       ------     ------          ------
Total Assets                                                $242      $812          $ 416         $ 44    $(5,997)         $8,429
                                                          ======    ======         ======       ======     ======          ======








(3)      Represents CMS Enterprises  Company,  CMS Capital Financial  Services,  Inc., CMS  Comercializadora de Energia S.A., CMS
         Energy  South  America  Company  and CMS Energy UK Limited  consolidated  with CMS Oil and Gas  Company,  CMS Generation
         Company,  CMS Land  Company,  CMS  Distributed  Power LLC, CMS MicroPower  Systems LLC, CMS Capital LLC,  CMS Marketing,
         Services and Trading  Company,  CMS Gas  Transmission  Company,  CMS Operating S.A.  Company,  CMS Resource  Development
         Company and CMS Electric and Gas Company included on the equity method of accounting.



                                                     CMS ENTERPRISES COMPANY
                                       Consolidating Balance Sheet Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)



                                                            CMS Oil                                                     CMS Gas
                                           CMS              and Gas    CMS            CMS         CMS Land   CMS MS&T   Trans.
                                           Enterprises      Co.        Generation     Resource    Company    Company    Company
                                           Company (3)      Consol.    Co. Consol.    Dev. Co.                          Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                      $ 1       $173            $ -          $ -       $ -        $ -        $ -
    Other paid-in-capital                           6,143         93          2,078            4        22        238      2,283
    Currency translation                             (294)         -           (186)           -         -          -        (35)
    Revaluation capital                                (5)         5            (19)           -         -          -         (2)
    Retained earnings                              (1,258)        88           (673)           3        (2)         6        (77)
                                                   ------     ------         ------       ------    ------     ------     ------
                                                    4,587        359          1,200            7        20        244      2,169
  Long-term debt                                        -         68              -            -         -          -      1,131
  Non-current capital leases                            -          3              -            -         -          -          1
                                                   ------     ------         ------       ------    ------     ------     ------
                                                    4,587        430          1,200            7        20        244      3,301
                                                   ------     ------         ------       ------    ------     ------     ------
Minority Interests                                      -          -             13            -         -          -        102
                                                   ------     ------         ------       ------    ------     ------     ------
Current Liabilities
  Current portion of long-term
    debt                                                -        110              -            -         -          -          6
  Current capital leases                                -          -              -            -         -          -          1
  Notes payable                                         -        109            371            1         3         71        109
  Accounts payable                                      9         82             13            1         -        542         94
  Accounts payable - related
    parties                                            39         11             28            1         -        119          9
  Accrued interest                                      1          2              1            -         -          -         28
  Accrued taxes                                        (8)        14            (25)           1         -        (13)       (13)
  Deferred income taxes                                 -         46              -            -         -          -          -
  Other                                                 2         23             72            1         -        (16)       178
                                                   ------     ------         ------       ------    ------     ------     ------
                                                       43        397            460            5         3        703        412
                                                   ------     ------         ------       ------    ------     ------     ------
Non-current Liabilities
  Postretirement benefits                               8          7              3            2         -          2          3
  Deferred income taxes                                 5         (9)          (114)           -         2         22        226
  Power loss contract reserves                          -          -            185            -         -          -          -
  Gas supply contract obligations                       -          -              -            -         -        287          -
  Other                                                 1          2             33            -         -         51        269
                                                   ------     ------         ------       ------    ------     ------     ------
                                                       14          -            107            2         2        362        498
                                                   ------     ------         ------       ------    ------     ------     ------
Total Stockholders' Equity
  and Liabilities                                  $4,644       $827         $1,780         $ 14      $ 25     $1,309     $4,313
                                                   ======     ======         ======       ======    ======     ======     ======









                                                  (Continued on Following Page)

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




                                                     CMS ENTERPRISES COMPANY
                                       Consolidating Balance Sheet Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)



                                                                                           CMS
                                                      CMS         CMS                      Micro-Power   Inter-companCMS
                                                      Electric    Operating     CMS        Systems/CMS   Elimina-tionEnterprises
                                                      & Gas       S.A. Co.      Capital    Dist. Power               Company
                                                      Company     Consol.       LLC        LLC                       Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                            $ -           $ 36        $ -          $ -       $(210)          $ -
    Other paid-in-capital                                   508            272         24           50      (5,576)        6,139
    Currency translation                                    (71)             -          -            -         293          (293)
    Revaluation capital                                       -              -          -            -          17            (4)
    Retained earnings                                      (307)            11         16           (4)        942        (1,255)
                                                         ------         ------     ------       ------      ------        ------
                                                            130            319         40           46      (4,534)        4,587
  Long-term debt                                              2             46        513            -        (362)        1,398
  Non-current capital leases                                  -              -          -            -           -             4
                                                         ------         ------     ------       ------      ------        ------
                                                            132            365        553           46      (4,896)        5,989
                                                         ------         ------     ------       ------      ------        ------
Minority Interests                                           21             10          -            -         (60)           86
                                                         ------         ------     ------       ------      ------        ------
Current Liabilities
  Current portion of long-term
    debt                                                      1              7          -            -           -           124
  Current capital leases                                      -              -          -            -           -             1
  Notes payable                                               -              -        255            -        (850)           69
  Accounts payable                                           41             16          1            -           5           804
  Accounts payable - related parties                         25              -          -            -        (186)           46
  Accrued interest                                            -              -          2            -          (2)           32
  Accrued taxes                                              23              7          1           (2)          -           (15)
  Deferred income taxes                                       -              -          -            -          (7)           39
  Other                                                      15              3          -            -           -           278
                                                         ------         ------     ------       ------      ------        ------
                                                            105             33        259           (2)     (1,040)        1,378
                                                         ------         ------     ------       ------      ------        ------
Non-current Liabilities
  Postretirement benefits                                     6              -          -            -           -            31
  Deferred income taxes                                     (23)             8          -            -          (1)          116
  Power loss contract reserves                                -              -          -            -           -           185
  Gas supply contract obligations                             -              -          -            -           -           287
  Other                                                       1              -          -            -           -           357
                                                         ------         ------     ------       ------      ------        ------
                                                            (16)             8          -            -          (1)          976
                                                         ------         ------     ------       ------      ------        ------
Total Stockholders' Equity
  and Liabilities                                          $242           $416       $812         $ 44     $(5,997)       $8,429
                                                         ======         ======     ======       ======      ======        ======












(3)      Represents CMS Enterprises  Company,  CMS Capital Financial  Services,  Inc., CMS  Comercializadora de Energia S.A., CMS
         Energy  South  America  Company and CMS Energy UK Limited  consolidated  with CMS Oil and Gas  Company,  CMS  Generation
         Company,  CMS Land  Company,  CMS  Distributed  Power LLC, CMS Capital LLC, CMS  MicroPower  Systems LLC, CMS Marketing,
         Services and Trading  Company,  CMS Gas  Transmission  Company,  CMS Operating S.A.  Company,  CMS Resource  Development
         Company and CMS Electric and Gas Company included on the equity method of accounting.




                                                     CMS OIL AND GAS COMPANY
                                               Consolidating Balance Sheet Assets
                                                        December 31, 2001
                                                          (In Millions)



                                                                      Explota-tiones                                  CMS Oil &
                                               CMS Oil                CMS Oil &   CMS Oil    CMS Oil &   CMS Oil &    Gas
                                               and Gas                Gas Co.     & Gas      Gas Congo   Gas          Interna.
                                               Company    CMS O&G                 Int'l      Ltd.        Venezuela    Co. Consol.
                                               (4)        Alba LDC                Ltd.                   LDC
Plant and Property (Suc Efforts)
  Oil and gas properties                            $340        $ 13        $ 55        $ -        $ 15         $ 81         $148
  Other                                                -           -           -          -           -            -            -
                                                  ------      ------      ------     ------      ------       ------       ------
                                                     340          13          55          -          15           81          148
  Less accumulated depreciation,
    depletion and amortization                       104           3          39          -           3           34           63
                                                  ------      ------      ------     ------      ------       ------       ------
                                                     236          10          16          -          12           47           85
  Construction work-in-progress                        -           -           -          -           -            -            -
                                                  ------      ------      ------     ------      ------       ------       ------
                                                     236          10          16          -          12           47           85
                                                  ------      ------      ------     ------      ------       ------       ------
Investments
  Associated companies                               439           -           -          -           -            -            -
  Other                                                -           -           -          -           -            -            -
                                                  ------      ------      ------     ------      ------       ------       ------
                                                     439           -           -          -           -            -            -
                                                  ------      ------      ------     ------      ------       ------       ------
Current Assets
  Cash and temporary cash
    investments                                        -           1           1         14           2            -           10
  Accounts/notes receivable                           64           -           2         31           1           10           45
  Materials and supplies                               8           -           1          -           -            -            5
  Prepayments and other                                -           -           -          -           -            1            1
                                                  ------      ------      ------     ------      ------       ------       ------
                                                      72           1           4         45           3           11           61
                                                  ------      ------      ------     ------      ------       ------       ------
Non-current Assets
  Notes receivable                                     -           1           -          -           -            -            3
  Other                                                5           -           -          5           -            -            1
                                                  ------      ------      ------     ------      ------       ------       ------
                                                       5           1           -          5           -            -            4
                                                  ------      ------      ------     ------      ------       ------       ------
Total Assets                                        $752        $ 12        $ 20       $ 50        $ 15         $ 58         $150
                                                  ======      ======      ======     ======      ======       ======       ======














                                                  (Continued on Following Page)

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




                                                     CMS OIL AND GAS COMPANY
                                               Consolidating Balance Sheet Assets
                                                        December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)



                                                                                                     Inter-company
                                                                                                     Eliminations  CMS Oil & Gas
                                                             CMS Oil & Gas E.G.   CMS Oil & Gas                    Company
                                                             LDC                  E.G. Ltd.                        Consol.
Plant and Property (Suc Efforts)
  Oil and gas properties                                                     $ 7               $190          $ -             $849
  Other                                                                        -                  -            -                -
                                                                          ------             ------       ------           ------
                                                                               7                190            -              849
  Less accumulated depreciation,
    depletion and amortization                                                 1                 10            -              257
                                                                          ------             ------       ------           ------
                                                                               6                180            -              592
  Construction work-in-progress                                                -                  -            -                -
                                                                          ------             ------       ------           ------
                                                                               6                180            -              592
                                                                          ------             ------       ------           ------
Investments
  Associated companies                                                         -                  -         (439)               -
  Other                                                                        -                  -            -                -
                                                                          ------             ------       ------           ------
                                                                               -                  -         (439)               -
                                                                          ------             ------       ------           ------
Current Assets
  Cash and temporary cash investments                                          -                 14            -               42
  Accounts/notes receivable                                                    -                 23          (18)             158
  Materials and supplies                                                       -                  7           (7)              14
  Prepayments and other                                                        -                  -            -                2
                                                                          ------             ------       ------           ------
                                                                               -                 44          (25)             216
                                                                          ------             ------       ------           ------
Non-current Assets
  Notes receivable                                                             1                  -            -                5
  Other                                                                        -                  3            -               14
                                                                          ------             ------       ------           ------
                                                                               1                  3            -               19
                                                                          ------             ------       ------           ------
Total Assets                                                                 $ 7               $227       $ (464)            $827
                                                                          ======             ======       ======           ======











(4)      Represents CMS Oil and Gas Company consolidated with CMS Oil and Gas International Company included on the equity method of accounting.




                                                     CMS OIL AND GAS COMPANY
                                       Consolidating Balance Sheet Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)



                                                                     Explota-tiones
                                             CMS Oil                 CMS Oil     CMS Oil    CMS Oil    CMS Oil &
                                             and Gas                 and Gas     & Gas      & Gas      Gas         CMS Oil & Gas
                                             Company     CMS O&G     Co.         Intl.      Congo      Venezuela   Interna. Co.
                                             (4)         Alba LDC                Ltd.       Ltd.       LDC         Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                  $173          $ -       $ -         $ 1         $ -         $ -             $ -
    Other paid-in-capital                           93            5        64          26           7          33              78
    Revaluation capital                              5            -         -           -           -           -               -
    Retained earnings                               92            7        (35)        15           7          16              28
                                                ------       ------    ------      ------      ------      ------          ------
                                                   363           12        29          42          14          49             106
  Long-term debt                                    68            -         -           -           -           -               -
  Non-current capital leases                         -            -         -           -           -           -               -
                                                ------       ------    ------      ------      ------      ------          ------
                                                   431           12        29          42          14          49             106
                                                ------       ------    ------      ------      ------      ------          ------
Current Liabilities
  Current portion of long-term
    debt                                           110            -         -           -           -           -               -
  Notes payable                                    109            -         -           1           -           -               -
  Accounts payable                                  30            -         2          13           -           2              20
  Accounts payable - related
    parties                                         20            -         1          (6)          1           2              10
  Accrued interest                                   1            -         -           -           -           -               -
  Accrued taxes                                      6            -         (1)         -           -           5               2
  Deferred income taxes                             46            -         -           -           -           -               -
  Other                                              7            -         -           -           -           -              11
                                                ------       ------    ------      ------      ------      ------          ------
                                                   329            -         2           8           1           9              43
                                                ------       ------    ------      ------      ------      ------          ------
Non-current Liabilities
  Postretirement benefits                            7            -         -           -           -           -               -
  Deferred income taxes                            (16)           -        (11)         -           -           -               -
  Other                                              1            -         -           -           -           -               1
                                                ------       ------    ------      ------      ------      ------          ------
                                                    (8)           -        (11)         -           -           -               1
                                                ------       ------    ------      ------      ------      ------          ------
Total Stockholders' Equity
  and Liabilities                                 $752         $ 12      $ 20        $ 50        $ 15        $ 58            $150
                                                ======       ======    ======      ======      ======      ======          ======








                                                  (Continued on Following Page)




                                                    CMS OIL AND GAS COMPANY
                                      Consolidating Balance Sheet Equity and Liabilities
                                                       December 31, 2001
                                                         (In Millions)
                                                (Continued from Previous Page)



                                                                                      Inter-company  CMS Oil &
                                                       CMS Oil &      CMS Oil & Gas   Eliminations   Gas Company
                                                       Gas E.G. LDC   E.G. Ltd.                      Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                                 $ -             $ -           $ (1)         $173
    Other paid-in-capital                                          2             118           (333)           93
    Revaluation capital                                            -               -             -              5
    Retained earnings                                              5              62           (109)           88
                                                              ------          ------        ------         ------
                                                                   7             180           (443)          359
  Long-term debt                                                   -               -             -             68
  Non-current capital leases                                       -               3             -              3
                                                              ------          ------        ------         ------
                                                                   7             183           (443)          430
                                                              ------          ------        ------         ------
Current Liabilities
  Current portion of long-term debt                                -               -             -            110
  Notes payable                                                    -               -             (1)          109
  Accounts payable                                                 -              15             -             82
  Accounts payable - related parties                               -               -            (17)           11
  Accrued interest                                                 -               1             -              2
  Accrued taxes                                                    -               1             1             14
  Deferred income taxes                                            -               -             -             46
  Other                                                            -               5             -             23
                                                              ------          ------        ------         ------
                                                                   -              22            (17)          397
                                                              ------          ------        ------         ------
Non-current Liabilities
  Postretirement benefits                                          -               -             -              7
  Deferred income taxes                                            -              22             (4)           (9)
  Other                                                            -               -              -            2
                                                              ------          ------         ------       ------
                                                                   -              22             (4)           -
                                                              ------          ------         ------       ------
Total Stockholders' Equity
  and Liabilities                                                $ 7            $227         $ (464)        $827
                                                              ======          ======         ======       ======









(4)     Represents CMS Oil and Gas Company consolidated with CMS Oil and Gas International Company included on the equity method of accounting.




                                              CMS OIL AND GAS INTERNATIONAL COMPANY
                                               Consolidating Balance Sheet Assets
                                                        December 31, 2001
                                                          (In Millions)



                                                   CMS Oil &                  CMS Oil &      CMS Oil &    Inter-companCMS Oil &
                                                   Gas Int'l   CMS NOMECO     Gas Int'l      Gas          Elimina-tionGas Int'l
                                                   Co. (5)     Int'l Congo    Tunisia, Inc.  Cameroon,                Co. Consol.
                                                               Hld., Inc.                    Ltd.
Plant and Property (Suc Efforts)
  Oil and gas properties                                 $ 3           $ 105           $ 36         $ 4         $ -          $148
  Other                                                    -               -              -           -           -             -
                                                      ------          ------         ------      ------      ------        ------
                                                           3             105             36           4           -           148
  Less accumulated depreciation,
    depletion and amortization                             2              54              7           -           -            63
                                                      ------          ------         ------      ------      ------        ------
                                                           1              51             29           4           -            85
  Construction work-in-progress                            -               -              -           -           -             -
                                                      ------          ------         ------      ------      ------        ------
                                                           1              51             29           4           -            85
                                                      ------          ------         ------      ------      ------        ------
Investments
  Associated companies                                   107              18              -           -        (125)            -
  Other                                                    -               -              -           -           -             -
                                                      ------          ------         ------      ------      ------        ------
                                                         107              18              -           -        (125)            -
                                                      ------          ------         ------      ------      ------        ------
Current Assets
  Cash and temporary cash investments                      -               6              3           1           -            10
  Accounts/notes receivable                                -              33             11           1           -            45
  Materials and supplies                                   -               4              1           -           -             5
  Prepayments and other                                    -               1              -           -           -             1
                                                      ------          ------         ------      ------      ------        ------
                                                           -              44             15           2           -            61
                                                      ------          ------         ------      ------      ------        ------
Non-current Assets
  Notes receivable                                         -               -              3           -           -             3
  Other                                                   (1)              1              2          (1)          -             1
                                                      ------          ------         ------      ------      ------        ------
                                                          (1)              1              5          (1)          -             4
                                                      ------          ------         ------      ------      ------        ------
Total Assets                                            $107            $114           $ 49         $ 5      $ (125)         $150
                                                      ======          ======         ======      ======      ======        ======










(5)      Represents CMS Oil and Gas International Company and CMS Oil and Gas Eritrea Ltd. consolidated.





                                              CMS OIL AND GAS INTERNATIONAL COMPANY
                                       Consolidating Balance Sheet Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)



                                                                             CMS Oil &      CMS Oil &   Inter-company
                                                CMS Oil &     CMS NOMECO     Gas Int'l      Gas         Elimination  CMS Oil &
                                                Gas Int'l     Int'l Congo    Tunisia, Inc.  Cameroon,                Gas Int'l
                                                Co. (5)       Hld., Inc.                    Inc.                     Co. Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                         $ -           $ -            $ -          $ -         $ -            $ -
    Other paid-in-capital                                 85            56             15            6         (84)            78
    Retained earnings                                     22            31             18           (2)        (41)            28
                                                      ------        ------         ------       ------      ------         ------
                                                         107            87             33            4        (125)           106
  Long-term debt                                           -             -              -            -           -              -
  Non-current capital leases                               -             -              -            -           -              -
                                                      ------        ------         ------       ------      ------         ------
                                                         107            87             33            4        (125)           106
                                                      ------        ------         ------       ------      ------         ------
Current Liabilities
  Current portion of long-term debt                        -             -              -            -           -              -
  Notes payable                                            -             -              -            -           -              -
  Accounts payable                                         -            16              3            1           -             20
  Accounts payable - related parties                       -             7              3            -           -             10
  Accrued interest                                         -             -              -            -           -              -
  Accrued taxes                                            -             1              1            -           -              2
  Other                                                    -            11              -            -           -             11
                                                      ------        ------         ------       ------      ------         ------
                                                           -            35              7            1           -             43
                                                      ------        ------         ------       ------      ------         ------
Non-current Liabilities
  Postretirement benefits                                  -             -              -            -           -              -
  Deferred income taxes                                    -            (8)             8            -           -              -
  Other                                                    -             -              1            -           -              1
                                                      ------        ------         ------       ------      ------         ------
                                                           -            (8)             9            -           -              1
                                                      ------        ------         ------       ------      ------         ------
Total Stockholders' Equity
  and Liabilities                                       $107          $114           $ 49          $ 5      $ (125)          $150
                                                      ======        ======         ======       ======      ======         ======










(5)      Represents CMS Oil and Gas International Company, CMS Oil and Gas International Transportation Company, CMS Oil and Gas
         Cote D'Ivoire Ltd. and CMS Oil and Gas Eritrea Ltd. consolidated.




                                                      CMS GENERATION COMPANY
                                                Consolidating Balance Sheet Assets
                                                        December 31, 2001
                                                          (In Millions)



                                                                                                                        CMSG
                                                                        CMSG                   CMSG        Taweelah     Filer
                                               CMS           Oxford     Filer      CMSG        Grayling    A2           City
                                               Generation    CMS Dev.   City,      Grayling    Holdings    Operating    Oper.
                                               Co. (6)       LP         Inc.       Company     Company     Company      Company
Plant and Property (At Cost)
  Independent power production                          $ 1        $ 2        $ -         $ -         $ -          $ -         $ -
  Less accumulated depreciation,
    depletion and amortization                            1          -          -           -           -            -           -
                                                     ------     ------     ------      ------      ------       ------      ------
                                                          -          2          -           -           -            -           -
  Construction work-in-progress                           -          -          -           -           -            -           -
                                                     ------     ------     ------      ------      ------       ------      ------
                                                          -          2          -           -           -            -           -
                                                     ------     ------     ------      ------      ------       ------      ------
Investments
  Associated companies                                  784         10          -           -           -            -           -
  Other                                                  32          -         20           1           6            -           -
                                                     ------     ------     ------      ------      ------       ------      ------
                                                        816         10         20           1           6            -           -
                                                     ------     ------     ------      ------      ------       ------      ------
Current Assets
  Cash and temporary cash
    investments                                           -          -          -           -           -            -           -
  Accounts/notes receivable                             131          -          -           -           1            1           1
  Materials and supplies                                  -          -          -           -           -            -           -
  Generating plant fuel stock                             -          -          -           -           -            -           -
  Prepayments and other                                   2          -          -           -           -            -           -
                                                     ------     ------     ------      ------      ------       ------      ------
                                                        133          -          -           -           1            1           1
                                                     ------     ------     ------      ------      ------       ------      ------
Non-current Assets
  Goodwill, net                                           -          -          -           -           -            -           -
  Notes receivable                                        -          -          -           -           -            -           -
  Notes receivable - related parties                      -          -          -           -           -            -           -
  Other                                                 118          -          -           -           -            -           -
                                                     ------     ------     ------      ------      ------       ------      ------
                                                        118          -          -           -           -            -           -
                                                     ------     ------     ------      ------      ------       ------      ------
Total Assets                                         $1,067       $ 12       $ 20         $ 1         $ 7          $ 1         $ 1
                                                     ======     ======     ======      ======      ======       ======      ======








                                                  (Continued on Following Page)

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




                                                      CMS GENERATION COMPANY
                                                Consolidating Balance Sheet Assets
                                                        December 31, 2001
                                                          (In Millions)
                                                  (Continued from Previous Page)



                                               Dearborn                                          CMSG       CMSG        HYDRA-CO
                                               Indust.     CMS          Dearborn     Exeter      Invest     Michigan    Enterprises,
                                               Generation  Generation   Gen Oper.    Energy LP   Co. I      Power LLC   Inc.
                                               LLC         S.A.         LLC                      Consol
Plant and Property (At Cost)
  Independent power production                      $467           $ -          $ -        $ 50        $ -        $ 77        $ -
  Less accumulated depreciation,
    and amortization                                   7             -            -          36          -           6          -
                                                  ------        ------       ------      ------     ------      ------     ------
                                                     460             -            -          14          -          71          -
  Construction work-in-progress                        -             -            -           -          -           -          -
                                                  ------        ------       ------      ------     ------      ------     ------
                                                     460             -            -          14          -          71          -
                                                  ------        ------       ------      ------     ------      ------     ------
Investments
  Associated companies                                 -             -            -           -          -           -          -
  Other                                                -            14            -           -        558           -         55
                                                  ------        ------       ------      ------     ------      ------     ------
                                                       -            14            -           -        558           -         55
                                                  ------        ------       ------      ------     ------      ------     ------
Current Assets
  Cash and temporary cash
    investments                                       (1)            -            -           8         16           -          -
  Accounts/notes receivable                           48             -            5           1         97           2          4
  Materials and supplies                               7             -            -           -          1           -          -
  Generating plant fuel stock                          -             -            -           -          -           -          -
  Prepayments and other                                1             -            1           -          1           -          -
                                                  ------        ------       ------      ------     ------      ------     ------
                                                      55             -            6           9        115           2          4
                                                  ------        ------       ------      ------     ------      ------     ------
Non-current Assets
  Goodwill, net                                        -             -            -           -         12           -          -
  Notes receivable                                     -             -            -           -        107           -          -
  Notes receivable - related parties                   -             -            -           -          -           -         (2)
  Other                                               24             -            -           -          1           -          9
                                                  ------        ------       ------      ------     ------      ------     ------
                                                      24             -            -           -        120           -          7
                                                  ------        ------       ------      ------     ------      ------     ------
Total Assets                                        $539          $ 14          $ 6        $ 23       $793        $ 73       $ 66
                                                  ======        ======       ======      ======     ======      ======     ======













                                                  (Continued on Following Page)




                                                       CMS GENERATION COMPANY
                                                 Consolidating Balance Sheet Assets
                                                         December 31, 2001
                                                           (In Millions)
                                                   (Continued from Previous Page)



                                                                                                                          CMS
                                                                                                           Inter-company Generation
                                               CMSG        CMS         CMSG           CMS Int'l    CMSG    Elimination   Company
                                               Holdings    Genesee     Operating Co.  Operating    Invest.                Consol.
                                               Company     Co.                        Co.          Co. III
Plant and Property (At Cost)
  Independent power production                        $ -         $ -            $ -          $ -       $ -         $ -        $ 597
  Less accumulated depreciation,
    depletion and amortization                          -           -              -            -         -           -           50
                                                   ------      ------         ------       ------    ------      ------       ------
                                                        -           -              -            -         -           -          547
  Construction work-in-progress                         -           -              -            -         -           -            -
                                                   ------      ------         ------       ------    ------      ------       ------
                                                        -           -              -            -         -           -          547
                                                   ------      ------         ------       ------    ------      ------       ------
Investments
  Associated companies                                  1           -              -            -         -        (795)           -
  Other                                                 4           1              -            -        27           -          718
                                                   ------      ------         ------       ------    ------      ------       ------
                                                        5           1              -            -        27        (795)         718
                                                   ------      ------         ------       ------    ------      ------       ------
Current Assets
  Cash and temporary cash
    investments                                         -           -              -            9         2           -           34
  Accounts/notes receivable                             2           1              5            4        (1)       (114)         188
  Materials and supplies                                -           -              -            -         -           -            8
  Generating plant fuel stock                           -           -              -            -         -           -            -
  Prepayments and other                                 -           -              -            1         3           -            9
                                                   ------      ------         ------       ------    ------      ------       ------
                                                        2           1              5           14         4        (114)         239
                                                   ------      ------         ------       ------    ------      ------       ------
Non-current Assets
  Goodwill, net                                         -           -              -            -         -           -           12
  Notes receivable                                      -           -              -            -         -           -          107
  Notes receivable - related parties                    -           -              -            -         7           -            5
  Other                                                 -           -              -            -         -           -          152
                                                   ------      ------         ------       ------    ------      ------       ------
                                                        -           -              -            -         7           -          276
                                                   ------      ------         ------       ------    ------      ------       ------
Total Assets                                          $ 7         $ 2            $ 5         $ 14      $ 38      $ (909)      $1,780
                                                   ======      ======         ======       ======    ======      ======       ======











(6)       Represents CMS Generation Company, CMSG Chateaugay Company, CMSG Honey Lake Company, CMSG Recycling Company,  Mid-Michigan
          Recycling LLC, CMSG Mon Valley Company,  CMSG Lyonsdale  Company,  CMSG Montreal  Company and CMS Centrales  Termicas S.A.
          consolidated with CMSG Investment Company I included on the equity method of accounting.

                                                      CMS GENERATION COMPANY
                                        Consolidating Balance Sheet Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)



                                                                                                                         CMSG
                                                              CMSG       CMSG                   CMSG                     Filer
                                                CMS           Honey      Filer      CMSG        Grayling    Dearborn     City
                                                Generation    Lake       City,      Grayling    Holdings    Generation   Oper.
                                                Co. (6)       Company    Inc.       Company     Company     Oper. LLC    Company
Capitalization
  Common Stockholders' Equity
    Common stock                                        $ -        $ -         $ -        $ -         $ -           $ -        $ -
    Other paid-in-capital                             2,078         10           6          4           7             3          1
    Currency translation                               (186)         -           -          -           -             -          -
    Revaluation capital                                 (19)         -           -          -          (1)            -          -
    Retained earnings                                  (673)        (9)         10         (4)         (5)            2          -
                                                     ------     ------      ------     ------      ------        ------     ------
                                                      1,200          1          16          -           1             5          1
  Long-term debt                                          -          -           -          -           -             -          -
  Non-current capital leases                              -          -           -          -           -             -          -
                                                     ------     ------      ------     ------      ------        ------     ------
                                                      1,200          1          16          -           1             5          1
                                                     ------     ------      ------     ------      ------        ------     ------
Minority Interests                                        -          -           -          -           -             -          -
                                                     ------     ------      ------     ------      ------        ------     ------
Current Liabilities
  Current portion of long-term debt                       -          -           -          -           -             -          -
  Current capital leases                                  -          -           -          -           -             -          -
  Notes payable                                          15          -           -          -           -             -          -
  Accounts payable                                       10          -           -          -           -             -          -
  Accounts payable - related parties                     11          -           -          -           -             -          -
  Accrued interest                                        1          -           -          -           -             -          -
  Accrued taxes                                         (41)         3           -          -           -             -          -
  Other                                                   -          -           -          -           -             1          -
                                                     ------     ------      ------     ------      ------        ------     ------
                                                         (4)         3           -          -           -             1          -
                                                     ------     ------      ------     ------      ------        ------     ------
Non-current Liabilities
  Postretirement benefits                                 2          -           -          -           -             -          -
  Deferred income taxes                                (132)        (4)          4          1           6             -          -
  Power loss contract reserves                            -          -           -          -           -             -          -
  Other                                                   1          -           -          -           -             -          -
                                                     ------     ------      ------     ------      ------        ------     ------
                                                       (129)        (4)          4          1           6             -          -
                                                     ------     ------      ------     ------      ------        ------     ------
Total Stockholders' Equity
  and Liabilities                                    $1,067        $ -        $ 20        $ 1         $ 7           $ 6        $ 1
                                                     ======     ======      ======     ======      ======        ======     ======









                                                  (Continued on Following Page)




                                                      CMS GENERATION COMPANY
                                        Consolidating Balance Sheet Equity and Liabilities
                                                         December 31, 2001
                                                           (In Millions)
                                                  (Continued from Previous Page)



                                                                                                                         HYDRA-CO
                                           Dearborn                                    Mid-Michigan CMSG       CMSG      Enterprise,
                                           Indust.         CMS            CMSG         Recycling    Invest     Michigan  Inc.
                                           Generation LLC  Generation     Recycling    LLC          Co. I      Power LLC
                                                           S.A.           Company                   Consol
Capitalization
  Common Stockholders' Equity
    Common stock                                     $ -            $ -          $ -          $ -        $ -         $ -       $ -
    Other paid-in-capital                            129             45            3            4      1,027          75       199
    Currency translation                               -              -            -            -       (180)          -         -
    Revaluation capital                                -              -            -            -        (11)          -         -
    Retained earnings                               (236)           (31)          (2)          (5)      (174)         (3)     (154)
                                                  ------         ------       ------       ------     ------      ------    ------
                                                    (107)            14            1           (1)       662          72        45
  Long-term debt                                       -              -            -            -         91           -         -
  Non-current capital leases                           -              -            -            -          -           -         -
                                                  ------         ------       ------       ------     ------      ------    ------
                                                    (107)            14            1           (1)       753          72        45
                                                  ------         ------       ------       ------     ------      ------    ------
Minority Interests                                     -              -            -            -         13           -         -
                                                  ------         ------       ------       ------     ------      ------    ------
Current Liabilities
  Current portion of long-term
    debt                                               -              -            -            -          -           -         -
  Current capital leases                               -              -            -            -          -           -         -
  Notes payable                                      351              -            -            1          2           -         -
  Accounts payable                                     3              -            -            -         (1)          -         1
  Accounts payable - related
    parties                                           22              -            -            -         13           -         1
  Accrued interest                                     -              -            -            -          1           -         -
  Accrued taxes                                        -              -            -            -         (1)          1        10
  Other                                               64              -            -            -          5           -         2
                                                  ------         ------       ------       ------     ------      ------    ------
                                                     440              -            -            1         19           1        14
                                                  ------         ------       ------       ------     ------      ------    ------
Non-current Liabilities
  Postretirement benefits                              -              -            -            -          -           -         -
  Deferred income taxes                                -              -           (1)           -          6           -         2
  Power loss contract reserves                       185              -            -            -          -           -         -
  Other                                               21              -            -            -          2           -         5
                                                  ------         ------       ------       ------     ------      ------    ------
                                                     206              -           (1)           -          8           -         7
                                                  ------         ------       ------       ------     ------      ------    ------
Total Stockholders' Equity
  and Liabilities                                   $539           $ 14          $ -          $ -       $793        $ 73       $66
                                                  ======         ======       ======       ======     ======      ======    ======












                                                   (Continued on Following Page)




                                                     CMS GENERATION COMPANY
                                       Consolidating Balance Sheet Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)



                                          CMSG        CMSG                       CMSG         CMS Int'l    CMSG
                                          Holdings    Altoona     Exeter         Operating    Operating    Invest     Oxford CMS
                                          Company     Company     Energy LLC     Co.          Co.          Co. III    Dev. LP
Capitalization
  Common Stockholders' Equity
    Common stock                                $ -         $ -            $ -          $ -          $ -        $ -          $ -
    Other paid-in-capital                        12          (9)           (10)           4            3         34           41
    Currency translation                          -           -              -            -           (1)        (5)           -
    Revaluation capital                           -           -              -            -            -          -            -
    Retained earnings                           (12)          7             31           (1)          10          8          (29)
                                             ------      ------         ------       ------       ------     ------       ------
                                                  -          (2)            21            3           12         37           12
  Long-term debt                                  -           -              -            -            -          -            -
  Non-current capital leases                      -           -              -            -            -          -            -
                                             ------      ------         ------       ------       ------     ------       ------
                                                  -          (2)            21            3           12         37           12
                                             ------      ------         ------       ------       ------     ------       ------
Minority Interests                                -           -              -            -            -          -            -
                                             ------      ------         ------       ------       ------     ------       ------
Current Liabilities
  Current portion of long-term
    debt                                          -           -              -            -            -          -            -
  Current capital leases                          -           -              -            -            -          -            -
  Notes payable                                   -           2              -            -            -          -            -
  Accounts payable                                -           -              -            -            -          -            -
  Accounts payable - related
    parties                                       -           -              1            -            1          1            -
  Accrued interest                                -           -              -            -            -          -            -
  Accrued taxes                                   -           -              1            1            1          -            -
  Other                                           -           -              -            -            -          -            -
                                             ------      ------         ------       ------       ------     ------       ------
                                                  -           2              2            1            2          1            -
                                             ------      ------         ------       ------       ------     ------       ------
Non-current Liabilities
  Postretirement benefits                         -           -              -            1            -          -            -
  Deferred income taxes                           3           -              -            -            -          -            -
  Power loss contract reserves                    -           -              -            -            -          -            -
  Other                                           4           -              -            -            -          -            -
                                             ------      ------         ------       ------       ------     ------       ------
                                                  7           -              -            1            -          -            -
                                             ------      ------         ------       ------       ------     ------       ------
Total Stockholders' Equity
  and Liabilities                               $ 7         $ -           $ 23          $ 5         $ 14       $ 38         $ 12
                                             ======      ======         ======       ======       ======     ======       ======










                                                  (Continued on Following Page)




                                                    CMS GENERATION COMPANY
                                      Consolidating Balance Sheet Equity and Liabilities
                                                      December 31, 2001
                                                        (In Millions)
                                                (Continued from Previous Page)



                                                      Taweelah A2
                                                      Operating Company   CMSG Genesee Co.  Intercompany       CMS Generation
                                                                                            Eliminations       Company Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                                     $ -               $ -               $ -                 $ -
    Other paid-in-capital                                              1                 1            (1,590)              2,078
    Currency translation                                               -                 -               186                (186)
    Revaluation capital                                                -                 -                12                 (19)
    Retained earnings                                                  -                 -               597                (673)
                                                                  ------            ------            ------              ------
                                                                       1                 1              (795)              1,200
  Long-term debt                                                       -                 -               (91)                  -
  Non-current capital leases                                           -                 -                 -                   -
                                                                  ------            ------            ------              ------
                                                                       1                 1              (886)              1,200
                                                                  ------            ------            ------              ------
Minority Interests                                                     -                 -                 -                  13
                                                                  ------            ------            ------              ------
Current Liabilities
  Current portion of long-term debt                                    -                 -                 -                   -
  Current capital leases                                               -                 -                 -                   -
  Notes payable                                                        -                 -                 -                 371
  Accounts payable                                                     -                 -                 -                  13
  Accounts payable - related parties                                   -                 -               (22)                 28
  Accrued interest                                                     -                 -                (1)                  1
  Accrued taxes                                                        -                 -                 -                 (25)
  Other                                                                -                 -                 -                  72
                                                                  ------            ------            ------              ------
                                                                       -                 -               (23)                460
                                                                  ------            ------            ------              ------
Non-current Liabilities
  Postretirement benefits                                              -                 -                 -                   3
  Deferred income taxes                                                -                 1                 -                (114)
  Power loss contract reserves                                         -                 -                 -                 185
  Other                                                                -                 -                 -                  33
                                                                  ------            ------            ------              ------
                                                                       -                 1                 -                 107
                                                                  ------            ------            ------              ------
Total Stockholders' Equity
  and Liabilities                                                    $ 1               $ 2            $ (909)             $1,780
                                                                  ======            ======            ======              ======









(6)      Represents CMS  Generation  Company,  CMSG Mon Valley  Company,  CMSG Lyonsdale  Company,  CMSG Montreal  Company,  CMSG
         Chateaugay  Company and CMS Centrales  Termicas S.A.  consolidated with CMSG Investment Company I included on the equity method of accounting.




                                               CMS GENERATION INVESTMENT COMPANY I
                                               Consolidating Balance Sheet - Assets
                                                        December 31, 2001
                                                          (In Millions)




                                                            CMSG                               CMSG Loy                CMSG
                                                CMSG Inv.   Jegurupada  CMSG                   Yang        CMSG        Invest.
                                                Co. I (8)   I/II LDC    Inv. Co.   CMSG Cebu   Holdings    Taweelah    Co. VI
                                                                        IV         LDC         2 Ltd       Ltd         (Takoradi)
Plant and Property (At Cost)
  Independent power production                         $ -         $ -        $ -         $ -         $ -         $ -          $ -
  Less accumulated depreciation,
    depletion and amortization                           -           -          -           -           -           -            -
                                                    ------      ------     ------      ------      ------      ------       ------
                                                         -           -          -           -           -           -            -
  Construction work-in-progress                          -           -          -           -           -           -            -
                                                    ------      ------     ------      ------      ------      ------       ------
                                                         -           -          -           -           -           -            -
                                                    ------      ------     ------      ------      ------      ------       ------
Investments
  Associated companies                                 139           -          -           -           -           -            -
  Other                                                149           6        275          11           -          80            -
                                                    ------      ------     ------      ------      ------      ------       ------
                                                       288           6        275          11           -          80            -
                                                    ------      ------     ------      ------      ------      ------       ------
Current Assets
  Cash and temporary cash
    investments                                          1           -          -           7           -           -            8
  Accounts/notes receivable                            362           2         35           -           8           -           37
  Materials and supplies                                 -           -          -           -           -           -            1
  Prepayments and other                                  -           -          -           -           -           -            1
                                                    ------      ------     ------      ------      ------      ------       ------
                                                       363           2         35           7           8           -           47
                                                    ------      ------     ------      ------      ------      ------       ------
Non-current Assets
  Goodwill, net                                         12           -          -           -           -           -            -
  Notes receivable                                       -           -          -           -           -           -          107
  Other                                                  1           -          -           -           -           -            -
                                                    ------      ------     ------      ------      ------      ------       ------
                                                        13           -          -           -           -           -          107
                                                    ------      ------     ------      ------      ------      ------       ------
Total Assets                                          $664         $ 8       $310        $ 18         $ 8        $ 80         $154
                                                    ======      ======     ======      ======      ======      ======       ======










                                                  (Continued on Following Page)




                                               CMS GENERATION INVESTMENT COMPANY I
                                              Consolidating Balance Sheet - Assets
                                                        December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)



                                                        Inter-company   CMSG
                                                        Eliminations    Investment
                                            Monetize                    Co. I
                                            Ltd                         Consol.
Plant and Property (At Cost)
  Independent power production                     $ -            $ -           $ -
  Less accumulated depreciation,
    depletion and amortization                       -              -             -
                                                ------         ------        ------
                                                     -              -             -
  Construction work-in-progress                      -              -             -
                                                ------         ------        ------
                                                     -              -             -
                                                ------         ------        ------
Investments
  Associated companies                               -           (139)            -
  Other                                             37              -           558
                                                ------         ------        ------
                                                    37           (139)          558
                                                ------         ------        ------
Current Assets
  Cash and temporary cash
    investments                                      -              -            16
  Accounts/notes receivable                          -           (347)           97
  Materials and supplies                             -              -             1
  Prepayments and other                              -              -             1
                                                ------         ------        ------
                                                     -           (347)          115
                                                ------         ------        ------
Non-current Assets
  Goodwill, net                                      -              -            12
  Notes receivable                                   -              -           107
  Other                                              -              -             1
                                                ------         ------        ------
                                                     -              -           120
                                                ------         ------        ------
Total Assets                                      $ 37         $ (486)         $793
                                                ======         ======        ======













(8)      Represents CMSG Investment Company I, CMSG Investment Company II and CMSG Pinamucan LDC consolidated.




                                                CMS GENERATION INVESTMENT COMPANY I
                                       Consolidating Balance Sheet - Equity and Liabilities
                                                         December 31, 2001
                                                           (In Millions)



                                                CMSG       CMSG                                 CMSG Loy    CMSG Loy
                                                Inv. Co.   Jeguru-pada  CMSG         CMSG       Yang        Yang        CMSG
                                                I (8)      I/II LDC     Pinamucan    Cebu LDC   Holdings    Holdings    Invest.
                                                                        LDC                     1 Ltd.      2 Ltd.      Co. IV
Capitalization
  Common Stockholders' Equity
    Common stock                                     $ -           $ -         $ 1       $ 16         $ -         $ -          $ -
    Other paid-in-capital                          1,027             -           2          -         141         142            -
    Currency translation                            (180)            -           -         (7)        (84)        (84)           -
    Revaluation capital                              (11)            -           -          -           -           -          (11)
    Retained earnings                               (174)            1          (3)         6        (215)       (219)         208
                                                  ------        ------      ------     ------      ------      ------       ------
                                                     662             1           -         15        (158)       (161)         197
  Long-term debt                                       -             -           -          -           -           -           91
  Non-current capital leases                           -             -           -          -           -           -            -
                                                  ------        ------      ------     ------      ------      ------       ------
                                                     662             1           -         15        (158)       (161)         288
                                                  ------        ------      ------     ------      ------      ------       ------
Minority Interests                                     -             -           -          -           -           -            -
                                                  ------        ------      ------     ------      ------      ------       ------
Current Liabilities
  Current portion of long-term
    debt                                               -             -           -          -           -           -            -
  Current capital leases                               -             -           -          -           -           -            -
  Notes payable                                        3             7           -          -         157         158           17
  Accounts payable                                    (3)            -           -         (1)          2           1            -
  Accounts payable - related
    parties                                            1             -           -          4           -          10            3
  Accrued interest                                     -             -           -          -           -           -            1
  Accrued taxes                                        -             -           -          -          (1)          -            -
  Other                                                1             -           -          -           -           -            -
                                                  ------        ------      ------     ------      ------      ------       ------
                                                       2             7           -          3         158         169           21
                                                  ------        ------      ------     ------      ------      ------       ------
Non-current Liabilities
  Postretirement benefits                              -             -           -          -           -           -            -
  Deferred income taxes                                -             -           -          -           -           -            -
  Power loss contract reserves                         -             -           -          -           -           -            -
  Other                                                -             -           -          -           -           -            1
                                                  ------        ------      ------     ------      ------      ------       ------
                                                       -             -           -          -           -           -            1
                                                  ------        ------      ------     ------      ------      ------       ------
Total Stockholders' Equity
  and Liabilities                                   $664           $ 8         $ -       $ 18         $ -         $ 8         $310
                                                  ======        ======      ======     ======      ======      ======       ======










                                                   (Continued on Following Page)




                                               CMS GENERATION INVESTMENT COMPANY I
                                      Consolidating Balance Sheet - Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)



                                                          CMSG                   Inter-company CMSG
                                            CMSG          Invest.                Elimination   Investment
                                            Taweelah      Co. VI     Monetize                  Co. I
                                            Ltd.          (Takoradi) Ltd.                      Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                     $ -        $ -        $ -        $(17)        $ -
    Other paid-in-capital                             74         99         29        (487)      1,027
    Currency translation                               -          -         (5)        180        (180)
    Revaluation capital                                -          -          -          11         (11)
    Retained earnings                                  5         30         13         174        (174)
                                                  ------     ------     ------      ------      ------
                                                      79        129         37        (139)        662
  Long-term debt                                       -          -          -           -          91
  Non-current capital leases                           -          -          -           -           -
                                                  ------     ------     ------      ------      ------
                                                      79        129         37        (139)        753
                                                  ------     ------     ------      ------      ------
Minority Interests                                     -         13          -           -          13
                                                  ------     ------     ------      ------      ------
Current Liabilities
  Current portion of long-term
    debt                                               -          -          -           -           -
  Current capital leases                               -          -          -           -           -
  Notes payable                                        -          -          -        (340)          2
  Accounts payable                                     -          2          -          (2)         (1)
  Accounts payable - related
    parties                                            -          -          -          (5)         13
  Accrued interest                                     -          -          -           -           1
  Accrued taxes                                        -          -          -           -          (1)
  Other                                                -          4          -           -           5
                                                  ------     ------     ------      ------      ------
                                                       -          6          -        (347)         19
                                                  ------     ------     ------      ------      ------
Non-current Liabilities
  Postretirement benefits                              -          -          -           -           -
  Deferred income taxes                                -          6          -           -           6
  Power loss contract reserves                         -          -          -           -           -
  Other                                                1          -          -           -           2
                                                  ------     ------     ------      ------      ------
                                                       1          6          -           -           8
                                                  ------     ------     ------      ------      ------
Total Stockholders' Equity
  and Liabilities                                   $ 80       $154       $ 37      $ (486)       $793
                                                  ======     ======     ======      ======      ======













(8)      Represents CMSG Investment Company I and CMSG Investment Company II consolidated.




                                                  CMS GAS TRANSMISSION COMPANY
                                              Consolidating Balance Sheet - Assets
                                                        December 31, 2001
                                                          (In Millions)



                                                   CMS Gas               CMS Bay    CMS
                                                   Trans-mission         Area       Saginaw    Western      CMS Gas     CMS
                                                   Company    CMS        Pipe-line  Bay        Australia    Argen-tina  Jackson
                                                   (9)        Antrim     LLC        LateralCompGas Trans.   Company     Pipeline
                                                              LLC                              Co.I                     Company
Plant and Property (At Cost)
  Natural gas transmission                               $ 1        $54       $ 24        $ -         $ 41         $ -       $ 10
  Other                                                    -          -          -          -            -           -          -
                                                      ------     ------     ------     ------       ------      ------     ------
                                                           1         54         24          -           41           -         10
  Less accumulated depreciation,
    depletion and amortization                             1         18          2          -            8           -          3
                                                      ------     ------     ------     ------       ------      ------     ------
                                                           -         36         22          -           33           -          7
  Construction work-in-progress                            -          -          -          -            -           -          -
                                                      ------     ------     ------     ------       ------      ------     ------
                                                           -         36         22          -           33           -          7
                                                      ------     ------     ------     ------       ------      ------     ------
Investments
  Associated companies                                 2,017          -          -          -            -           -          -
  Other                                                   97          -          -          -          205         173          -
                                                      ------     ------     ------     ------       ------      ------     ------
                                                       2,114          -          -          -          205         173          -
                                                      ------     ------     ------     ------       ------      ------     ------
Current Assets
  Cash and temporary cash investments                      1          -          -          -            6           -          1
  Accounts/notes receivable                                2          2          1          1           96           8          -
  Gas in underground storage                               2          -          -          -            -           -          -
  Materials and supplies                                   1          1          -          -            1           -          -
  Prepayments and other                                    1          -          -          -            -           -          -
                                                      ------     ------     ------     ------       ------      ------     ------
                                                           7          3          1          1          103           8          1
                                                      ------     ------     ------     ------       ------      ------     ------
Non-current Assets
  Goodwill, net                                            -          -          -          -            -          40          -
  Notes receivable                                        19          -          -          -            -           -          -
  Noted receivable - related parties                       1          -          -          -            -           -          -
  Other                                                   30          -          -          -            2           -          1
                                                      ------     ------     ------     ------       ------      ------     ------
                                                          50          -          -          -            2          40          1
                                                      ------     ------     ------     ------       ------      ------     ------
Total Assets                                          $2,171        $39       $ 23        $ 1         $343        $221        $ 9
                                                      ======     ======     ======     ======       ======      ======     ======











                                                  (Continued on Following Page)
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                                                   CMS GAS TRANSMISSION COMPANY
                                               Consolidating Balance Sheet - Assets
                                                        December 31, 2001
                                                          (In Millions)
                                                  (Continued from Previous Page)



                                              CMS          Panhandle
                                              Marysville   Eastern      CMS Field                            Inter-companCMS Gas
                                              Gas          Pipe Line    Services,    Tristate    CMS Grand   Elimina-tionTran.
                                              Liquids      Co. Consol.  Inc.         Pipeline    Lacs LLC                Company
                                              Company                   Consol.      LLC                                 Consol.
Plant and Property (At Cost)
  Natural gas transmission                           $ 45       $1,675         $390         $ -        $ 32        $ -      $2,272
  Other                                                 -            -            -           -           -          -           -
                                                   ------       ------       ------      ------      ------     ------      ------
                                                       45        1,675          390           -          32          -       2,272
  Less accumulated
    depreciation, depletion
    and amortization                                   42          142           48           -           9          -         273
                                                   ------       ------       ------      ------      ------     ------      ------
                                                        3        1,533          342           -          23          -       1,999
  Construction work-in-
    progress                                            -           24           10           -           -          -          34
                                                   ------       ------       ------      ------      ------     ------      ------
                                                        3        1,557          352           -          23          -       2,033
                                                   ------       ------       ------      ------      ------     ------      ------
Investments
  Associated companies                                  -            -            -           -           -     (2,017)          -
  Other                                                 5           66            7           -           -          -         553
                                                   ------       ------       ------      ------      ------     ------      ------
                                                        5           66            7           -           -     (2,017)        553
                                                   ------       ------       ------      ------      ------     ------      ------
Current Assets
  Cash and temporary cash
    investments                                         -            -            -           -           -          -           8
  Accounts/notes receivable                             4          201          103           -           2         (2)        418
  Gas in underground storage                            -            -            -           -           -          -           2
  Materials and supplies                                1           55            7           -           -          -          66
  Prepayments and other                                 -           56            1           -           -          -          58
                                                   ------       ------       ------      ------      ------     ------      ------
                                                        5          312          111           -           2         (2)        552
                                                   ------       ------       ------      ------      ------     ------      ------
Non-current Assets
  Goodwill, net                                         5          700            -           -           -          -         745
  Notes receivable                                      -            -            -           -           -          -          19
  Notes receivable - related parties                    -          337            -           -           -          -         338
  Other                                                 -           38            2           -           -          -          73
                                                   ------       ------       ------      ------      ------     ------      ------
                                                        5        1,075            2           -           -          -       1,175
                                                   ------       ------       ------      ------      ------     ------      ------
Total Assets                                         $ 18       $3,010         $472         $ -        $ 25    $(2,019)     $4,313
                                                   ======       ======       ======      ======      ======     ======      ======










(9) Represents CMS Gas Transmission Company consolidated with CMS Field Services, Inc. and Panhandle Eastern Pipe Line Company
included on the equity method of accounting.

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                                                  CMS GAS TRANSMISSION COMPANY
                                      Consolidating Balance Sheet - Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)




                                                   CMS Gas                          CMS        Western
                                                   Transmission         CMS Bay     Saginaw    Australia                CMS
                                                   Company    CMS       Area        Bay        Gas         CMS Gas      Jackson
                                                   (9)        Antrim    Pipeline    Lateral    Trans.      Argentina    Pipeline
                                                              LLC       LLC         Company    Co. I       Company      Company
Capitalization
  Common Stockholders' Equity
    Common stock                                        $ -       $ -         $ -        $ -        $236          $ 4         $ -
    Other paid-in-capital                             2,283         -          23          3           -          164           2
    Currency translation                                (35)        -           -          -         (35)           -           -
    Revaluation capital                                  (2)       (1)          -          -          (1)           -           -
    Retained earnings                                   (77)        3          (2)        (3)         22           53           -
                                                     ------    ------      ------     ------      ------       ------      ------
                                                      2,169         2          21          -         222          221           2
  Long-term debt                                          -        21           -          -           -            -           3
  Non-current capital leases                              -         -           -          -           -            -           -
                                                     ------    ------      ------     ------      ------       ------      ------
                                                      2,169        23          21          -         222          221           5
                                                     ------    ------      ------     ------      ------       ------      ------
Minority Interests                                        -         -           -          -          60            -           1
                                                     ------    ------      ------     ------      ------       ------      ------
Current Liabilities
  Current portion of long-term debt                       -         6           -          -           -            -           -
  Current capital leases                                  -         -           -          -           -            -           -
  Notes payable                                           -         -           -          -          54            -           -
  Accounts payable                                        4         -           -          -           1            -           -
  Accounts payable - related parties                      1         -           -          -           -            -           -
  Accrued interest                                        -         -           -          -           2            -           -
  Accrued taxes                                         (23)        1           -          -           -            -           1
  Deferred income taxes                                   -         -           -          -           -            -           -
  Other                                                  18         -           -          -           1            -           -
                                                     ------    ------      ------     ------      ------       ------      ------
                                                          -         7           -          -          58            -           1
                                                     ------    ------      ------     ------      ------       ------      ------
Non-current Liabilities
  Postretirement benefits                                 3         -           -          -           -            -           -
  Deferred income taxes                                  (1)        8           2          1           3            -           1
  Other                                                   -         1           -          -           -            -           1
                                                     ------    ------      ------     ------      ------       ------      ------
                                                          2         9           2          1           3            -           2
                                                     ------    ------      ------     ------      ------       ------      ------
Total Stockholders' Equity
  and Liabilities                                    $2,171       $39        $ 23        $ 1        $343         $221         $ 9
                                                     ======    ======      ======     ======      ======       ======      ======














                                                  (Continued on Following Page)
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




                                                  CMS GAS TRANSMISSION COMPANY
                                      Consolidating Balance Sheet - Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)



                                                        Panhandle
                                         CMS            Eastern       CMS Field                            Inter-companyCMS Gas
                                         Marysville     Pipe Line     Services,    Tristate    CMS Grand   Eliminations Trans.
                                         Gas Liquids    Co. Consol.   Inc.         Pipeline    Lacs LLC                 Company
                                         Company                      Consol.      LLC                                  Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                  $ -           $ 1          $ -         $ -         $ -        $(241)       $ -
    Other paid-in-capital                          33         1,286          179           6          30       (1,726)     2,283
    Currency translation                            -             -            -           -           -           35        (35)
    Revaluation capital                             -             -            -           -           -            2         (2)
    Retained earnings                             (12)           (5)          44          (6)         (7)         (87)       (77)
                                               ------        ------       ------      ------      ------       ------     ------
                                                   21         1,282          223           -          23       (2,017)     2,169
  Long-term debt                                    -         1,082           25           -           -            -      1,131
  Non-current capital leases                        -             -            1           -           -            -          1
                                               ------        ------       ------      ------      ------       ------     ------
                                                   21         2,364          249           -          23       (2,017)     3,301
                                               ------        ------       ------      ------      ------       ------     ------
Minority Interests                                  -             -           41           -           -            -        102
                                               ------        ------       ------      ------      ------       ------     ------
Current Liabilities
  Current portion of long-term
    debt                                            -             -            -           -           -            -          6
  Current capital leases                            -             -            1           -           -            -          1
  Notes payable                                     -             -           55           -           -            -        109
  Accounts payable                                  -            15           74           -           -            -         94
  Accounts payable - related
    parties                                         -            10            3           -           -           (5)         9
  Accrued interest                                  -            23            -           -           -            3         28
  Accrued taxes                                     -             8           (5)          -           1            4        (13)
  Deferred income taxes                             -             -            -           -           -            -          -
  Other                                             1           139           19           -           -            -        178
                                               ------        ------       ------      ------      ------       ------     ------
                                                    1           195          147           -           1            2        412
                                               ------        ------       ------      ------      ------       ------     ------
Non-current Liabilities
  Postretirement benefits                           -             -            -           -           -            -          3
  Deferred income taxes                            (4)          185           34           -           1           (4)       226
  Other                                             -           266            1           -           -            -        269
                                               ------        ------       ------      ------      ------       ------     ------
                                                   (4)          451           35           -           1           (4)       498
                                               ------        ------       ------      ------      ------       ------     ------
Total Stockholders' Equity
  and Liabilities                                $ 18        $3,010         $472         $ -        $ 25      $(2,019)    $4,313
                                               ======        ======       ======      ======      ======       ======     ======











(9) Represents CMS Gas Transmission Company consolidated with CMS Field Services, Inc. and Panhandle Eastern Pipe Line Company
included on the equity method of accounting.

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

                                               PANHANDLE EASTERN PIPE LINE COMPANY
                                              Consolidating Balance Sheet - Assets
                                                        December 31, 2001
                                                          (In Millions)



                                                                                 CMS
                                                                                 Trunkline
                                                    Panhandle                    Field                    Inter-companPanhandle
                                                    Eastern Pipe   Trunkline     Svcs. &      Pan Gas     Elimina-tionEastern
                                                    Line Co.       Gas Company   LNG Company  Storage                 Pipe Line
                                                    Consol (10)                               Company                 Co. Cons.
Plant and Property (At Cost)
  Natural gas transmission                                   $753          $731          $ -        $191        $ -        $1,675
  Other                                                         -             -            -           -          -             -
                                                           ------        ------       ------      ------     ------        ------
                                                              753           731            -         191          -         1,675
  Less accumulated depreciation,
    depletion and amortization                                 54            80            -           8          -           142
                                                           ------        ------       ------      ------     ------        ------
                                                              699           651            -         183          -         1,533
  Construction work-in-progress                                15             6            -           3          -            24
                                                           ------        ------       ------      ------     ------        ------
                                                              714           657            -         186          -         1,557
                                                           ------        ------       ------      ------     ------        ------
Investments
  Associated companies                                        906             -            -           -       (906)            -
  Other                                                         -            64            2           -          -            66
                                                           ------        ------       ------      ------     ------        ------
                                                              906            64            2           -       (906)           66
                                                           ------        ------       ------      ------     ------        ------
Current Assets
  Cash and temporary cash investments                           -             -            -           -          -             -
  Accounts/notes receivable                                    48           179            6           4        (36)          201
  Gas in underground storage                                    -             -            -           -          -             -
  Materials and supplies                                       31            24            -           -          -            55
  Prepayments and other                                        29            27            -           -          -            56
                                                           ------        ------       ------      ------     ------        ------
                                                              108           230            6           4        (36)          312
                                                           ------        ------       ------      ------     ------        ------
Non-current Assets
  Goodwill, net                                               605             -            -          95          -           700
  Notes receivable - related parties                          437             -            -           -       (100)          337
  Other                                                         3             -            -          35          -            38
                                                           ------        ------       ------      ------     ------        ------
                                                            1,045             -            -         130       (100)        1,075
                                                           ------        ------       ------      ------     ------        ------
Total Assets                                               $2,773          $951          $ 8        $320    ($1,042)       $3,010
                                                           ======        ======       ======      ======     ======        ======












(10)      Represents Panhandle Eastern Pipe Line Company, Sea Robin Pipeline Company, CMS Panhandle Eastern Resources,  Inc., CMS
          Panhandle Storage Company, Guardian Pipeline LLC and CMS Trunkline Pipeline Holdings, Inc. consolidated.

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




                                               PANHANDLE EASTERN PIPE LINE COMPANY
                                      Consolidating Balance Sheet - Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)



                                                                                  CMS
                                                    Panhandle                     Trunkline               Inter-companPanhandle
                                                    Eastern Pipe     Trunkline    Field Svcs   Pan Gas    Elimina-tionEastern
                                                    Line Co.         Gas Company  & LNG        Storage                Pipe Line
                                                    Consol. (10)                  Company      Company                Co Consol.
Capitalization
  Common Stockholders' Equity
    Common stock                                               $ 1          $ -           $ -       $ -         $ -          $ 1
    Other paid-in-capital                                    1,286          610             8       295       (913)        1,286
    Revaluation capital                                          -            -             -         -           -            -
    Retained earnings                                           (7)           2             -        (7)          7           (5)
                                                            ------       ------        ------    ------      ------       ------
                                                             1,280          612             8       288        (906)       1,282
  Long-term debt                                             1,082          100             -         -        (100)       1,082
  Non-current capital leases                                     -            -             -         -           -            -
                                                            ------       ------        ------    ------      ------       ------
                                                             2,362          712             8       288      (1,006)       2,364
                                                            ------       ------        ------    ------      ------       ------
Current Liabilities
  Current portion of long-term debt                              -            -             -         -           -            -
  Current capital leases                                         -            -             -         -           -            -
  Notes payable                                                  -          100             -         -        (100)           -
  Accounts payable                                               4            4             -         1           6           15
  Accounts payable - related parties                            10            -             -         -           -           10
  Accrued interest                                              23            -             -         -           -           23
  Accrued taxes                                                (31)         (20)            -         1          58            8
  Other                                                        100           38             -         1           -          139
                                                            ------       ------        ------    ------      ------       ------
                                                               106          122             -         3         (36)         195
                                                            ------       ------        ------    ------      ------       ------
Non-current Liabilities
  Postretirement benefits                                        -            -             -         -           -            -
  Deferred income taxes                                         93           63             -        29           -          185
  Other                                                        212           54             -         -           -          266
                                                            ------       ------        ------    ------      ------       ------
                                                               305          117             -        29           -          451
                                                            ------       ------        ------    ------      ------       ------
Total Stockholders' Equity
  and Liabilities                                           $2,773         $951           $ 8      $320     ($1,042)      $3,010
                                                            ======       ======        ======    ======      ======       ======











(10)      Represents Panhandle Eastern Pipe Line Company, Sea Robin Pipeline Company, CMS Panhandle Eastern Resources,  Inc., CMS
          Panhandle Storage Company, Guardian Pipeline LLC and CMS Trunkline Pipeline Holdings, Inc. consolidated.




                                                    CMS FIELD SERVICES, INC.
                                              Consolidating Balance Sheet - Assets
                                                        December 31, 2001
                                                          (In Millions)



                                                                      CMS                                  CMS
                                                        CMS/Okla      Taurus      Bighorn                  Laverne    CMS Nat.
                                           CMS Field    Nat. Gas      Holdings    Gas          CMS Gas     Gas        Gas
                                           Services,    Gathering     Company,    Gathering    Processing  Proc. LLC  Gathering
                                           Inc (11)     LLC           Inc.        LLC          LLC                    LLC
Plant and Property (At Cost)
  Natural gas transmission                         $ 8           $ 3       $ 54          $ 82        $ 63        $ 1         $ 74
  Other                                              -             -          -             -           -          -            -
                                                ------        ------     ------        ------      ------     ------       ------
                                                     8             3         54            82          63          1           74
  Less accumulated depreciation,
    depletion and amortization                       2             -          8             3           9          -           12
                                                ------        ------     ------        ------      ------     ------       ------
                                                     6             3         46            79          54          1           62
  Construction work-in-progress                      -             -          -             5           2          -            -
                                                ------        ------     ------        ------      ------     ------       ------
                                                     6             3         46            84          56          1           62
                                                ------        ------     ------        ------      ------     ------       ------
Investments
  Associated companies                             292             -          -             -           -          -            -
  Other                                              4             -          -             -           -          -            -
                                                ------        ------     ------        ------      ------     ------       ------
                                                   296             -          -             -           -          -            -
                                                ------        ------     ------        ------      ------     ------       ------
Current Assets
  Cash and temporary cash
    investments                                      1             -         (1)            1           -          -            -
  Accounts/notes receivable                         56             1          8             3           6          1            9
  Gas in underground storage                         -             -          -             -           -          -            -
  Materials and supplies                             7             -          -             -           -          -            -
  Prepayments and other                              1             -          -             -           -          -            -
                                                ------        ------     ------        ------      ------     ------       ------
                                                    65             1          7             4           6          1            9
                                                ------        ------     ------        ------      ------     ------       ------
Non-current Assets
  Goodwill, net                                      -             -          -             -           -          -            -
  Notes receivable                                   -             -          -             -           -          -            -
  Other                                              2             -          -             -           -          -            -
                                                ------        ------     ------        ------      ------     ------       ------
                                                     2             -          -             -           -          -            -
                                                ------        ------     ------        ------      ------     ------       ------
Total Assets                                      $369           $ 4       $ 53          $ 88        $ 62        $ 2         $ 71
                                                ======        ======     ======        ======      ======     ======       ======















                                                  (Continued on Following Page)
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




                                                    CMS FIELD SERVICES, INC.
                                              Consolidating Balance Sheet - Assets
                                                        December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)



                                              CMS
                                              Cherokee                             CMS          CMS        Inter-companCMS Field
                                              Gas         Bradshaw                 Pipeline     Hydro-carboElimina-tionServices,
                                              Processing  Energy LLC  CMS Gulf     Company LLC  LLC                    Inc. Cons.
                                              LLC                     Coast LLC
Plant and Property (At Cost)
  Natural gas transmission                         $ 49         $ 12         $ 37          $ 3        $ 4        $ -         $390
  Other                                               -            -            -            -          -          -            -
                                                 ------       ------       ------       ------     ------     ------       ------
                                                     49           12           37            3          4          -          390
  Less accumulated depreciation,
    depletion and amortization                        9            2            3            -          -          -           48
                                                 ------       ------       ------       ------     ------     ------       ------
                                                     40           10           34            3          4          -          342
  Construction work-in-progress                       1            -            -            2          -          -           10
                                                 ------       ------       ------       ------     ------     ------       ------
                                                     41           10           34            5          4          -          352
                                                 ------       ------       ------       ------     ------     ------       ------
Investments
  Associated companies                                -            -            -            -          -       (292)           -
  Other                                               -            -            3            -          -          -            7
                                                 ------       ------       ------       ------     ------     ------       ------
                                                      -            -            3            -          -       (292)           7
                                                 ------       ------       ------       ------     ------     ------       ------
Current Assets
  Cash and temporary cash
    investments                                      (1)           -            -            -          -          -            -
  Accounts/notes receivable                          12            1            6            -          -          -          103
  Gas in underground storage                          -            -            -            -          -          -            -
  Materials and supplies                              -            -            -            -          -          -            7
  Prepayments and other                               -            -            -            -          -          -            1
                                                 ------       ------       ------       ------     ------     ------       ------
                                                     11            1            6            -          -          -          111
                                                 ------       ------       ------       ------     ------     ------       ------
Non-current Assets
  Goodwill, net                                       -            -            -            -          -          -            -
  Notes recievable                                    -            -            -            -          -          -            -
  Other                                               -            -            -            -          -          -            2
                                                 ------       ------       ------       ------     ------     ------       ------
                                                      -            -            -            -          -          -            2
                                                 ------       ------       ------       ------     ------     ------       ------
Total Assets                                       $ 52         $ 11         $ 43          $ 5        $ 4     $ (292)        $472
                                                 ======       ======       ======       ======     ======     ======       ======











(11)      Represents CMS Field Services, Inc. consolidated.

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




                                                    CMS FIELD SERVICES, INC.
                                      Consolidating Balance Sheet - Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)



                                          CMS Field                                                          CMS
                                          Services    CMS/Okla.                     Bighorn                  Laverne    CMS Nat.
                                          Inc. (11)   Nat. Gas     CMS/Taurus       Gas          CMS Gas     Gas        Gas
                                                      Gathering    Holdings         Gathering    Process-ing Proc. LLC  Gather-ing
                                                      LLC          Company, Inc.    LLC          LLC                    LLC
Capitalization
  Common Stockholders' Equity
    Common stock                                $ -           $ -              $ -          $ -        $ -         $ -       $ -
    Other paid-in-capital                       179             2               45           85         51           1        72
    Revaluation capital                           -             -                -            -          -           -         -
    Retained earnings                            15             1                7            2         (6)          1        (5)
                                             ------        ------           ------       ------     ------      ------    ------
                                                194             3               52           87         45           2        67
  Long-term debt                                 25             -                -            -          -           -         -
  Non-current capital leases                      1             -                -            -          -           -         -
                                             ------        ------           ------       ------     ------      ------    ------
                                                220             3               52           87         45           2        67
                                             ------        ------           ------       ------     ------      ------    ------
Minority Interests                                -             -                -            -          -           -         -
                                             ------        ------           ------       ------     ------      ------    ------
Current Liabilities
  Current portion of long-term
    debt                                          -             -                -            -          -           -         -
  Current capital leases                          1             -                -            -          -           -         -
  Notes payable                                  46             -                -            -          7           -         -
  Accounts payable                               50             1                1            1         10           -         4
  Accounts payable - related
    parties                                       3             -                -            -          -           -         -
  Accrued interest                                -             -                -            -          -           -         -
  Accrued taxes                                  (5)            -                -            -          -           -         -
  Other                                          19             -                -            -          -           -         -
                                             ------        ------           ------       ------     ------      ------    ------
                                                114             1                1            1         17           -         4
                                             ------        ------           ------       ------     ------      ------    ------
Non-current Liabilities
  Postretirement benefits                         -             -                -            -          -           -         -
  Deferred income taxes                          34             -                -            -          -           -         -
  Other                                           1             -                -            -          -           -         -
                                             ------        ------           ------       ------     ------      ------    ------
                                                 35             -                -            -          -           -         -
                                             ------        ------           ------       ------     ------      ------    ------
Total Stockholders' Equity
  and Liabilities                              $369           $ 4             $ 53         $ 88       $ 62         $ 2      $ 71
                                             ======        ======           ======       ======     ======      ======    ======










                                                  (Continued on Following Page)

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
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                                                    CMS FIELD SERVICES, INC.
                                      Consolidating Balance Sheet - Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)



                                                 CMS
                                                 Cherokee                            CMS         CMS        Inter-compaCMS Field
                                                 Gas         Bradshaw    CMS Gulf    Pipeline    Hydro-carboElimina-tioServices,Inc.
                                                 Processing  Energy LLC  Coast LLC   Company     LLC                   Consol.
                                                 LLC                                 LLC
Capitalization
  Common Stockholders' Equity
    Common stock                                        $ -         $ -         $ -         $ -       $ -        $ -         $ -
    Other paid-in-capital                                30           8          33           2         5       (334)        179
    Revaluation capital                                   -           -           -           -         -          -           -
    Retained earnings                                    20           2           7           1        (1)         -          44
                                                     ------      ------      ------      ------    ------     ------      ------
                                                         50          10          40           3         4       (334)        223
  Long-term debt                                          -           -           -           -         -          -          25
  Non-current capital leases                              -           -           -           -         -          -           1
                                                     ------      ------      ------      ------    ------     ------      ------
                                                         50          10          40           3         4       (334)        249
                                                     ------      ------      ------      ------    ------     ------      ------
Minority Interests                                        -           -           -           -         -         41          41
                                                     ------      ------      ------      ------    ------     ------      ------
Current Liabilities
  Current portion of long-term debt                       -           -           -           -         -          -           -
  Current capital leases                                  -           -           -           -         -          -           1
  Notes payable                                           -           -           -           2         -          -          55
  Accounts payable                                        2           1           3           -         -          1          74
  Accounts payable - related parties                      -           -           -           -         -          -           3
  Accrued interest                                        -           -           -           -         -          -           -
  Accrued taxes                                           -           -           -           -         -          -          (5)
  Other                                                   -           -           -           -         -          -          19
                                                     ------      ------      ------      ------    ------     ------      ------
                                                          2           1           3           2         -          1         147
                                                     ------      ------      ------      ------    ------     ------      ------
Non-current Liabilities
  Postretirement benefits                                 -           -           -           -         -          -           -
  Deferred income taxes                                   -           -           -           -         -          -          34
  Other                                                   -           -           -           -         -          -           1
                                                     ------      ------      ------      ------    ------     ------      ------
                                                          -           -           -           -         -          -          35
                                                     ------      ------      ------      ------    ------     ------      ------
Total Stockholders' Equity
  and Liabilities                                      $ 52        $ 11        $ 43         $ 5       $ 4     $ (292)       $472
                                                     ======      ======      ======      ======    ======     ======      ======










(11)      Represents CMS Field Services, Inc. and CMS Roaring Creek Gas Services LLC consolidated.
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                                                        CMS OPERATING S.A
                                              Consolidating Balance Sheet - Assets
                                                        December 31, 2001
                                                          (In Millions)



                                                                             Centrales                  Inter-company
                                                               CMS           Termicas      CMS          Elimina-tionCMS
                                                               Operating     Mendoza S.A.  Ensenada                 Operating
                                                               S.A. (12)                   S.A.                     S.A. Consol.
Plant and Property (At Cost)
  Independent power production                                         $ 3           $222         $ 94        $ -            $319
  Less accumulated depreciation,
    depletion and amortization                                           -             47           20          -              67
                                                                    ------         ------       ------     ------          ------
                                                                         3            175           74          -             252
  Construction work-in-progress                                          -              1            -          -               1
                                                                    ------         ------       ------     ------          ------
                                                                         3            176           74          -             253
                                                                    ------         ------       ------     ------          ------
Investments
  Associated companies                                                 261              -            -       (261)              -
  Other                                                                  8              -            -          -               8
                                                                    ------         ------       ------     ------          ------
                                                                       269              -            -       (261)              8
                                                                    ------         ------       ------     ------          ------
Current Assets
  Cash and temporary cash investments                                    9              9           15          -              33
  Accounts/notes receivable                                             (4)            53           11          -              60
  Materials and supplies                                                 -              9            -          -               9
  Prepayments and other                                                  -              -            -          -               -
                                                                    ------         ------       ------     ------          ------
                                                                         5             71           26          -             102
                                                                    ------         ------       ------     ------          ------
Non-current Assets
  Notes receivable                                                       -              -            3          -               3
  Notes receivable - related parties                                    21              -            -          -              21
  Other                                                                 24              5            -          -              29
                                                                    ------         ------       ------     ------          ------
                                                                        45              5            3          -              53
                                                                    ------         ------       ------     ------          ------
Total Assets                                                          $322           $252         $103      $(261)           $416
                                                                    ======         ======       ======     ======          ======












(12)      Represents CMS Operating S.A. and Cuyana S.A. de Inversiones consolidated.
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                                                        CMS OPERATING S.A
                                      Consolidating Balance Sheet - Equity and Liabilities
                                                        December 31, 2001
                                                          (In Millions)



                                                                                                       Inter-company CMS
                                                            CMS           Centrales      CMS           Elimina-tions Operating
                                                            Operating     Termicas       Ensenada                    S.A. Consol.
                                                            S.A. (12)     Mendoza S.A.   S.A.
Capitalization
  Common Stockholders' Equity
    Common stock                                                   $ 36            $ 36           $ -        $ (36)          $ 36
    Other paid-in-capital                                           272             167            39         (206)           272
    Revaluation capital                                               -               -             -            -              -
    Retained earnings                                                11              18             3          (21)            11
                                                                 ------          ------        ------       ------         ------
                                                                    319             221            42         (263)           319
  Long-term debt                                                      -               -            46            -             46
  Non-current capital leases                                          -               -             -            -              -
                                                                 ------          ------        ------       ------         ------
                                                                    319             221            88         (263)           365
                                                                 ------          ------        ------       ------         ------
Minority Interests                                                    -              10             -            -             10
                                                                 ------          ------        ------       ------         ------
Current Liabilities
  Current portion of long-term debt                                   -               -             7            -              7
  Current capital leases                                              -               -             -            -              -
  Notes payable                                                       -               -             -            -              -
  Accounts payable                                                    3               6             5            2             16
  Accounts payable - related parties                                  -               -             -            -              -
  Accrued interest                                                    -               -             -            -              -
  Accrued taxes                                                       -               7             -            -              7
  Other                                                               1               2             -            -              3
                                                                 ------          ------        ------       ------         ------
                                                                      4              15            12            2             33
                                                                 ------          ------        ------       ------         ------
Non-current Liabilities
  Postretirement benefits                                             -               -             -            -              -
  Deferred income taxes                                              (1)              6             3            -              8
  Power loss contract reserves                                        -               -             -            -              -
  Other                                                               -               -             -            -              -
                                                                 ------          ------        ------       ------         ------
                                                                     (1)              6             3            -              8
                                                                 ------          ------        ------       ------         ------
Total Stockholders' Equity
  and Liabilities                                                  $322            $252          $103        $(261)          $416
                                                                 ======          ======        ======       ======         ======











(12)     Represents CMS Operating S.A. and Cuyana S.A. de Inversiones consolidated.
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                                                     CMS ENERGY CORPORATION
                                          Consolidating Statement of Retained Earnings
                                                        December 31, 2001
                                                          (In Millions)



                                                                           Consumers    CMS             Inter-company
                                                                           Energy       Enterprises     Elimina-tionCMS Energy
                                                             CMS Energy    Company      Company                     Corporation
                                                             Corp. (1)     Consol.      Consol.                     Consol.
Balance at January 1, 2001                                        $ (320)         $506         $ (485)      $ (21)        $ (320)

Consolidated Net Income (Loss)                                      (483)          100           (349)        285           (447)

Less Dividends Paid
  Common Stock                                                       190             -              -           -            190
  Preferred Stock                                                      -             2              2          (2)             2
  Preferred Securities Distributions                                  55            41              -           -             96
  Associated Companies                                                 7           190            419        (616)             -
                                                                  ------        ------         ------      ------         ------
                                                                     252           233            421        (618)           288
                                                                  ------        ------         ------      ------         ------
Balance at December 31, 2001                                    $ (1,055)         $373       $ (1,255)        $882      $ (1,055)
                                                                  ======        ======         ======      ======         ======














(1)      Represents CMS Energy Corporation with CMS Energy Trust I, CMS Energy Trust II, CMS Energy Trust III, Consumers Energy
         Company and CMS Enterprises Company included on the equity method of accounting.
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                                                   CONSUMERS ENERGY COMPANY
                                         Consolidating Statement of Retained Earnings
                                                      December 31, 2001
                                                        (In Millions)



                                                 Michigan
                                    Consumers    Electric                                               Inter-company Consumers
                                    Energy       Transmission Michigan      CMS Midland     CMS         Eliminations  Power
                                    Company (2)  Company      Gas Storage   Holdings        Midland                   Company
                                                              Company       Company         Inc.                      Consol.
Balance at January 1, 2001                 $506          $ -          $ 36            $ 24       $ 122       $ (182)         $506

Net Income (Loss)                           100           22             4              11          15          (52)          100

Less Dividends Paid
  Common Stock                                -            -             -               -           -            -             -
  Preferred Stock                             2            -             -               -           -            -             2
  Preferred Securities Dist.                 41            -             -               -           -            -            41
  Associated Companies                      191            -             -               -           -           (1)          190
                                         ------       ------        ------          ------      ------       ------        ------
                                            234            -             -               -           -           (1)          233
                                         ------       ------        ------          ------      ------       ------        ------
Balance at December 31, 2001               $372         $ 22          $ 40            $ 35        $137       $ (233)         $373
                                         ======       ======        ======          ======      ======       ======        ======





















(2) Represents Consumers Energy Company, Consumers Power Company Financing I, Consumers Energy Company Financing II, Consumers
Energy Company Financing III, Consumers Energy Company Financing IV, Consumers Funding LLC, Consumers Nuclear Services,
Consumers Parnell Holdings LLC, CMS Engineering Company, Consumers EnergyGuard Services, Inc., Huron Hydrocarbons, Inc. and ES
Services Company consolidated with Michigan Gas Storage Company, Michigan Electric Transmission Company, CMS Midland Holdings
Company and CMS Midland, Inc. included on the equity method of accounting.
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                                                     CMS ENTERPRISES COMPANY
                                          Consolidating Statement of Retained Earnings
                                                        December 31, 2001
                                                          (In Millions)



                                              CMS
                                              Enterprises CMS Oil &   CMS                        CMS                    CMS Gas
                                              Company     Gas Co.     Generation     CMS         Electric    CMS MS&T   Tran.
                                              (3)         Consol.     Company        Resource    & Gas       Company    Company
                                                                      Consol.        Dev. Co.    Company                Consol.
Balance at January 1, 2001                       $ (488)      $ 140          $(295)         $ 3       $(32)       $ 14      $(41)

Net Income (Loss)                                  (349)        (52)          (223)           -       (138)         43        35

Less Dividends Paid
  Common Stock                                        -           -              -            -          -           -         -
  Preferred Stock                                     2           -              -            -          -           -         -
  Associated Companies                              419           -            155            -        137          51        71
                                                 ------      ------         ------       ------     ------      ------    ------
                                                    421           -            155            -        137          51        71
                                                 ------      ------         ------       ------     ------      ------    ------
Balance at December 31, 2001                    $(1,258)       $ 88         $ (673)         $ 3      $(307)        $ 6      $(77)
                                                 ======      ======         ======       ======     ======      ======    ======




















                                                  (Continued on Following Page)
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                                                      CMS ENTERPRISES COMPANY
                                           Consolidating Statement of Retained Earnings
                                                         December 31, 2001
                                                           (In Millions)
                                                  (Continued from Previous Page)



                                                                                            CMS
                                                                CMS                         Micro-Power   Inter-companCMS
                                                                Operating                   Systems &     Elimina-tionEnterprises
                                                   CMS Land     S.A. Co.     CMS Capital    Dist. Power               Company
                                                   Company      Consol.      LLC            LLC                       Consol.
Balance at January 1, 2001                               $ (1)        $ 12            $ 15          $ 2       $ 186         $ (485)

Net Income (Loss)                                          (1)          (1)              6           (6)        337           (349)

Less Dividends Paid
  Common Stock                                              -            -               -            -           -              -
  Preferred Stock                                           -            -               -            -           -              2
  Associated Companies                                      -            -               5            -        (419)           419
                                                       ------       ------          ------       ------      ------         ------
                                                            -            -               5            -        (419)           421
                                                       ------       ------          ------       ------      ------         ------
Balance at December 31, 2001                             $ (2)        $ 11            $ 16         $ (4)        $942      $ (1,255)
                                                       ======       ======          ======       ======      ======         ======

















(3)      Represents CMS Enterprises  Company,  CMS Capital  Financial  Services,  Inc., CMS  Comercializadora  de Energia S.A., CMS
         Energy South America Company and CMS Energy UK Limited  consolidated with CMS Oil and Gas Company, CMS Generation Company,
         CMS Land Company,  CMS Distributed  Power LLC, CMS MicroPower  Systems LLC, CMS Operating S.A.  Company,  CMS Capital LLC,
         CMS Marketing,  Services  and  Trading  Company,  CMS Gas  Transmission  Company,  CMS  Resource  Development  Company and
         CMS Electric and Gas Company included on the equity method of accounting.
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                                                     CMS OIL AND GAS COMPANY
                                          Consolidating Statement of Retained Earnings
                                                        December 31, 2001
                                                          (In Millions)



                                                CMS Oil    CMS Oil    CMS Oil    CMS Oil &
                                                and Gas    & Gas      & Gas      Gas          CMS Oil &   CMS Oil &    CMS Oil &
                                                Company    Congo      Int'l      Venezuela    Gas E.G.    Gas E.G.     Gas Alba
                                                (4)        Ltd.       Ltd.       LDC          LDC         Ltd.         LDC
Balance at January 1, 2001                          $144         $ 5       $ 12         $ 12         $ 3         $ 32         $ 5

Net Income (Loss)                                    (52)          2          3            4           2           30           2

Less Dividends Paid
  Common Stock                                         -           -          -            -           -            -           -
  Associated Companies                                 -           -          -            -           -            -           -
                                                  ------      ------     ------       ------      ------       ------      ------
                                                       -           -          -            -           -            -           -
                                                  ------      ------     ------       ------      ------       ------      ------
Balance at December 31, 2001                        $ 92         $ 7       $ 15         $ 16         $ 5         $ 62         $ 7
                                                  ======      ======     ======       ======      ======       ======      ======



















                                                  (Continued on Following Page)
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                                                     CMS OIL AND GAS COMPANY
                                          Consolidating Statement of Retained Earnings
                                                        December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)




                                                 Explota-cionCMS Oil
                                                 CMS Oil &   & Gas      Inter-companyCMS Oil
                                                 Gas Co.     Interna.   Eliminations & Gas
                                                             Co.                     Company
                                                             Consol.                 Consol.
Balance at January 1, 2001                            $(28)      $ 32         $(77)      $140

Net Income (Loss)                                       (7)        (4)         (32)       (52)

Less Dividends Paid
  Common Stock                                           -          -            -          -
  Associated Companies                                   -          -            -          -
                                                    ------     ------       ------     ------
                                                         -          -            -          -
                                                    ------     ------       ------     ------
Balance at December 31, 2001                          $(35)      $ 28        $(109)      $ 88
                                                    ======     ======       ======     ======
























(4)      Represents CMS Oil and Gas Company consolidated with CMS Oil and Gas International Company included on the equity method of accounting.
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                                              CMS OIL AND GAS INTERNATIONAL COMPANY
                                          Consolidating Statement of Retained Earnings
                                                        December 31, 2001
                                                          (In Millions)



                                                                                                                         CMS Oil
                                                       CMS Oil                    CMS Oil &    CMS Oil &   Inter-company & Gas
                                                       & Gas      CMS NOMECO      Gas Int'l    Gas         Elimination   Int'l
                                                       Int'l      Int'l Congo     Tunisia,     Cameroon,                 Co.
                                                       Co. (5)    Hld., Inc.      Inc.         Inc.                      Consol.
Balance at January 1, 2001                                 $ 26             $ 22         $ 12        $ (1)       $(27)      $ 32

Net Income (Loss)                                            (4)               9            6          (1)        (14)        (4)

Less Dividends Paid
  Common Stock                                                -                -            -           -           -          -
  Associated Companies                                        -                -            -           -           -          -
                                                         ------           ------       ------      ------      ------     ------
                                                              -                -            -           -           -          -
                                                         ------           ------       ------      ------      ------     ------
Balance at December 31, 2001                               $ 22             $ 31         $ 18        $ (2)      $ (41)      $ 28
                                                         ======           ======       ======      ======      ======     ======

















(5)       Represents CMS Oil and Gas International Company, CMS Oil and Gas Eritrea Ltd., CMS Oil and Gas Cote D'Ivoire Ltd. and
          CMS Oil and Gas International Transportation Company consolidated.
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                                                     CMS GENERATION COMPANY
                                          Consolidating Statement of Retained Earnings
                                                        December 31, 2001
                                                          (In Millions)



                                                           CMSG       CMSG                   CMSG                     Dearborn
                                           CMS             Honey      Filer      CMSG        Grayling    CMSG         Generation
                                           Generation      Lake       City,      Grayling    Holdings    Operating    Operating
                                           Co. (6)         Company    Inc.       Company     Company     Company      LLC
Balance at January 1, 2001                         $(295)      $ 11         $ 8       $ (4)       $ (5)         $ 2           $ 1

Net Income (Loss)                                   (228)       (18)          2          -           1            2             3

Less Dividends Paid
  Common Stock                                         -          -           -          -           -            -             -
  Associated Companies                               155          2           -          -           1            5             2
                                                  ------     ------      ------     ------      ------       ------        ------
                                                     155          2           -          -           1            5             2
                                                  ------     ------      ------     ------      ------       ------        ------
Balance at December 31, 2001                      $ (678)      $ (9)       $ 10       $ (4)       $ (5)        $ (1)          $ 2
                                                  ======     ======      ======     ======      ======       ======        ======





















                                                  (Continued on Following Page)
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                                                      CMS GENERATION COMPANY
                                           Consolidating Statement of Retained Earnings
                                                        December 31, 2001
                                                          (In Millions)
                                                  (Continued from Previous Page)



                                         Dearborn                                               CMSG       CMSG        HYDRA-CO
                                         Indust.       CMS            CMSG         CMS Int'l    Inv. Co.   Michigan    Enterprises,
                                         Generation    Generation     Recycling    Operating    I Consol.  Power LLC   Inc.
                                         LLC           S.A.           Company      Company
Balance at January 1, 2001                       $ 6           $ (7)        $ (2)          $ 7    $ (168)        $ 1       $ (152)

Net Income (Loss)                               (242)           (24)           -             3        (6)          8            2

Less Dividends Paid
  Common Stock                                     -              -            -             -         -           -            -
  Associated Companies                             -              -            -             -         -          12            4
                                              ------         ------       ------        ------    ------      ------       ------
                                                   -              -            -             -         -          12            4
                                              ------         ------       ------        ------    ------      ------       ------
Balance at December 31, 2001                   $(236)         $ (31)        $ (2)         $ 10    $ (174)       $ (3)      $ (154)
                                              ======         ======       ======        ======    ======      ======       ======


























                                                  (Continued on Following Page)
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                                                    CMS GENERATION COMPANY
                                         Consolidating Statement of Retained Earnings
                                                      December 31, 2001
                                                        (In Millions)
                                                (Continued from Previous Page)



                                                                                                        Inter-company CMS
                                    Exeter    CMSG                         CMS             Oxford CMS   Eliminations  Generation
                                    Energy    Holdings      CMSG Altoona   Generation      Develop-ment               Company
                                    LP        Company       Company        Inv. Co. III    L.P.                       Consol.
Balance at January 1, 2001               $26        $ (12)            $ 7             $ 2        $(31)        $ 310        $(295)

Net Income (Loss)                          5            -               -               6          17           246         (223)

Less Dividends Paid
  Common Stock                             -            -               -               -           -             -            -
  Associated Companies                     -            -               -               -          15           (41)         155
                                      ------       ------          ------          ------      ------        ------       ------
                                           -            -               -               -          15           (41)         155
                                      ------       ------          ------          ------      ------        ------       ------
Balance at December 31, 2001             $31         $(12)            $ 7             $ 8        $(29)         $597       $ (673)
                                      ======       ======          ======          ======      ======        ======       ======
























(6) Represents  CMS Generation  Company,  CMSG Filer City Operating Company,  CMSG Mon Valley Company, CMSG Genesee Company, CMSG
Lyonsdale Company,  CMSG Chateaugay Company,  Mid-Michigan  Recycling LLC, CMSG Montreal Company, CMS Centrales Termicas S.A. and
Taweelah A2 Operating Company consolidated with CMSG Investment Company I included on the equity method of accounting.

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                                               CMS GENERATION INVESTMENT COMPANY I
                                          Consolidating Statement of Retained Earnings
                                                        December 31, 2001
                                                          (In Millions)




                                                 CMSG                              CMSG Loy    CMSG Loy
                                                 Inv. CO.   CMSG        CMSG       Yang        Yang        CMSG       CMSG
                                                 I (8)      Pinamu-can  Cebu LDC   Holdings    Holdings    Invest.    Jegurupadu
                                                            LDC                    1 Ltd.      2 Ltd.      Co. IV     I/II LDC
Balance at January 1, 2001                         $ (168)       $ (5)        $ 5      $(215)      $(219)       $144          $ -

Net Income (Loss)                                      (6)          2           1          -           -          64            1

Less Dividends Paid
  Common Stock                                          -           -           -          -           -           -            -
  Associated Companies                                  -           -           -          -           -           -            -
                                                   ------      ------      ------     ------      ------      ------       ------
                                                        -           -           -          -           -           -            -
                                                   ------      ------      ------     ------      ------      ------       ------
Balance at December 31, 2001                       $ (174)       $ (3)        $ 6     $ (215)     $ (219)       $208          $ 1
                                                   ======      ======      ======     ======      ======      ======       ======




























                                                  (Continued on Following Page)
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                                               CMS GENERATION INVESTMENT COMPANY I
                                          Consolidating Statement of Retained Earnings
                                                        December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)




                                                            CMS                      Inter-compaCMSG
                                                CMSG        Invest.                  Elimina-tioInvestment
                                                Taweelah    Co. VI       Monetize               Co. I
                                                Ltd.        (Takoradi)   Limited                Consol.
Balance at January 1, 2001                             $ 1         $ 10         $ 9       $270      $ (168)

Net Income (Loss)                                        4           20           4       (96)          (6)

Less Dividends Paid
  Common Stock                                           -            -           -         -            -
  Associated Companies                                   -            -           -         -            -
                                                    ------       ------      ------    ------       ------
                                                         -            -           -         -            -
                                                    ------       ------      ------    ------       ------
Balance at December 31, 2001                           $ 5         $ 30        $ 13      $174       $ (174)
                                                    ======       ======      ======    ======       ======




























(8)      Represents CMSG Investment Company I and CMSG Investment Company II consolidated.

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..


                                                  CMS GAS TRANSMISSION COMPANY
                                          Consolidating Statement of Retained Earnings
                                                        December 31, 2001
                                                          (In Millions)



                                                                       CMS Bay                  CMS         CMS
                                          CMS Gas           CMS        Area        CMS Gas      Saginaw     Jackson     Tristate
                                          Transmission      Antrim     Pipeline    Argentina    Bay Lat.    Pipeline    Pipeline
                                          Company (9)       Company    LLC         Company      Company     Company     LLC
Balance at January 1, 2001                           $(40)        $ -       $ (1)         $ 42       $ (3)         $ -       $ -

Net Income (Loss)                                      34           3          1            11          -            1        (6)

Less Dividends Paid
  Common Stock                                          -           -          -             -          -            -         -
  Associated Companies                                 71           -          2             -          -            1         -
                                                   ------      ------     ------        ------     ------       ------    ------
                                                       71           -          2             -          -            1         -
                                                   ------      ------     ------        ------     ------       ------    ------
Balance at December 31, 2001                         $(77)        $ 3       $ (2)         $ 53       $ (3)         $ -      $ (6)
                                                   ======      ======     ======        ======     ======       ======    ======



























                                                  (Continued on Following Page)
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                                                   CMS GAS TRANSMISSION COMPANY
                                           Consolidating Statement of Retained Earnings
                                                         December 31, 2001
                                                           (In Millions)
                                                  (Continued from Previous Page)



                                                        CMS Field   Western      Panhandle
                                          CMS           Services    Australia    Eastern                                CMS Gas
                                          Marysville    Inc.        Gas Trans.   Pipe Line                 Inter-companyTrans.
                                          Gas Liquids   Consol.     Co. I        Co. Consol.  CMS Grand    Eliminations Company
                                          Company                                             Lacs LLC                  Consol.
Balance at January 1, 2001                       $ (2)        $ 36         $ 19        $ (6)        $ (5)        $(81)        $(41)

Net Income (Loss)                                  (6)           8            3          62            1          (77)          35

Less Dividends Paid
  Common Stock                                      -            -            -           -            -            -            -
  Associated Companies                              4            -            -          61            3          (71)          71
                                               ------       ------       ------      ------       ------       ------       ------
                                                    4            -            -          61            3          (71)          71
                                               ------       ------       ------      ------       ------       ------       ------
Balance at December 31, 2001                    $ (12)        $ 44         $ 22        $ (5)        $ (7)        $(87)        $(77)
                                               ======       ======       ======      ======       ======       ======       ======





















(9) Represents CMS Gas Transmission Company consolidated with CMS Field Services, Inc. and Panhandle Eastern Pipe Line Company
included on the equity method of accounting.

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


                                               PANHANDLE EASTERN PIPE LINE COMPANY
                                          Consolidating Statement of Retained Earnings
                                                        December 31, 2001
                                                          (In Millions)



                                                 Panhandle       Trunkline    CMS Trunkline   Pan Gas     Inter-companPanhandle
                                                 Eastern Pipe    Gas Company  Field Svcs.     Storage     Elimina-tionEastern
                                                 Line Co.                     LNG Company     Company                 Pipe Line
                                                 Consol. (10)                                                         Co. Cons.
Balance at January 1, 2001                                $ (8)        $(12)          $ (32)      $ (25)        $71         $ (6)

Net Income (Loss)                                           62           14              35          18         (67)          62

Less Dividends Paid
  Common Stock                                               -            -               -           -           -            -
  Associated Companies                                      61            -               3           -          (3)          61
                                                        ------       ------          ------      ------      ------       ------
                                                            61            -               3           -          (3)          61
                                                        ------       ------          ------      ------      ------       ------
Balance at December 31, 2001                              $ (7)         $ 2             $ -        $ (7)        $ 7         $ (5)
                                                        ======       ======          ======      ======      ======       ======




























(10)      Represents Panhandle Eastern Pipe Line Company, Sea Robin Pipeline Company, CMS Panhandle Eastern Resources,  Inc., CMS
          Panhandle Storage Company, Guardian Pipeline LLC and CMS Trunkline Pipeline Holdings, Inc. consolidated.




                                                     CMS FIELD SERVICES,INC.
                                          Consolidating Statement of Retained Earnings
                                                        December 31, 2001
                                                          (In Millions)



                                                                                             CMS
                                                                  CMS Laverne   CMS Nat.     Cherokee                 CMS/Taurus
                                       CMS Field    CMS Gas       Gas Proc.     Gas          Gas                      Holdings
                                       Services,    Processing    LLC           Gathering    Process-ing CMS Gulf     Company,
                                       Inc. (11)    LLC                         LLC          LLC         Coast LLC    Inc.
Balance at January 1, 2001                   $ 16          $ (2)           $ 1        $ (3)        $ 17          $ -          $ 5

Net Income (Loss)                              (2)           (4)             -          (2)           3            7            2

Less Dividends Paid
  Common Stock                                  -             -              -           -            -            -            -
  Associated Companies                          -             -              -           -            -            -            -
                                           ------        ------         ------      ------       ------       ------       ------
                                                -             -              -           -            -            -            -
                                           ------        ------         ------      ------       ------       ------       ------
Balance at December 31, 2001                 $ 14          $ (6)           $ 1        $ (5)        $ 20          $ 7          $ 7
                                           ======        ======         ======      ======       ======       ======       ======




























                                                  (Continued on following Page)




                                                     CMS FIELD SERVICES,INC.
                                          Consolidating Statement of Retained Earnings
                                                        December 31, 2001
                                                          (In Millions)
                                                 (Continued from Previous Page)



                                                  CMS/Okla                                                Inter-companCMS Field
                                                  Nat. Gas                                  Bighorn Gas   Elimina-tionServices,
                                                  Gathering    CMS Pipeline   Bradshaw      Gathering                 Inc.
                                                  LLC          Company LLC    Energy LLC    LLC                       Consol.
Balance at January 1, 2001                                $ 1            $ -           $ -           $ -        $ 1          $ 36

Net Income (Loss)                                           -              1             2             2         (1)            8

Less Dividends Paid
  Common Stock                                              -              -             -             -          -             -
  Associated Companies                                      -              -             -             -          -             -
                                                       ------         ------        ------        ------     ------        ------
                                                            -              -             -             -          -             -
                                                       ------         ------        ------        ------     ------        ------
Balance at December 31, 2001                              $ 1            $ 1           $ 2           $ 2        $ -          $ 44
                                                       ======         ======        ======        ======     ======        ======




























(11)      Represents CMS Field Services, Inc. and CMS Hydrocarbons, LLC consolidated.




                                                   CMS CENTRALES TERMICAS S.A.
                                          Consolidating Statement of Retained Earnings
                                                        December 31, 2001
                                                          (In Millions)



                                                                             Centrales                  Inter-companyCMS
                                                               CMS           Termicas       CMS         Eliminations Operating
                                                               Operating     Mendoza S.A.   Ensenada                 S.A. Consol.
                                                               S.A. (12)                    S.A.
Balance at January 1, 2001                                            $ 12            $ 18         $ -       $ (18)         $ 12

Net Income (Loss)                                                       (1)              -           3          (3)           (1)

Less Dividends Paid
  Common Stock                                                           -               -           -           -             -
  Associated Companies                                                   -               -           -           -             -
                                                                    ------          ------      ------      ------        ------
                                                                         -               -           -           -             -
                                                                    ------          ------      ------      ------        ------
Balance at December 31, 2001                                          $ 11            $ 18         $ 3        $(21)         $ 11
                                                                    ======          ======      ======      ======        ======






























(12)      Represents CMS Operating S.A. and Cuyana S.A. de Inversiones consolidated.


                                                           EXHIBIT B

 Organizational  charts showing the  relationship  of each Exempt  Wholesale  Generators to associate  companies in the holding company system.

                                              CMS CENTRALES TERMICAS MENDOZA, S.A.
                                                             (EWG)

                                                     CMS Energy Corporation
                                                               *
                                                               *
                                                               *
                                                    CMS Enterprises Company
                                                               *
                                                               *
                                                               *
                                                              66%
                                               CMS International Ventures, L.L.C.
                                                               *
                                                               *
                                                               *
                                                               *
                                                   Cuyana S.A. De Inversiones
                                                               *
                                                              92.6
                                                               *
                                              CMS Centrales Termicas Mendoza, S.A.








                                              CENTRALES TERMICAS SAN NICOLAS, S.A.
                                                              (EWG)

                                                     CMS Energy Corporation
                                                                *
                                                                *
                                                                *
                                                     CMS Enterprises Company
                                                                *
                                                                *
                                                                *
                                                       CMS Generation Co.
                                                                *
                                                                *
                                                                  * 0.1%
                                               CMS Generation San Nicolas Company
                                                                *
                                                                *
                                                                  * 0.1%
                                                 Inversora de San Nicolas, S.A.
                                                                *
                                                                *
                                                                 * 88%
                                              Centrales Termicas San Nicolas, S.A.



                                                  CMS DISTRIBUTED POWER, L.L.C.
                                                              (EWG)

                                                     CMS Energy Corporation
                                                                *
                                                                *
                                                                *
                                                     CMS Enterprises Company
                                                                *
                                                                *
                                                                *
                                                  CMS Distributed Power, L.L.C.



                                                        CMS ENSENADA S.A.
                                                              (EWG)

                                                     CMS Energy Corporation
                                                                *
                                                                *
                                                                *
                                              CMS Enterprises Company
                                                                *
                                                                *
                                                                *
                                                               99%
                                                        CMS Ensenada S.A.


                                          CMS GENERATION CEBU LIMITED DURATION COMPANY
                                                              (EWG)
                                                               and
                                     CMS GENERATION CEBU OPERATING LIMITED DURATION COMPANY
                                                              (EWG)


                                                 CMS Energy Corporation
                                                            *
                                                            *
                                                            *


                                                 CMS Enterprises Company
                                                            *
                                                            *
                                                            *


                                                 **CMS Generation Co.
                                                 *                          *
                                                                            *
                                                                            *
                                                 *
                                                 *
                                     CMS Generation                         CMS Generation
                                     Investment Co. I                        Investment Co. II
                                                *  99%   *99%             * 1%    * 1%
                                             *                 *          *          *
                                             *                    *   *   *              *
                                             *                 *             *            *
                                             *                  *         *         *
                                       CMS Generation Cebu Limited            CMS Generation Cebu
                                       Duration Company        *              Operating Limited
                                        *                       *             Duration Company
                                                                *
                                                                *
                                        *                                             |
                                        *                                             |   Operator
                                        * 40%                   * 47.5%               |
                                       Toledo Holdings Corp.         Toledo Power Company *


                                                CMS GENERATION MICHIGAN POWER LLC
                                                              (EWG)

                                                     CMS Energy Corporation
                                                                *
                                                                *
                                                                *
                                                     CMS Enterprises Company
                                                                *
                                                                *
                                                                *
                                                       CMS Generation Co.
                                                                *
                                                                *
                                                                *
                                                CMS Generation Michigan Power LLC


                                                CMS GENERATION OPERATING COMPANY
                                                              (EWG)

                                                     CMS Energy Corporation
                                                                *
                                                                *
                                                                *
                                                     CMS Enterprises Company
                                                                *
                                                                *
                                                                *
                                                       CMS Generation Co.
                                                                *
                                                                *
                                                                *
                                                CMS Generation Operating Company

                                 CMS MOROCCO OPERATING COMPANY SCA
                                                  (EWG)
                                                   and
                                   CMS INTERNATIONAL OPERATING COMPANY
                                                  (EWG)

                                           CMS Energy Corporation
                                                     *
                                                     *
                                          CMS Enterprises Company



                                                     *
                                                     *

                                             CMS Generation Co.
                                             *
                                                       *
                                      *
                                                       *
                                *
                                                       *
        * * CMS International Operating Company             CMS Generation Investment Company I
        *                *                  *                                                  *
                                            *          *                                       *
        *                *
                                                       *
        *                *                  * 50%            50%                                  *
                                                       *
        *                *                  CMS Generation Jorf Lasfar III                        *
        *                *                  Limited Duration Company                              *
        *                *                                           *                         *
                                      *                                                        *
                                                                                               *
                                                                                               *
                                                                                               *
                                                                                               *
        *                *                                           *
                                      *
        *                *  99%             *  1%                    *
        *                Jorf Lasfar Operations                      *
                         Handelesbolag
        *                                                            *
        *                                                            *
                                      *
        *
                                      *      *                                *
        * 0.1%                               99.7%                        *             0.1%
                                      *      *   0.1%
        *  * * * * * * * * * * * *   CMS Morocco Operating Company SCA*  *  *  *  *


                                              DEARBORN GENERATION OPERATING L.L.C.
                                                              (EWG)
                                                               and
                                             DEARBORN INDUSTRIAL GENERATION, L.L.C.
                                                              (EWG)

                                                     CMS Energy Corporation
                                                                *
                                                                *
                                                                *
                                                     CMS Enterprises Company
                                                                *
                                                                *
                                                                *
                                                 ******CMS Generation Co.******
                                                 *                                 *
                                                 *                                 *
                                                 *                                 *
                                       Dearborn Generation                Dearborn Industrial
                                         Operating L.L.C.                    Energy, L.L.C.
                                                                                   *
                                                                                   *
                                                                          Dearborn Industrial
                                                                           Generation, L.L.C.

                                        EXETER ENERGY LIMITED PARTNERSHIP
                                                        (EWG)

                                                CMS Energy Corporation
                                                          *
                                                          *
                                                          *
                                               CMS Enterprises Company
                                                          *
                                                          *
                                                          *
                                                CMS Generation Company
                                            *                *              *
                                            *                *              *
                                            *                *              *
                                    Oxford/CMS             Exeter          *
                                    Development LP       Management  *
                                            48%             2%           50%
                                            *              *              *
                                            *              *              *
                                            *              *              *
                                           Exeter Energy Limited Partnership



                                          GMR VASAVI POWER CORPORATION PRIVATE LIMITED
                                                              (EWG)

                                                     CMS Energy Corporation
                                                                *
                                                                *
                                                                *
                                                                *
                                                     CMS Enterprises Company
                                                                *
                                                                *
                                                                *
                                                                *
                                           CMS International Ventures, L.L.C. (66.67%)
                                                                *
                                                                *
                                                                *
                                                                *
                                                  CMS Energy Mauritius Limited
                                                                *
                                                              49%*
                                                                *
                                          GMR Vasavi Power Corporation Private Limited


                                                     GVK INDUSTRIES LIMITED
                                                              (EWG)

                                                     CMS Energy Corporation
                                                                *
                                                                *
                                                                *
                                                     CMS Enterprises Company
                                                                *
                                                                *
                                                                *
                                                       CMS Generation Co.
                                                                *
                                                                *
                                                                *
                                              CMS Generation Investment Company III
                                                                *
                                                                *
                                                                *
                                             Jegurupadu CMS Generation Company Ltd.
                                                                *
                                                              23.75%
                                                                *
                                                       GVK Industries Ltd.




                                                 HIDROELECTRICA EL CHOCON, S.A.
                                                              (EWG)

                                           CMS Energy Corporation
                                                         *
                                                         *
                                                         *
                                           CMS Enterprises Company
                                                         *
                                                         *
                                                         *
                                                        * CMS Generation Co. *
                                                        *                    *
                                                        *                    *
                                                        *                    *
                                                        *               CMS Generation
                                                                           Holdings
                                                       *                     *
                                                       * 99.9%               *  0.1%
                                                       *                     *
                                                        CMS Generation, S.A.
                                                       *                    *
                                                       *                    *
                                                       *                    * 25%
                                                       *               Hidroinvest, S.A.
                                                       *                       *
                                                       *                       *
                                                       * 2.48%                 * 59%
                                                       Hidroelectrica El Chocon, S.A.



                                              JAMAICA PRIVATE POWER COMPANY LIMITED
                                                              (EWG)
                                                               and
                                                 PRIVATE POWER OPERATORS LIMITED
                                                              (EWG)


                                                   CMS Energy Corporation
                                                           *
                                                           *
                                                           *
                                                  CMS Enterprises Company
                                                           *
                                                           *
                                                           *
                                                   CMS Generation Co.
                                                           *
                                                           *
                                                           *
                                                HYDRA-CO ENTERPRISES, INC.



                                            *                       *
                                       *                                   *
                                 *                                             *
                       CMS Generation Operating Company II, Inc.                             HCE-Rockfort
     Diesel,

     Inc.
                               *                                                     *
                               *                                                     *   41.18%
                               *                                                     *
                       HCO-Jamaica, Inc.                                         Jamaica Private Power
                               *                                                    Company Limited
                                *   50%
                               *
                Private Power Operators Limited
                              (Operator)


                                                  JEGURUPADU OPERATING AND MAINTENANCE COMPANY
                                                                     (EWG)


                                                               CMS Energy Corporation
                                                                          *
                                                                          *
                                                                          *
                                                               CMS Enterprises Company
                                                                          *
                                                                          *
                                                                          *
                                                                 CMS Generation Co.
                                                                          *
                                                                          *
                                                                          *











                                                     CMS Generation Investment Co I
                                                                                    \

                                                 /


                                                 /

                                                 /
                                                             /
                                                                                     \
                                                                                CMS Investment Co IV
                                                                                         \
                                                          /                               \
                         CMS Generation Investment Co. I                         CMS Generation Investment Co. II
                    * 99%                           99% *                    *   1%                       * 1%
                    *                                       *               *                             *
                    *                                       *                 *                           *
                    *                                   *                    *                            *
                      CMS Generation Jegurupadu I                            CMS Generation Jegurupadu II
                      Limited Duration Company                                 Limited Duration Company
                                              *                                        *
                                         50% *                                         * 50%
                                                Jegurupadu O&M Company Mauritius
                                                     *
                                                     *  60%
                                                     *
                                                    Jegurupadu Operating and Maintenance Company



                                             JORF LASFAR ENERGY COMPANY SCA
                                                         (EWG)

                                                  CMS Energy Corporation
                                                            *
                                                            *
                                                            *
                                                 CMS Enterprises Company
                                                            *
                                                            *
                                                            *
                                   CMS Generation Co.   * * * * * * * * * * * * * * * * * *
                                   *                     *                                    *
                                   *                     *                 CMS International
                                   *                     *                 Operating Company-----
                                   *                     *                                               |
   CMS Generation Investment Company I                     CMS Generation Investment Company II    |
                      * 99%          *   99%                * 1%           * 1%                          |
                      *
                      *
                      *
                      *
                                           *          *                    *                             |
                                                 *                         *                             |
                                                                           *                             |
                                           *          *                    *                             |
   CMS Generation Jorf Lasfar I Limited                    CMS Generation Jorf Lasfar II Limited
        Duration Company          *            *         *                Duration Company                    |
                      * 50%       *                  *                                                   |
                                                     *
                                                     * 50%
                 *                *        *                                                             |
                                                     *                              *
                 *                *    *50%          *    *    *50%                 *                    |
                       *          *                        *                                             |
                                                     *                *
                       *                 * 50%             * 50%        *           *                    |
   *
                         Jorf Lasfar Handelsbolag Jorf Lasfar I HB Jorf Lasfar Power Energy HB |
                  *2%                         * 25%                     *   23%                          |
                             *                *                  *                     Operator    |
                              *               *                  *                                       |
                                       * * * * * * Jorf Lasfar Energy Company SCA----------------------------- |



                                                 NATIONAL POWER SUPPLY CO. LTD.
                                                             (EWG)


                                                     CMS Energy Corporation
                                                               *
                                                               *
                                                               *
                                                    CMS Enterprises Company
                                                               *
                                                               *
                                                               *
                                                       CMS Generation Co.
                                                               *
                                                               *
                                                               *
                                                CMS Generation Investment Co. I
                                                               *
                                                               *
                                                                  * 66.24%
                                                 National Power Supply Co. Ltd.



                                             PANHANDLE LAKE CHARLES GENERATION, INC.
                                                              (EWG)

                                                     CMS Energy Corporation
                                                                *
                                                                *
                                                     CMS Enterprises Company
                                                                *
                                                                *
                                                  CMS Gas Transmission Company
                                                                *
                                                                *
                                               Panhandle Eastern Pipe Line Company
                                                                *
                                                                *
                                                    CMS Panhandle Holding LLC
                                                                *
                                                                *
                                             PanEnergy Lake Charles Generation, Inc.



                                                 TAKORADI INTERNATIONAL COMPANY
                                                              (EWG)

                                               CMS Energy Corporation
                                                         *
                                                         *
                                                         *



                                              CMS Enterprises Company
                                                         *
                                                         *
                                                         *


                                        *******CMS Generation Co.* * * **
                                        *                                  *
                                        *                                  *
                                        *                                  *
                                     CMS International                   CMS Generation
                                     Operating Company                   Investment Co. IV
                                        |
                                                                *
                                        |
                                                                *
                                        |
                                                                *
                                        |                       CMS Takoradi Investment Company
                                        |
                                                                *
                                        |  Operator
                                                                *
                                        |
                                                                *
                                        |                       CMS Takoradi Investment
                                        |                       Company II
                                        |
                                                                *
                                        |                                        * 90%
                                        |
                                                                *
                                        Takoradi International Company

Organizational charts showing the relationship of foreign utility company ("FUCO") to associate companies in the holding company system.


                                            CMS GENERATION HORIZON ENERGY HOLDINGS LIMITED
                                                                (FUCO)
                                                                  and
                                                    HORIZON ENERGY HOLDINGS LIMITED
                                                                (FUCO)


                                                  CMS Energy Corporation
                                                             *
                                                             *
                                                 CMS Enterprises Company
                                                             *
                                                             *
                                                    CMS Generation Co.
                                                             *
                                                             *








                                            CMS Generation Investment Co. I
                                            *                        *
                                          *                            *
                                                   *                     *
                            CMS Generation Loy Yang               CMS Generation Loy Yang
                               Holdings 1 Ltd.                    Holdings 2 Ltd.
                                          *                                        *
                                          *                                        *
                                          *                                        *
                      Horizon Energy Holdings Ltd.                                 CMS Generation Horizon
                                       *            *   *                          Energy Holdings Ltd.
                                       *            *   *                          *                      *      *
                                       *            *   * 24.63%                   * 25%                  *      *
                                       *            *   Loy Yang Power Partners (1)                       *      *
                                       *            *                                                     *      *
                                       *      * 24.63%                                                 * 25%     *
                                       *  *** Loy Yang Power Projects Pty. Ltd.***                               *
                                       *                                                                         *
                               * 24.63%                                                                         * 25%
                               *********Loy Yang Power Management Pty. Ltd. **************



                                                         CMS OPERATING S.A.
                                                               (FUCO)

                                                       CMS ENERGY CORPORATION
                                                                  *
                                                                  *
                                                                  *
                           CMS ENTERPRISES COMPANY                                   *
                                                                *                     *
                                                                *                      *
                                                                *                       *
                                                                *                CMS Generation Co.
                                                            66.67%.
                                                                *                    33.33%
                                                                *                      *
                                                                *                      *
                                                                *                      *
                                                             CMS International Ventures, LLC
                                                                           *
                                                                           *
                                                                           *
                                                                  CMS Operating S.A.



                                       COMPANHIA PAULISTA DE ENERGIA ELECTRICA S.A. (CPEE)
                                                             (FUCO)
                                                               and
                                          COMPANHIA SUL PAULISTA DE ENERGIA S.A. (CPEE)
                                                             (FUCO)
                                                               and
                                           COPMANHIA JAGUARI DE ENERGIA S.A. (Jaguari)
                                                             (FUCO)
                                                               and
                                          COMPANHIA LUZ E FORCA DE MOCOCA S.A. (Mococa)
                                                             (FUCO)

                                                      CMS Energy Corporation
                                                                    *
                                                                    *
                                                     CMS Enterprises Company
                                                                *
                                                                *
                                                    CMS Electric and Gas Company
                                                                *
                                                                *
                                                               99.99%
                                                                  *
                                                                  *
                                                      CMS Distribuidora, Ltda.
                                                                  *
                                                                  * 99.99%
                                                      CMS Participacoes Ltda.
                                                                  *
                                                                  * 93.86%
                                                              CPEE
                                                                  *
                                                                  * 88.63%
                                                              CSPE
                                                                 *
                                                                 *
                                                              Jaguari
                                                                 *
                                                                 *
                                                           ***Mococa***


                                                   EMIRATES CMS POWER COMPANY
                                                             (FUCO)

                                                     CMS Energy Corporation
                                                                *
                                                                *
                                                                *
                                                     CMS Enterprises Company
                                                                *
                                                                *
                                                                *
                                               CMS Generation Investment Company I
                                                                *
                                                                *
                                                                *
                                              CMS Generation Investment Company VII
                                                                *
                                                                *
                                                                *
                                                 CMS Generation Taweelah Limited
                                                                *
                                                                *
                                                                  * 40%
                                                   Emirates CMS Power Company

                                                    LOY YANG POWER PARTNERS
                                                               (FUCO)

                                                       CMS Energy Corporation
                                                                 *
                                                                 *
                                                                 *
                                                      CMS Enterprises Company
                                                                 *
                                                                 *
                                                                 *
                                                       CMS Generation Company
                                                     *                 *
                                                     *                 *
                                                     *                 *
                                          CMS Generation          CMS Generation
                                               Investment      Loy Yang Holding 2
                                               Company I                   Ltd.
                                                  *                       *
                                                  *                       *
                                          Horizon Energy                  *
                                           Holdings Ltd                   *
                                                  *                       *
                                                  *                       *
                                 Loy Yang Power Partners        Loy Yang Power Partners
                                              24.63%                        25%



                                                 SISTEMA ELECTRICO NUEVA ESPARTA C.A.
                                                                (FUCO)

                                                      CMS Energy Corporation
                                                                *
                                                                *
                                                                *
                                                     CMS Enterprises Company
                                                                *
                                                                *
                                                                *
                                                   CMS Electric and Gas Company
                                               *                            *
                                               *                            *
                                               *             CMS Venezuela
                                               *                            *
                                                                            *
                                               *                            *
                                               ENELMAR, S.A               52.37%
                                               *                            *
                                               * 33.34%                     *
                                               *                            *
                                               SENECA------------------------|



                                                  TAWEELAH A2 OPERATING COMPANY
                                                             (FUCO)


                                                     CMS Energy Corporation
                                                                *
                                                                *
                                                                *
                                                     CMS Enterprises Company
                                                                *
                                                                *
                                                                *
                                                     CMS Generation Company
                                                                *
                                                                *
                                                                *
                                                  Taweelah A2 Operating Company


